     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997


                                                      REGISTRATION NO. 333-30213
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                LEUKOSITE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         2834                        04-3173859
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                                215 FIRST STREET
                              CAMBRIDGE, MA 02142
                                 (617) 621-9350
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                        CHRISTOPHER K. MIRABELLI, PH.D.

                      CHAIRMAN OF THE BOARD OF DIRECTORS,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                LEUKOSITE, INC.
                                215 FIRST STREET
                              CAMBRIDGE, MA 02142
                                 (617) 621-9350
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ------------------

                                WITH COPIES TO:


             JUSTIN P. MORREALE, ESQ.                            STEVEN D. SINGER, ESQ.
                JULIO E. VEGA, ESQ.                          VIRGINIA KINGSLEY KAPNER, ESQ.
             BINGHAM, DANA & GOULD LLP                              HALE AND DORR LLP
                150 FEDERAL STREET                                   60 STATE STREET
                 BOSTON, MA 02110                                   BOSTON, MA 02109
                  (617) 951-8000                                     (617) 526-6000


                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1997


PROSPECTUS
----------------

                                2,500,000 SHARES
                                      LOGO

                                  COMMON STOCK



     All of the 2,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company expects to incur significant additional operating losses over the next several years. See "Risk Factors -- Limited Operating History; History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol LKST.


                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================
                                        PRICE TO            UNDERWRITING           PROCEEDS TO
                                         PUBLIC              DISCOUNT(1)           COMPANY(2)
---------------------------------------------------------------------------------------------------
Per Share........................           $                     $                     $
---------------------------------------------------------------------------------------------------
Total(3).........................           $                     $                     $
===================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1997, at the offices of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                                 UBS SECURITIES
            , 1997

                                      LOGO

                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                               ------------------

     LEUKOSITE and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than LeukoSite.

     [Appearing in a two-page foldout is the following.]

[Next to a graphic which illustrates LDP-03 activity appears the following caption:]

     LDP-O3
          LDP-03 is being developed to use the immune system to destroy cancerous leukocytes while leaving intact stem cells.


[Next to a graphic which illustrates LDP-01 activity appear the following captions:]

     LDP-O1 (Stroke)
          LDP-01 is being developed to prevent activated leukocytes from causing continuing damage following ischemic stroke.

     LDP-O1 (Kidney)
          LDP-01 is being developed to prevent continuing ischemic damage by activated leukocytes following kidney transplantation using cadaver organs.

[Next to a graphic which illustrates LDP-02 activity appears the following caption:]

     LDP-O2
          LDP-02 is being developed to arrest the overactivity of a subset of leukocytes responsible for inflammatory bowel diseases.

[Next to a graphic which illustrates the blocking of eosinophil recruitment appears the following caption:]

     Asthma
          LeukoSite is working with Roche Bioscience to prevent the harmful accumulation of eosinophils in the lung.

[Next to a graphic which illustrates the human body and various organs appears the following caption:]

     CCR3 Antagonist
          Asthma
          Allergic hypersensitivity

     MCP-1 Antagonist
          Atherosclerosis
          Rheumatoid arthritis

     IL-8 Antagonist
          Myocardial infarction

     CCR1 Antagonist
          Rheumatoid Arthritis
          Multiple Sclerosis
          Psoriasis

     CXCR3 Antagonist
          Rheumatoid Arthritis
          Multiple Sclerosis
          Psoriasis

     CCR5 Antagonist
          HIV-1 infection and inflammatory diseases

     [Beta]7 Integrin Receptor Antagonist
          Inflammatory Bowel Disease

[Next to a graphic which illustrates the bone marrow and the production of leukocytes and radiates mature leukocytes to the other graphics appear the following captions:]

          LeukoSite is pioneering novel treatments to block or destroy leukocytes while sparing normal functions of the immune system.

          LeukoSite is working with pharmaceutical partners to selectively interrupt the disease causing actions of certain leukocytes.


The Company's products are currently in research and preclinical and clinical development. None of the Company's products has been submitted for regulatory approval. There can be no assurance that any products will be successfully developed, receive necessary regulatory approvals or, if such approvals are received, that any product candidate will be marketed successfully.



     [Appearing on the facing page of the fold out with the stabilization legend is the Company's logo.]

                               ------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                               ------------------

     LEUKOSITE and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than LeukoSite.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     LeukoSite, Inc. ("LeukoSite" or the "Company") is a leader in the discovery and development of therapeutics based upon the biology of leukocytes (white blood cells), with potential applications in cancer and inflammatory, autoimmune and viral diseases. The Company's technologies and expertise in leukocyte biology facilitate the discovery and development of novel and proprietary drugs that destroy or block the disease-causing actions of leukocytes. The Company has one product candidate that has completed Phase II clinical trials, two product candidates that are expected to begin human clinical trials by early 1998, and seven small molecule drug discovery programs.

     In a properly functioning immune system, leukocytes rid the body of infectious organisms and repair damage to tissues and organs. However, leukocytes can also cause or exacerbate disease processes when their growth is uncontrolled, resulting in malignant diseases such as lymphomas and leukemias, or when they are abnormally recruited into tissues, resulting in autoimmune or inflammatory diseases. In addition, disease can also result when viruses such as HIV attach to, invade and destroy leukocytes.

     LeukoSite focuses on distinct cell surface molecules found on leukocytes and their roles in disease. The Company is developing monoclonal antibodies and small molecule drugs that selectively deplete leukocytes or block specific leukocyte recruitment pathways controlled by chemokines and their receptors as well as by integrins and adhesion molecules. LeukoSite believes that these drugs will have a high degree of specificity and reduced side effects compared to existing anti-cancer, anti-inflammatory, immunosuppressive and anti-viral therapies.

     The Company expects to initiate late stage clinical trials of its lead product candidate, LDP-03, in 1998. LDP-03 is a humanized monoclonal antibody to the leukocyte antigen CAMPATH, which was licensed by the Company after reviewing data from Phase I and II clinical trials showing activity in the treatment of chronic lymphocytic leukemia. The Company has entered into a joint venture with Ilex Oncology, Inc. ("Ilex") for the clinical development and commercialization of LDP-03. Under the terms of the agreement with Ilex, LeukoSite and Ilex will generally share equally in any profits from the sales of LDP-03 and in all future research, development, clinical and commercialization costs. The Company's second product candidate, LDP-01, is a humanized anti-integrin monoclonal antibody that inhibits early leukocyte recruitment and inflammation resulting from reperfusion injury. The Company intends to initiate two Phase I/IIa clinical studies of LDP-01 in the United Kingdom in early 1998, one for kidney transplantation and a second for thrombotic stroke. The Company's third product candidate, LDP-02, is a humanized monoclonal antibody to the a4b7 integrin and is being developed for the treatment of inflammatory bowel disease, such as Crohn's disease and ulcerative colitis. The Company intends to initiate a Phase I/IIa study of LDP-02 in the United Kingdom in early 1998.

     To date, the Company has also generated six chemokine-receptor drug discovery targets that are the subject of collaborations with pharmaceutical companies for small molecule drug discovery and development. The Company has collaboration agreements with Warner-Lambert Company ("Warner-Lambert"), Roche Bioscience and Kyowa Hakko Kogyo Co. Ltd. As of June 30, 1997, the Company had received $8.4 million under these collaborations for research funding and license fees and will be entitled to receive $13.0 million of additional funding that is not subject to the achievement of milestones. In addition, in the event that a product is successfully developed and commercialized under each of the collaborations, LeukoSite will be entitled to receive up to $44.3 million in development and commercialization milestone payments, as well as royalties associated with product sales. As of June 30, 1997, Warner-Lambert had invested $9.0 million and Roche Finance Ltd had invested $3.0 million in equity of the Company.

     The Company's executive offices are located at 215 First Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 621-9350.

                                  THE OFFERING


Common Stock offered by the Company...................  2,500,000 shares
Common Stock to be outstanding after the offering.....  8,702,791 shares(1)
Use of proceeds.......................................  To fund research and development programs and for working capital and
                                                        general corporate purposes. See "Use
                                                        of Proceeds."
Nasdaq National Market symbol.........................  LKST


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 FOR THE PERIOD                                                                   FOR THE PERIOD
                                 FROM INCEPTION                                                                   FROM INCEPTION
                                 (MAY 1, 1992)                                                 SIX MONTHS         (MAY 1, 1992)
                                    THROUGH             YEARS ENDED DECEMBER 31,             ENDED JUNE 30,          THROUGH
                                  DECEMBER 31,    -------------------------------------   ---------------------      JUNE 30,
                                      1992         1993      1994      1995      1996        1996        1997          1997
                                 --------------   -------   -------   -------   -------   -----------   -------   --------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
    Revenues....................     $--          $ --      $ --      $   450   $ 3,674     $   524     $ 2,275      $  6,399
    Operating expenses..........        129         2,044     5,782     7,917     9,873       4,420       6,186        31,931
    Interest income (expense),
      net.......................     --               (19)      148       (10)      177          63         212           508
                                      -----       -------   -------   -------   -------     -------     -------      --------
    Net loss (2)................     $ (129)      $(2,063)  $(5,634)  $(7,477)  $(6,022)    $(3,833)    $(3,699)     $(25,024)
                                      =====       =======   =======   =======   =======     =======     =======      ========
    Pro forma net loss per
      common share (2)..........                                                $ (1.04)                $  (.59)
                                                                                =======                 =======
    Shares used in computing pro
      forma net loss per common
      share (2).................                                                  5,770                   6,290
                                                                                =======                 =======

                                                                                             JUNE 30, 1997
                                                                              --------------------------------------------
                                                                                                              PRO FORMA
                                                                               ACTUAL      PRO FORMA(3)     AS ADJUSTED(4)
                                                                              --------     ------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
    Cash, cash equivalents and marketable securities......................    $ 11,649       $ 11,649          $ 31,974
    Working capital.......................................................       6,771          6,771            27,620
    Total assets..........................................................      14,784         14,784            34,585
    Long-term obligations, net of current portion.........................       1,123          1,123             1,123
    Redeemable convertible preferred stock................................      25,221         --               --
    Deficit accumulated during development stage..........................     (25,512)       (25,512)          (25,512)
    Stockholders' equity (deficit)........................................     (16,759)         8,462            28,787

------------------------------

(1) Based on the number of shares outstanding as of July 31, 1997. Excludes (i) an aggregate of 947,272 shares of Common Stock issuable upon exercise of stock options outstanding as of July 31, 1997 at a weighted average exercise price of $3.89 per share and (ii) an aggregate of 84,145 shares of Common Stock issuable upon exercise of warrants outstanding as of July 31, 1997, at a weighted average exercise price per share of $4.10. See "Capitalization," "Management -- Amended and Restated 1993 Stock Option Plan" and Note 10 of Notes to Consolidated Financial Statements.

(2) Computed as described in Note 2(b) of Notes to Consolidated Financial Statements.
(3) Presented on a pro forma basis to give effect to the automatic conversion upon the closing of this offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,087,935 shares of Common Stock (assuming an initial public offering price of $9.00 per share).
(4) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and the receipt of the estimated proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                         ------------------------------

    Except in the Consolidated Financial Statements of the Company or as otherwise noted, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects a one-for-4.1 reverse stock split of the Common Stock to be effected prior to the date of this Prospectus; (iii) reflects the conversion upon the closing of this offering of all outstanding shares of the Company's Preferred Stock into 5,087,935 shares of Common Stock (assuming an initial public offering price of $9.00 per share);
(iv) reflects the conversion upon the closing of this offering of all outstanding warrants to purchase shares of Preferred Stock into warrants to purchase 84,145 shares of Common Stock; and (v) reflects the amendment of the Company's Restated Certificate of Incorporation prior to the date of this Prospectus. See "Capitalization," "Description of Capital Stock," "Underwriting" and Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.


     Early Stage of Product Development; Absence of Developed Products. The Company's research and development programs are at an early stage of development, and the Company does not expect that any drugs resulting from its or its collaborative partners' research and development efforts will be commercially available for several years, if at all. The Company has not optimized any small molecule lead compound or selected any small molecule drug candidates. Any drug candidates developed by the Company will require significant additional research and development efforts, including extensive preclinical (animal and in vitro) and clinical testing as well as regulatory approval to begin testing in humans. The Company has limited experience in conducting preclinical trials and no experience in conducting clinical trials. Furthermore, the results obtained in preclinical trials are not necessarily indicative of results that will be obtained in later stages of preclinical development or in human clinical testing. In addition, the Company's potential drug candidates will be subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that no drug candidate will be found safe or effective, or will otherwise meet applicable regulatory standards or receive the necessary regulatory clearances. There can be no assurance that these drug candidates, if safe and effective, will be developed into commercially viable drugs, will be economical to manufacture or produce on a large scale, will be successfully marketed or will achieve customer acceptance. Furthermore, the Company's potential drug candidates are subject to the risks that the proprietary rights of third parties will preclude the Company from marketing such drugs or that third parties will market superior or equivalent drugs. The failure to develop safe, commercially viable drugs would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's potential drug candidates are also subject to the risk of delays in development resulting from various factors, many of which are beyond the control of the Company. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts and other product development activities. Furthermore, the Company is relying on its collaborative partners to fund a substantial portion of its research operations over the next several years. Failure by the Company to continue to fund product development activities at anticipated levels would result in delays in product development. See
"-- Dependence on Collaborative Partners," and "-- Limited Operating History; History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability." The Company's product candidates are subject to extensive and rigorous government regulation. Delays in receipt of regulatory approvals or failure to receive such approvals at all would have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Impact of Extensive Government Regulation." The Company is dependent on third parties for the manufacture of its product candidates. Delays in production of such product candidates would delay the Company's preclinical and clinical trials which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Reliance on Contract Manufacturers; Lack of Manufacturing Experience."


     Dependence on Collaborative Partners. A key element of the Company's strategy is to accelerate certain of its drug discovery and development programs and to fund its capital requirements, in part, by entering into collaboration agreements with major pharmaceutical companies. The Company has entered into collaboration agreements with Warner-Lambert, Roche Bioscience and Kyowa. Under their collaboration agreements with the Company, the Company's collaborative partners have the right, but are not obligated, to conduct preclinical and clinical trials of compounds developed during the collaboration with the Company and to develop and commercialize any drug candidates resulting from the collaborations. The collaboration agreements allow the Company's collaborative partners significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, the Company cannot control the amount and timing of resources dedicated by the Company's collaborative partners to their respective collaborations with the Company. The Company's receipt of revenues from drug development milestones or royalties on sales under the collaboration agreements is dependent upon the activities and the development, manufacturing and marketing resources of its collaborative partners. There can be no assurance that such partners will pursue the development and commercialization of compounds resulting from the collaboration, that any such development or commercialization would be successful or that the Company would derive any revenue from such arrangements. Moreover, certain drug candidates discovered by the Company may be competitive with its partners' drugs or drug candidates. Accordingly, there can be no assurance that the Company's collaborative partners will proceed with the development of LeukoSite's drug candidates or that they will not pursue their existing or alternative technologies in preference to LeukoSite's drug candidates. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborative partners, that some of the Company's collaborative partners will not develop independently or with third parties drugs that compete with drugs of the types contemplated by the Company's collaboration agreements, or that disagreements over rights or technology or other proprietary interests will not occur. Disagreements between the Company and its collaborative partners could lead to delays in research or in the development and commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time-consuming and expensive. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company is relying on its collaborative partners to fund a substantial portion of its research operations over the next several years. Although each of the collaboration agreements may be extended past its initial term, there can be no assurance that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to the Company. Each of the collaboration agreements is terminable by either party upon breach by the other party. Moreover, each of the collaboration agreements with Warner-Lambert may be terminated at any time and for any reason upon six months written notice. The collaboration with Kyowa may be terminated after April 1998 with 60 days notice. Consequently, there can be no assurance that any of the collaboration agreements will remain in effect for their expected term. If any of the collaborative partners terminates or breaches its agreement with the Company, or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of any drug candidate or research program under the collaboration agreement with such partner could be delayed, terminated, or the Company may be required to undertake unforeseen additional responsibilities or to devote unbudgeted additional resources to such development or commercialization. In addition, there have been a significant number of recent consolidations among pharmaceutical companies. Such consolidations involving the companies with which the Company is collaborating could result in the diminution or termination of, or delays in, the development or commercialization of drug candidates or research programs under the collaboration agreements. The termination or expiration of research provisions of any of the Company's collaboration agreements, the failure by any of the Company's collaborative partners to provide research and development funding, or the merger or consolidation of any of the Company's collaborative partners could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Collaboration Agreements."


     Limited Operating History; History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability. The Company has a limited history of operations. The Company has incurred a net operating loss every year since its inception in May 1992, and has an accumulated deficit of approximately $25.5 million through June 30, 1997. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical and clinical trials and the funding of development activities under the joint venture with Ilex. In the next few years, the Company's revenues are expected to be limited to any research support payments it may receive under the collaboration agreements and any amounts received under other research or drug development collaborations that the Company may establish. There can be no assurance, however, that the Company will be able to establish any additional collaborative relationships on terms acceptable to the Company or maintain in effect the current collaboration agreements or achieve the milestones thereunder that are required for the Company to receive funds from its current collaborative partners. The Company's ability to generate revenue or achieve profitability is dependent in part on its or its collaborative partners' ability to complete the development of drug candidates successfully, to obtain regulatory approvals for the drug candidates and to manufacture and commercialize any resulting drugs. The Company will not receive revenues or royalties from commercial sales for a number of years, if ever, and any royalties may be subject to reduction under certain circumstances. Failure to receive significant revenues or achieve profitable operations would impair the Company's ability to sustain operations. There can be no assurance that the Company will ever successfully identify, develop, commercialize, manufacture and market any products, obtain required regulatory approvals or achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Substantial Additional Financing Requirements; Uncertainty of Available Funding. The Company will require substantial additional funds in order to finance its drug discovery and development programs, fund operating expenses, pursue regulatory clearances, develop manufacturing, marketing and sales capabilities and prosecute and defend its intellectual property rights. The Company depends upon its collaborative partners for research funding. As of June 30, 1997, the Company had received approximately $8.4 million for research and development under its collaboration agreements. There can be no assurance that the Company will continue to receive funding under its existing collaboration agreements, or that existing and potential collaboration agreements will be sufficient to fund the Company's operating expenses. See "Dependence on Collaborative Partners."

     The Company believes that the net proceeds of this offering, together with its existing capital resources, interest income and revenue from the collaboration agreements, will be sufficient to fund its currently planned operating expenses and capital requirements through early 2000. However, there can be no assurance that such funds will be sufficient to meet the Company's operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the progress of the milestone and royalty producing activities of the Company's collaborative partners, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability of the Company to maintain existing and establish new collaboration agreements with other companies, the technological advances and activities of competitors and other factors.

     The Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaboration or other arrangements with collaborative partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any sources or, if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one, more or all of its development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that the Company would not otherwise issue or relinquish in order to continue independent operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

     Impact of Extensive Government Regulation. The Company's products under development are subject to extensive and rigorous regulation by the federal government, principally the Food and Drug Administration ("FDA"), and by state and local governments. If these products are marketed abroad, they also are subject to export requirements and to regulation by foreign governments. The applicable regulatory clearance process, which must be completed prior to the commercialization of a product, is lengthy and expensive. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Federal Food, Drug, and Cosmetic Act (the "FDC Act") and the Public Health Service Act (the "PHS Act") govern or influence the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of most FDA-regulated products in the United States. Failure to comply with the applicable FDA regulatory requirements can result in sanctions being imposed on the Company (or its collaborative partners and contract manufacturers), including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, FDA refusal to grant premarket approval of products and/or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     Product development and approval to meet FDA regulatory requirements takes a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective or cannot meet the FDA's other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change or that additional regulations will not arise at any stage of the Company's product development that may affect approval, delay the submission or review of an application or require additional expenditures by the Company.

     It is uncertain if and when the Company, independently or with its collaborative partners, will submit any marketing applications for any of its monoclonal antibodies or small molecular antagonists under development for any indications. There can be no assurance that any studies will be completed or, if completed, will demonstrate that the products are safe and effective for their intended uses, or that required approval will be granted by FDA on a timely basis, or at all, for any of these products for any studied indications. Failure of the Company to obtain marketing approval of any of its products on a timely basis, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

     All of the Company's product candidates will require FDA and foreign government approvals for commercialization, none of which have been obtained. The Company and Ilex are required to file an IND with the FDA before beginning clinical trials of LDP-03 in the United States. See "Business -- LeukoSite's Drug Development Programs -- LDP-03 (CAMPATH-1H)." The Company intends to commence trials of its LDP-01 and LDP-02 product candidates in the United Kingdom and to continue to perform preclinical and clinical trials abroad, subject to receipt of required United Kingdom regulatory approvals. There can be no assurance that as a result of a request from the FDA or otherwise, the Company would not be required to repeat certain or all of such trials in the United States, which would increase the time and expense required to obtain approval. See "Business--Government Regulation--Foreign Requirements."

     The effect of government regulation may be to delay marketing of the Company's products under development for a considerable or indefinite time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect the Company's marketing strategy as well as the Company's ability to generate revenue from commercial sales.

     If regulatory approval is obtained, the Company will be required to comply with a number of post-approval requirements, including reporting certain adverse reactions, if any, to the FDA, post-marketing testing and surveillance to monitor the safety and efficacy of the Company's product candidates and complying with advertising and promotional labeling requirements. In addition, facilities and procedures used in the manufacture of the Company's product candidates must comply with Good Manufacturing Practices ("GMP") prescribed by the FDA. Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including the suspension or termination of clinical trials, delays in approving or refusal to approve a product, the withdrawal of an approved product from the market, seizures of product, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or license holder.

     In addition to the applicable FDA requirements, if the Company attempts to sell its products overseas, the Company will be subject to foreign regulatory requirements governing clinical trials, approvals and product sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval. There can be no assurance that any foreign country will approve any of the Company's product candidates on a timely basis, if at all, or that if the Company receives such approval, that it will be able to market products for the indications that the Company desires or that it will be able to comply with post-approval restrictions.

     The Company is subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, the experimental use of animals and the disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Government Regulation."

     Uncertainties Relating to Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Considerable importance is placed on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of the Company is highly uncertain and involves complex legal and factual questions. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. In addition, patents may have been granted, or may be granted, covering products or processes that are necessary or useful to the development of the Company's drug candidates. If the Company's drug candidates or processes are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, the Company may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all. In such event, the Company's development, manufacture and sale of such drug candidates could be severely restricted or prohibited. There has been significant litigation in the pharmaceutical and biotechnology industry regarding patents and other proprietary rights. If the Company becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation and the potential damages that the Company could be required to pay could be substantial.

     The Company's product candidates LDP-01, LDP-02 and LDP-03 are recombinant humanized, complementarity determining region ("CDR")-grafted, monoclonal antibodies. The Company is aware that patents have been issued in the United States to third parties which relate to processes for producing recombinant antibodies, compositions useful in the production of recombinant antibodies, CDR-grafted humanized antibodies, processes for producing CDR-grafted humanized antibodies and compositions useful in the production of CDR-grafted humanized antibodies. Patents have also been granted to these parties in Europe, but the European patents have been opposed by third parties. The Company may be required to seek licenses under these patents for its humanized antibody products.



     The Company is also aware of patents which have been issued to a third party in the United States and Europe variously relating to "chimeric" immunoglobulins and immunoglobulin chains, processes for production of such chimeric molecules and compositions useful in the production of chimeric molecules. The European patent has been opposed by third parties. Assuming that the European patent survives in current form, the Company, based on the analysis of its United States patent counsel, believes that, properly construed, the United States and European patent claims do not cover the Company's LDP-01, LDP-02 or LDP-03 product candidates.



     The Company is also aware of patents which have been issued to third parties in the United States and/or Europe variously relating to certain modified humanized immunoglobulins, methods of producing modified humanized immunoglobulins, compositions useful in the production of modified humanized immunoglobulins and methods of use of modified humanized immunoglobulins. The European patents in these areas have also been opposed by third parties. The Company, based on the analysis of its United States patent counsel, believes that, properly construed, the U.S. patent claims do not cover the Company's LDP-01 and LDP-03 product candidates, and that no valid claim of the European patents covers the Company's LDP-01 and LDP-03 product candidates. The Company is uncertain about the scope of the claims which have issued in the United States and is uncertain whether these claims, when properly construed, cover LDP-02. If it is determined that they do encompass LDP-02, the Company will likely be required to seek a product license.


     The Company is also aware of other third party published applications relating to altered antibodies, methods of use of altered antibodies and methods of production of altered antibodies. To the Company's knowledge, neither these applications nor possible unpublished counterpart applications have proceeded to grant in Europe or have issued as U.S. patents. There can be no assurance that the Company may not be required to seek a license to some or all of the patents which might issue from these patent applications.

     The Company may be required to seek or choose to seek licenses to some or all of these or other patents in order to develop and commercialize certain product candidates or potential products incorporating the Company's technology in the United States, Europe and other markets. There can be no assurance that such licenses, if required, will be available to the Company, or that if they are available, they can be obtained on commercially acceptable terms, and the failure to do so could have a material adverse effect on the Company. In the absence of required licenses, the patent owners may obtain an injunction, which could prevent the manufacture, sale and use of the Company's products, with material adverse effects on the Company. In addition, assuming such patents are valid and enforceable, the Company can provide no assurances that if enforcement actions were brought by the patent owners against the Company that such actions would be resolved in the Company's favor. The Company may also choose to challenge the validity of one or more patents or patent claims. Any such action or challenge could result in substantial costs to the Company and diversion of Company resources and could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company would be successful defending against an infringement action or in challenging any such patents or patent claims, and the failure to do so could have a material adverse effect on the Company. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to design around the patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

     Litigation, which could result in substantial costs to the Company, may be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third party proprietary rights. Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's business, financial condition and results of operations. An adverse outcome in connection with an infringement proceeding brought by a third party could subject the Company to significant liabilities, require disputed rights to be licensed from third parties or require the Company to cease using the disputed technology, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. If another party or parties file or have filed patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention. Participation in such proceedings could result in substantial costs to the Company. The Company could incur substantial costs as a result of such proceedings, whether or not the eventual outcome is favorable to the Company, or results in a determination that an opposing party is entitled to the patent, or results in another unfavorable result.

     In addition to patent protection, the Company relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these confidentiality agreements will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how and technological advances will not otherwise become known or be independently discovered by others. See "Business--Patents and Proprietary Rights."


     Intense Competition. The biotechnology and pharmaceutical industries are intensely competitive. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company. Acquisitions of competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings, and such institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive. The Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before the Company. Companies that commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, if approved for sale, will be able to compete successfully with competitors' existing products or products under development. See "Business -- Competition."



     Rapid Technological Change. Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. The Company expects that the technologies associated with the Company's research and development will continue to develop rapidly, and the Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological development by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with developing such products. There can be no assurance that the Company's approach to drug discovery will be viable or that it will achieve market acceptance or that it will not be superseded by other drug discovery techniques.



     Reliance on Contract Manufacturers; Lack of Manufacturing Experience. The Company is dependent on third parties for the manufacture of its product candidates and is aware of only a limited number of manufacturers which it believes have the ability and capability to manufacture the Company's drug candidates for preclinical and clinical trials. The Company is currently in the final stages of discussions with a contract manufacturer for the production of LDP-03 for some or all of the Company's clinical trial production. The Company has also been relying on the Therapeutic Antibody Centre ("TAC") for the manufacture of LDP-01 and LDP-02 for preclinical testing and intends to employ the manufacturing capability of the TAC through early clinical trials. If the Company were required to transfer manufacturing processes to other third-party manufacturers, it could experience significant delays in supply. Delays in production would delay the Company's preclinical and clinical trials which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to enter into satisfactory arrangements with contract manufacturers or that such parties will be able to meet the Company's needs with respect to timing, quantity or quality. If, at any time, the Company is unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct preclinical and clinical trials with the Company's drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. See "Business--Manufacturing and Supply."


     The Company's collaborative partners generally have the exclusive right to manufacture products resulting from the collaborations. The Company has no experience in, and currently lacks the facilities and personnel to, manufacture products in accordance with GMP as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for preclinical and clinical trials. See "Business--Collaboration Agreements."

     Reliance upon the Therapeutic Antibody Centre. The Company has an exclusive research and license agreement with the TAC. As a part of the agreement, the Company employs the TAC's manufacturing capabilities and established network of clinical investigators to perform early stage clinical trials on certain monoclonal antibodies being developed by the Company for therapeutic use. By leveraging the TAC's established antibody manufacturing infrastructure and network of clinical investigators, the Company is able to obtain a source of supply for its monoclonal antibody requirements and to commence early clinical trials in the United Kingdom with respect to its monoclonal antibodies without having to make costly investments in manufacturing infrastructure and personnel. If the Company's collaborative relationship with the TAC were to terminate or if the TAC were otherwise unable to supply the Company with monoclonal antibodies, the Company would have to incur significant costs and suffer delays in commencing and completing early clinical trials. There can be no assurance that the Company will have the resources required to do so.

     In addition, the Company believes that its access to the resources of the TAC will enable the Company to commence and complete early phase clinical trials in the United Kingdom more rapidly and that this in turn may accelerate the commencement of clinical trials in the United States if the FDA accepts the results of any such United Kingdom clinical trials in support of an application to commence such clinical trials in the United States. However, there can be no assurance that any results obtained by the Company in any clinical trials in the United Kingdom will be satisfactory to the FDA or be accepted by the FDA as the basis for the Company to commence clinical trials in the United States. If such results are not satisfactory to the FDA, the Company may be required to repeat certain or all of such trials in the United States, which would increase the time and expense to obtain approvals relating to such drug candidates in the United States.

     Risks Associated with Ilex Joint Venture. The Company has entered into a joint venture with Ilex for the development and commercialization of LDP-03 for chronic lymphocytic leukemia. As part of the joint venture, the Company is obligated to provide up to $5 million in funding during the next two years. There can be no assurance that the Company will have the cash available or will desire to maintain its commitment to the joint venture. In the event that LeukoSite fails for any reason to make a required capital contribution to the joint venture, Ilex may gain control of the management of the joint venture and become entitled to a greater share of the profits derived from product sales of LDP-03. There can also be no assurance that Ilex will have the cash available or will desire to maintain its commitment to the joint venture. In the event that Ilex fails for any reason to make a required capital contribution to the joint venture, the Company may be required to make additional capital contributions to the joint venture to maintain the desired level of development activities by the joint venture. There can be no assurance that the Company will be able to compensate for any failure by Ilex to make any capital contribution or that the joint venture would be able to continue operations with lesser funding. In addition, after the earlier of a change in control (as defined therein) of Ilex or the Company or October 2, 2000, either company has the right to purchase the other company's ownership of the joint venture in the event of an unresolved deadlock. As a result, there can be no assurance that the Company will ever be able to recoup its investment in the joint venture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Collaboration Agreements--Ilex."


     No Assurance of Market Acceptance. There can be no assurance that any drugs successfully developed by the Company, independently or with its collaborative partners, if approved for marketing, will achieve market acceptance. The degree of market acceptance of any drugs developed by the Company will depend on a number of factors, including the establishment and demonstration of clinical efficacy and safety, their potential advantage over existing therapies and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients or the medical community in general will accept and utilize any drugs that may be developed by the Company independently or with its collaborative partners.

     Dependence on Key Personnel and Consultants. The Company is highly dependent upon the efforts of its senior management, scientific team and consultants, including the members of its Scientific Advisory Board. The loss of the services of one or more of these individuals might impede the achievement of the Company's objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel and consultants. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel and consultants in the areas of the Company's activities. There can be no assurance that the Company will be able to continue to attract or retain the qualified personnel and consultants necessary for the development of its business. The failure to recruit or retain key scientific and technical personnel and consultants could adversely affect the Company's business, financial condition and results of operations. See "Business--Employees," "--Scientific Advisory Board" and "Management--Executive Officers and Directors."

     Lack of Marketing and Sales Capability and Experience. The Company has not yet invested in the development of marketing or sales capabilities. The Company has no experience in marketing pharmaceutical products. The Company has granted marketing rights to its collaborative partners with respect to drugs developed through the collaboration agreements. In addition, the Company may seek to collaborate with third parties to market those drugs developed by the Company independent of any drug development collaboration or may seek to market and sell such drugs directly. If the Company seeks to collaborate with a third party, there can be no assurance that an agreement can be reached on acceptable terms. If the Company seeks to market and sell such drugs directly, the Company will need to hire additional personnel skilled in marketing and sales as it develops drugs with commercial potential. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities. See "Business--Collaboration Agreements."


     Dependence on Management of Growth. The Company's success will depend on the expansion of its operations, such as conducting clinical trials and gaining regulatory approvals, and the management of these expanded operations. The Company also must successfully manage multiple additional collaboration relationships. There can be no assurance that the Company will be successful in managing its expansion and meeting the staffing and administrative requirements that additional collaboration relationships will bring. Failure to achieve these goals could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--LeukoSite's Drug Development Programs" and "--Employees."

     Uncertainties Related to Pharmaceuticals Pricing and Third Party Reimbursement. The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of the Company's drug candidates will depend substantially on reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health care insurers and other organizations, such as health maintenance organizations ("HMOs") and pharmacy benefits management companies. There can be no assurance that reimbursement in the United States or elsewhere will be available for any drugs the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's drugs, thereby adversely affecting the Company's business. If reimbursement is not available or is available only to limited levels, there can be no assurance that the Company will be able to obtain collaborative partners to manufacture and commercialize its drugs, or would be able to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

     Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell any of its drugs, even if successfully developed and approved. Furthermore, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. The Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

     Exposure to Product Liability Claims and Limited Availability of
Insurance. The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of the Company's drug candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance for the biotechnology industry is generally expensive, if available at all. The Company does not have product liability insurance but intends to obtain such coverage if and when its drug candidates are tested in clinical trials conducted by the Company. However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Control by Management and Existing Stockholders. Upon completion of this offering, the Company's officers, directors and principal stockholders and their affiliates will own or control approximately 60% of the Company's outstanding Common Stock. As a result, these stockholders, acting together, will have the ability to control most matters requiring approval by the stockholders of the Company, including the election of the Company's Board of Directors, the adoption of charter amendments, and the approval of mergers and acquisitions and other extraordinary corporate transactions. Such a concentration of ownership may have the effect of delaying or preventing a change of control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over their current market prices. See "Principal Stockholders."

     No Prior Public Market, Stock Price Volatility. Prior to this offering there has been no public market for any of the Company's securities. Accordingly, there can be no assurance that an active trading market will develop after this offering or that the Common Stock offered hereby will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Underwriters. See "Underwriting." The market price of the Company's securities is likely to be highly volatile and there has been a history of significant volatility in the market price for shares of other companies in the biotechnology field. Announcements of technological innovations, new commercial products, preclinical and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of products of the Company or its competitors, governmental regulations and developments, health care legislation, developments relating to patents or proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, market conditions for biotechnology stocks in general and other factors may have a significant effect on the market price of the Company's Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a material adverse effect on the market price of the Company's Common Stock. See "Underwriting."


     Possible Adverse Impact of Shares Available for Future Sale. Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund future operations. Upon completion of this offering, the Company will have 8,702,791 shares of Common Stock outstanding. The 2,500,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by "affiliates" of the Company within the meaning of the Securities Act which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 6,202,791 shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with an applicable exemption from registration, such as Rule 144. The officers and directors of the Company, each person known by the Company to beneficially own more than 5% of the Common Stock and certain other stockholders, who together hold 6,202,791 shares of Common Stock, and options to purchase an additional 947,272 shares of Common Stock, have agreed not to sell directly or indirectly, any Common Stock without the prior written consent of Hambrecht & Quist LLC for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). Commencing on the expiration of the Lock-up Agreements, 659,289 shares of Common Stock will be eligible for sale in the public market, subject to compliance with Rule 144. In addition, holders of 5,981,716 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock. In addition, any demand of such holders to include such shares in Company-initiated registration statements could have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."


     Potential Anti-Takeover Effect of Certain Charter and By-Law
Provisions. Pursuant to the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors of the Company or holders of 20% or more of the then outstanding shares of capital stock of the Company. The Company has agreed to give each of the entities affiliated with HealthCare Investment Corporation, who will collectively own approximately 23% of the Company's shares of Common Stock after the closing of this offering, the right to call a special meeting of stockholders so long as they collectively hold 15% of the then outstanding shares of capital stock of the Company. In addition, the Restated Certificate of Incorporation authorizes the Board of Directors to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The Company has no present plans to issue any shares of preferred stock. The Restated Certificate of Incorporation also provides for specific procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law (the "DGCL"), which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning 15% or more of Company's outstanding voting stock ("interested stockholder") for a period of three years from the date a stockholder becomes an interested stockholder unless certain conditions are met. These provisions could also limit the price that investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

     Broad Management Discretion in Use of Proceeds. The Company's management will have broad discretion to allocate the proceeds of this offering to uses that it believes are appropriate. There can be no assurance that the proceeds of this offering can or will be invested to yield a positive return. See "Use of Proceeds."


     Immediate and Substantial Dilution. The initial public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Purchases of shares of Common Stock offered hereby will therefore suffer immediate and substantial dilution in net tangible book value of $5.68 per share. The dilution will be increased to the extent that the holders of outstanding options or warrants to purchase Common Stock at prices below the initial public offering price exercise such options or warrants. See "Dilution."


     Absence of Dividends. The Company has never declared or paid cash dividends and does not intend to declare or pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be approximately $20,325,000 ($23,464,000 if the Underwriters' over-allotment option is exercised in full).


     The Company intends to use the net proceeds for research and development, working capital and general corporate purposes. The Company expects to expand its proprietary research, drug discovery and drug development activities, including the further development of its leukocyte-based platform technologies and its proprietary product development programs in cancer and inflammatory, autoimmune and viral diseases. The Company also expects to spend funds to recruit and employ additional scientific and technical staff and to increase capabilities in the area of preclinical and clinical testing. Further, the Company plans to expand its facilities to accommodate these additional staff, as well as to support additional activities with collaborative partners. The Company also may spend funds on clinical development activities for its proprietary product candidates. The Company may use a portion of its available cash to acquire technologies or products under its strategy to continue to broaden its platform technologies. The Company may use a portion of its available cash to acquire or invest in companies complementary to its business. The Company is not currently in any negotiations with respect to any such acquisitions or investments. The amounts actually expended for each purpose may vary significantly depending upon numerous factors including the progress of the Company's research and development programs, the results of preclinical studies and clinical trials, the timing of regulatory approvals, technological advances and determinations as to commercial potential of the Company's product candidates. Pending application as described above, the Company intends to invest the net proceeds of this offering in investment-grade, interest bearing securities.



     The Company believes that the net proceeds of this offering, together with its existing capital resources, interest income and revenue from the collaboration agreements, will be sufficient to fund its currently planned operating expenses and capital requirements through early 2000. However, there can be no assurance that such funds will be sufficient to meet the Company's operating expenses and capital requirements during such period. The Company's actual cash requirements and may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the progress of the milestone and royalty producing activities of the Company's collaborative partners, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability of the Company to maintain existing and establish new collaboration agreements with other companies, the technological advances and activities of competitors and other factors.


     The Company's management will have broad discretion to allocate proceeds of this offering to uses that it believes are appropriate. There can be no assurance that the proceeds of this offering can or will be invested to yield a positive return.

                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997, (i) on an actual basis; (ii) on a pro forma basis as described in Note 1 below; and (iii) on a pro forma basis as adjusted to give effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


                                                                        JUNE 30, 1997
                                                         -------------------------------------------
                                                                                       PRO FORMA
                                                          ACTUAL    PRO FORMA(1)   AS ADJUSTED(1)(2)
                                                         --------   ------------   -----------------
                                                                       (IN THOUSANDS)
Current portion of capital lease obligations...........  $    468     $    468          $   468
                                                         ========     ========          =======
Capital lease obligations, net of current portion......  $    778     $    778          $   778
                                                         --------     --------          -------
Redeemable convertible preferred stock, $.01 par value;
  21,667,199 shares authorized and 16,746,346 shares
  issued and outstanding, actual; no shares authorized,
  issued or outstanding, pro forma and pro forma as
  adjusted.............................................    25,221       --              --
                                                         --------     --------          -------

Stockholders' equity:
     Preferred Stock, $.01 par value; no shares
       authorized, issued or outstanding, actual;
       5,000,000 shares authorized and no shares issued
       and outstanding, pro forma and pro forma as
       adjusted........................................     --          --              --
     Convertible Preferred Stock, $.01 par value;
       2,250,000 shares authorized, issued and
       outstanding, actual; no shares authorized,
       issued or outstanding, pro forma and pro forma
       as adjusted.....................................        23       --              --
     Common Stock, $.01 par value; 25,000,000 shares
       authorized; 1,095,241 shares issued and
       outstanding, actual; 6,183,176 shares issued and
       outstanding, pro forma; and 8,683,176 shares
       issued and outstanding, pro forma as
       adjusted(3).....................................        11           62               87
     Additional paid-in capital........................     8,720       33,913           54,213
     Deficit accumulated during the development
       stage...........................................   (25,512)     (25,512)         (25,512)
                                                         --------     --------          -------
          Total stockholders' equity (deficit).........   (16,759)       8,462           28,787
                                                         --------     --------          -------
               Total capitalization....................  $  9,240     $  9,240          $29,565
                                                         ========     ========          =======


------------------------------

(1) Presented on a pro forma basis to give effect to (i) the automatic conversion upon the closing of this offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,087,935 shares of Common Stock (assuming an initial public offering price of $9.00 per share), and (ii) the amendment of the Company's Restated Certificate of Incorporation prior to the date of this Prospectus.


(2) As adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered pursuant to this offering at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."


(3) Excludes (i) the sale subsequent to June 30, 1997 of 19,615 shares of Common Stock upon the exercise of stock options and the receipt of approximately $17,178 in net proceeds therefrom, (ii) an aggregate of 947,272 shares of Common Stock issuable pursuant to stock options outstanding as of July 31, 1997 at a weighted average exercise price per share of $3.89, (iii) 84,145 shares of Common Stock issuable pursuant to warrants outstanding as of July 31, 1997, at a weighted average exercise price per share of $4.10 and (iv) shares of Common Stock issuable pursuant to warrants outstanding as of July 31, 1997 that will expire unexercised upon the consummation of this offering. See "Management--Amended and Restated 1993 Stock Option Plan" and
    Note 10 of Notes to Consolidated Financial Statements.

                                    DILUTION

     As of June 30, 1997, the Company had a pro forma net tangible book value of approximately $7,938,000 or $1.28 per share of Common Stock. Pro forma net tangible book value represents the amount of total tangible assets, less total liabilities divided by 6,183,176, the number of shares of Common Stock, after giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,087,935 shares of Common Stock upon the closing of this offering (assuming an initial public offering price of $9.00 per share). Without taking into account any other changes in pro forma net tangible book value after June 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, the pro forma net tangible book value of the Company as of June 30, 1997, would have been approximately $28,787,000 or $3.32 per share. This represents an immediate increase in pro forma net tangible book value of $2.04 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.68 per share to new investors. The following table illustrates this per share dilution:

              Assumed initial public offering price per share.........              $ 9.00
              Pro forma net tangible book value per share before the
                 offering.............................................  $  1.28
              Increase per share attributable to new investors........     2.04
              Pro forma net tangible book value per share after the
                 offering.............................................                3.32
                                                                                    ------
              Dilution per share to new investors.....................              $ 5.68
                                                                                    ======


     The following table summarizes, on a pro forma basis as of June 30, 1997, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:



                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           --------------------    ----------------------    AVERAGE PRICE
                                            NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                           ---------    -------    -----------    -------    -------------
          Existing stockholders.........   6,183,176        71%    $33,826,925       60%         $5.47
          New investors.................   2,500,000        29%     22,500,000       40%          9.00
                                           ---------       ---     -----------      ---
                              Total.....   8,683,176       100%    $56,326,925      100%
                                           =========       ===     ===========      ===



     The foregoing tables exclude the sale subsequent to June 30, 1997 of 19,615 shares of Common Stock upon the exercise of stock options and the receipt of approximately $17,178 in net proceeds therefrom. In addition, other than as noted above, the foregoing tables assume the exercise of no outstanding stock options or warrants after July 31, 1997. At July 31, 1997, options to purchase 262,759 shares of Common Stock were exerciseable at a weighted average price of $1.50 per share, and warrants to purchase 84,145 shares of Common Stock were exercisable at a weighted average price of $4.10 per share. To the extent these options or warrants are exercised, there will be further dilution to new investors. See "Management--Amended and Restated 1993 Stock Option Plan," "Certain Transactions," "Description of Capital Stock--Warrants" and Note 11 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated balance sheet data set forth below, as of December 31, 1995 and 1996, and the consolidated statements of operations data for each of the three years in the period ended December 31, 1996, are derived from the Company's Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants, and which are included elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1992, 1993 and 1994 and for the period from inception (May 1, 1992) to December 31, 1992 and for the year ended December 31, 1993, are derived from the Company's consolidated financial statements not included in this Prospectus, all of which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 and for the period from inception (May 1, 1992) to June 30, 1997 are derived from the Company's unaudited consolidated financial statements which are included elsewhere in this Prospectus and which include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of its financial position and the results of its operations for those periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto.

                                  FOR THE PERIOD                                                                   FOR THE PERIOD
                                  FROM INCEPTION                                                                   FROM INCEPTION
                                  (MAY 1, 1992)                                                 SIX MONTHS          (MAY 1,1992)
                                     THROUGH            YEARS ENDED DECEMBER 31,              ENDED JUNE 30,          THROUGH
                                   DECEMBER 31,   -------------------------------------  ------------------------     JUNE 30,
                                       1992        1993      1994      1995      1996       1996         1997           1997
                                  --------------  -------   -------   -------   -------  -----------  -----------  --------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
    Revenues:
      Corporate collaborations...     $   --      $    --   $    --   $   250   $ 3,591    $   524      $ 2,070       $  5,911
      Government grants..........         --           --        --       200        83         --          205            488
                                       -----      -------   -------   -------   -------    -------      -------       --------
                                          --           --        --       450     3,674        524        2,275          6,399
                                       -----      -------   -------   -------   -------    -------      -------       --------
    Operating expenses:
      Research and development...         41        1,540     5,056     7,051     8,502      3,925        5,451         27,641
      General and
        administrative...........         88          504       726       866     1,371        495          735          4,290
                                       -----      -------   -------   -------   -------    -------      -------       --------
        Total operating
          expenses...............        129        2,044     5,782     7,917     9,873      4,420        6,186         31,931
                                       -----      -------   -------   -------   -------    -------      -------       --------
    Interest income (expense),
      net........................         --          (19)      148       (10)      177         63          212            508
                                       -----      -------   -------   -------   -------    -------      -------       --------
    Net loss.....................     $ (129)     $(2,063)  $(5,634)  $(7,477)  $(6,022)   $(3,833)     $(3,699)      $(25,024)
                                       =====      =======   =======   =======   =======    =======      =======       ========
    Pro forma net loss per common
      share(1)...................                                               $ (1.04)                $  (.59)
                                                                                =======                 =======
    Shares used in computing pro
      forma net loss per common
      share(1)...................                                                 5,770                   6,290
                                                                                =======                 =======


                                                                                              AS OF JUNE 30, 1997
                                           AS OF DECEMBER 31,                  --------------------------------------------------
                             -----------------------------------------------                                       PRO FORMA
                             1992     1993      1994       1995       1996       ACTUAL       PRO FORMA(2)     AS ADJUSTED(2)(3)
                             -----   -------   -------   --------   --------   -----------   --------------   -------------------
CONSOLIDATED BALANCE SHEET
  DATA:
    Cash, cash equivalents
      and marketable
      securities............ $  --   $ 3,002   $ 7,504   $  1,734   $  9,384    $  11,649       $ 11,649           $  31,974
    Working capital.........  (128)    2,398     5,061        439      7,226        6,771          6,771              27,620
    Total assets............     1     3,687    10,932      4,538     11,874       14,784         14,784              34,585
    Long-term obligations,
      net of current
      portion...............    --       320     1,319      1,583      1,230        1,123          1,123               1,123
    Redeemable convertible
      preferred stock.......    --     4,874    11,782     13,733     20,913       25,221             --                  --
    Deficit accumulated
      during the development
      stage.................  (129)   (2,192)   (7,826)   (15,303)   (21,324)     (25,512)       (25,512)            (25,512)
    Stockholders' equity
      (deficit).............  (128)   (2,151)   (4,776)   (12,161)   (12,581)     (16,759)         8,462              28,787


------------------------------
(1) Computed as described in Note 2(b) of Notes to Consolidated Financial Statements.

(2) Presented on a pro forma basis to give effect to the automatic conversion upon the closing of this offering of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,087,935 shares of Common Stock (assuming an initial public offering price of $9.00 per share). Excludes the sale subsequent to June 30, 1997 of 19,615 shares of Common Stock upon the exercise of stock options and the receipt of approximately $17,178 in net proceeds therefrom.

(3) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered pursuant to this offering at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should read as being applicable to all related forward-looking statements wherever they appear in the Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

     The Company is a leader in the discovery and development of therapeutics based upon the biology of leukocytes with potential applications in cancer and inflammatory, autoimmune and viral diseases. The Company's technologies and expertise in leukocyte biology facilitate the discovery and development of novel and proprietary drugs that destroy or block the disease-causing actions of leukocytes. The Company's funding has consisted of proceeds from private placements of equity securities and receipts from collaboration agreements and capital leases. The Company has not received any revenues from the sale of products to date and does not expect to generate such revenues for at least the next several years. The Company has experienced operating losses since its inception and expects that the additional activities required to develop and commercialize its products will result in further operating losses for at least the next several years. As of June 30, 1997, the Company had an accumulated deficit of approximately $25.5 million.

     In 1994, 1995 and 1996, the Company entered into collaboration agreements with Warner-Lambert for the discovery and development of drugs that inhibit the action of the MCP-1, IL-8 and CCR5 receptors. In July 1996, the Company entered into a collaboration agreement with Roche Bioscience for the discovery and development of a drug to block the binding of the CCR3 receptor. In April 1997, the Company entered into a collaboration agreement with Kyowa for the discovery and development of a drug to inhibit the action of the CXCR3 and CCR1 receptors. As of June 30, 1997, the Company had received approximately $8.4 million in funding and license fee payments under these collaborations and will be entitled to receive approximately $13.0 million of additional funding that is not subject to the achievement of milestones (assuming each collaboration remains in effect for its full term). In addition, in the event that a product is successfully developed and commercialized under each of the collaborations, LeukoSite will be entitled to receive up to approximately $44.3 million in development and commercialization milestone payments, as well as royalties associated with the sale of products. As of June 30, 1997, Warner-Lambert had invested $9.0 million and Roche Finance Ltd had invested $3.0 million in equity of the Company. As of June 30, 1997, the Company had recorded a portion of amounts received in respect of its collaboration agreements as deferred revenue.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 and 1996

     Revenues. Revenues during the six month period ended June 30, 1997 were $2,275,000 compared to $524,000 during the comparable period in 1996. This increase was the result of greater research funding from corporate collaborations with Warner-Lambert, Roche Bioscience and Kyowa and from Small Business Innovation Research ("SBIR") grants.

     Research and development. Research and development expenses were $5,451,000 during the six months ended June 30, 1997 compared to $3,925,000 during the comparable period in 1996. This increase was primarily due to an increase in preclinical development expenditures and to a lesser extent to an increase in staffing and supplies associated with the Company's drug development programs. The Company expects research and development spending to increase over the next several years as the Company further expands its discovery and development programs.

     General and administrative. General and administrative expenses were $736,000 for the six months ended June 30, 1997 compared to $495,000 during the comparable period in 1996. The increase was primarily due to an increase in staffing and expenses associated with financing and corporate partnering activities. These expenses will likely increase in future periods to support the projected growth of the Company.

     Interest income (expense), net. Interest income (expense), net was $211,000 for the six months ended June 30, 1997 and $63,000 for the corresponding period in 1996. This increase was primarily due to an increase in interest income resulting from greater cash balances available for investment as a result of the Company's preferred stock financings completed in 1996 and 1997.

     Net loss. The net loss was $3,700,000 during the six months ended June 30, 1997 and $3,833,000 during the comparable period in 1996. The net loss remained relatively unchanged as revenues increased on pace with expenditures.

  Years Ended December 31, 1996 and 1995

     Revenues. Revenues were $3,674,000 in 1996 compared to $450,000 in 1995. Revenues in 1996 resulted from the collaboration agreements with Warner-Lambert and Roche Bioscience and from SBIR grants. Revenues in 1995 were the result of a license fee from Warner-Lambert and SBIR funding.

     Research and development. Research and development expenses were $8,502,000 during 1996 and $7,051,000 in 1995. The increase in research and development expenses was primarily due to an increase in staffing and supplies and preclinical development expenditures.

     General and administrative. General and administrative expenses were $1,371,000 in 1996 and $866,000 in 1995. The increase was primarily due to an increase in financing activities as well as an increase in staffing and expenses associated with corporate partnering activities.

     Interest income (expense), net. Interest income (expense), net was $177,000 in 1996 and an expense of $10,000 in 1995. This change was primarily due to greater cash balances available for investment generating greater interest income in 1996 combined with a comparable level of interest expense in both years.

     Net loss. The net loss was $6,022,000 during 1996 and $7,477,000 during 1995. The net loss decreased in 1996 as revenues generated from corporate partners increased in 1996.

  Years Ended December 31, 1995 and 1994

     Revenues. Revenues were $450,000 in 1995. The Company had no revenue in 1994. Revenues in 1995 resulted from the collaboration agreements with Warner-Lambert and SBIR funding.

     Research and development. Research and development expenses were $7,051,000 during 1995 and $5,056,000 in 1994. The increase in research and development expenses was primarily due to an increase in staffing and expenses associated with the Company's expansion into new facilities and to a lesser extent to increases in supplies and preclinical development expenditures.

     General and administrative. General and administrative expenses were $866,000 in 1995 and $726,000 in 1994. The increase was primarily due to an increase in staffing and expenses associated with the Company's expansion into new facilities.

     Interest income (expense), net. Interest income (expense), net was an expense of $10,000 in 1995 and income of $148,000 in 1994. This change was primarily due to greater interest expense incurred in 1995 as a result of additional capital leases.

     Net loss. The net loss was $7,477,000 during 1995 and $5,634,000 during 1994. The increased net loss was a result of increased expenditures to support the Company's internal research programs, offset in part by revenue from collaborations in 1995.

LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, the Company's operations have been funded primarily through private placements of preferred stock, which have raised approximately $33.3 million, license fees and sponsored research, which have generated approximately $8.4 million, and capital lease obligations, which have raised approximately $2.8 million. The Company has used cash to fund operating losses of approximately $25.0 million, the investment of approximately $2.2 million in equipment and leasehold improvements and the repayment of approximately $1.8 million of capital lease obligations. In the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, the Company's capital expenditures totaled approximately $40,000, $185,000 and $406,000, respectively. The Company had no significant commitments as of June 30, 1997 for capital expenditures and expects to expend approximately $450,000 for capital equipment over the next twelve months. At June 30, 1997, the Company had on hand cash, cash equivalents and marketable securities of approximately $11.6 million and working capital of approximately $6.8 million.



     The Company has entered into sponsored research and consulting agreements with certain hospitals, academic institutions and consultants, requiring periodic payments by the Company. Aggregate minimum funding obligations under these agreements, which include certain cancellation provisions, total approximately $527,000, which includes funding commitments of approximately $276,000 and $220,000 in 1997 and 1998, respectively. The Company has also entered into an agreement to contribute $3.0 million towards funding the construction and equipping a research center for the TAC. The Company has paid $1.8 million of the commitment as of June 30, 1997. The additional commitment is funded in semi-annual installments of $250,000.



     In April 1997, the Company and Ilex entered into a joint venture whereby the parties formed a limited partnership to develop and commercialize LDP-03 for the treatment of chronic lymphocytic leukemia. The partners are required to make contributions each time the partnership requires working capital. LeukoSite and Ilex will generally share equally in profits from the sales of LDP-03 and in all research, development, clinical and commercialization costs. The capital requirements of the joint venture consist of clinical development and commercialization costs. LeukoSite and Ilex estimate that research, development and clinical costs will be approximately $10.0 million over the next two years. The joint venture expires in 2017, but provides for either partner, after the earlier of a change in control (as defined therein) of the other partner or October 2, 2000, to purchase the other partner's ownership of the joint venture in the event of an unresolved deadlock.


     The Company believes that the net proceeds of this offering, together with its existing capital resources, interest income and revenue from the collaboration agreements, will be sufficient to fund its currently planned operating expenses and capital requirements through early 2000. However, there can be no assurance that such funds will be sufficient to meet the Company's operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of preclinical and clinical trials, the timing and costs of obtaining regulatory approvals, the progress of the milestone and royalty producing activities of the Company's collaborative partners, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability of the Company to maintain existing and establish new collaboration agreements with other companies, the technological advances and activities of competitors and other factors.

     The Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financing or collaboration or other arrangements with collaborative partners. There can be no assurance, however, that additional financing will be available from any sources or, if available, will be available on acceptable terms. See "Risk Factors--Substantial Additional Financing Requirements; Uncertainty of Available Funding."

                                    BUSINESS

THE COMPANY

     LeukoSite is a leader in the discovery and development of therapeutics based upon the biology of leukocytes with potential applications in cancer and inflammatory, autoimmune and viral diseases. The Company's technologies and expertise in leukocyte biology facilitate the discovery and development of novel and proprietary drugs that destroy or block the disease-causing actions of leukocytes. The Company has one product candidate that has completed Phase II clinical trials, two product candidates that are expected to begin human clinical trials by early 1998, and seven small molecule drug discovery programs.

     In a properly functioning immune system, leukocytes rid the body of infectious organisms and repair damage to tissues and organs. However, leukocytes can also cause or exacerbate disease processes when their growth is uncontrolled, resulting in malignant diseases such as lymphomas and leukemias, or when they are abnormally recruited into tissues, resulting in autoimmune or inflammatory diseases. In addition, disease can also result when viruses such as HIV attach to, invade and destroy leukocytes.

     LeukoSite focuses on distinct cell surface molecules found on leukocytes and their roles in disease. The Company is developing monoclonal antibodies and small molecule drugs that selectively deplete leukocytes or block specific leukocyte recruitment pathways controlled by chemokines and their receptors as well as by integrins and adhesion molecules. LeukoSite believes that these drugs will have a high degree of specificity and reduced side effects compared to existing anti-cancer, anti-inflammatory, immunosuppressive and anti-viral therapies.

     The Company expects to initiate late stage clinical trials for its lead product candidate, LDP-03, in 1998 to support licensure of the product. LDP-03 is a humanized monoclonal antibody to the leukocyte antigen CAMPATH, which was licensed by the Company after reviewing data from Phase I and II clinical trials showing activity in the treatment of chronic lymphocytic leukemia ("CLL"). The Company has entered into a joint venture with Ilex Oncology, Inc. ("Ilex") for the clinical development and commercialization of LDP-03. Under the terms of the agreement with Ilex, LeukoSite and Ilex will generally share equally in any profits from the sales of LDP-03 and in all future research, development, clinical and commercialization costs. The Company's second product candidate, LDP-01, is a humanized anti-integrin monoclonal antibody that inhibits early leukocyte recruitment and inflammation resulting from reperfusion injury. The Company intends to initiate two Phase I/IIa clinical studies of LDP-01 in the United Kingdom in early 1998, one for kidney transplantation and a second for thrombotic stroke. The Company's third product candidate, LDP-02, is a humanized monoclonal antibody to the (LOGO)4B7 integrin and is being developed for the treatment of inflammatory bowel disease, such as Crohn's disease and ulcerative colitis. The Company intends to initiate a Phase I/IIa study of LDP-02 in the United Kingdom in early 1998.

     To date, the Company has also generated six chemokine-receptor drug discovery targets that are the subject of collaborations with pharmaceutical companies for small molecule drug discovery and development. The Company has collaboration agreements with Warner-Lambert Company ("Warner-Lambert"), Roche Bioscience and Kyowa Hakko Kogyo Co. Ltd. ("Kyowa"). As of June 30, 1997, the Company had received $8.4 million under these collaborations for research funding and license fees and will be entitled to receive $13.0 million of additional funding that is not subject to the achievement of milestones (assuming each collaboration remains in effect for its full term). In addition, in the event that a product is successfully developed and commercialized under each of the collaborations, LeukoSite will be entitled to receive up to $44.3 million in development and commercialization milestone payments, as well as royalties associated with product sales. As of June 30, 1997, Warner-Lambert had invested $9.0 million and Roche Finance Ltd had invested $3.0 million in equity of the Company.


     The Company was incorporated in Delaware in May 1992. Since inception, the Company has been engaged in research and development activities in connection with its drug discovery and development programs.

BACKGROUND

  Overview of Leukocyte and Immune System Biology

     The human immune system protects the body against infection by bacteria, viruses and parasites. Leukocytes are formed in the bone marrow, mature in lymphatic tissue and are transported throughout the body by the bloodstream. Endothelial cells, which comprise the inner lining of blood vessels, act as gatekeepers allowing circulating leukocytes to enter surrounding tissue when needed. Leukocytes, in a healthy immune response, eliminate pathogens without damaging host cells.

     Leukocyte Maturation. Hematopoietic (blood-forming) stem cells in the bone marrow produce precursor cells that mature into circulating leukocytes. Neutrophils, eosinophils and basophils, which are types of mature leukocytes, are normally formed only in the bone marrow and are stored there until they are needed. The other types of leukocytes (lymphocytes and monocytes), mature in other organs, including the lymph nodes, spleen, thymus, tonsils and gut. During the process of maturation and storage, leukocytes differentiate into more defined functional subtypes, after which they are released into the circulatory system. As they mature, leukocytes undergo complex changes including the appearance and disappearance of molecules or receptors on their outer membrane. Proteins and other biomolecules produced in the body bind to these receptors which in turn signal the leukocytes to respond in specific ways. If the leukocyte maturation process does not occur normally, uncontrolled and rapid proliferation of certain types of leukocytes may lead to malignant diseases such as leukemias and lymphomas.

     Leukocyte Recruitment. Circulating leukocytes leave the bloodstream and migrate into tissues via a complex set of pathways and molecular interactions. This process is a fundamental part of the human immune system and provides a way for leukocytes to be recruited to areas of infection or damaged tissue. The sequential steps that lead to the recruitment of leukocytes from the blood vessel into tissues begin when selectins, expressed by endothelial cells, momentarily tether passing leukocytes causing them to roll along the vessel wall. If the leukocytes encounter chemokines, a type of chemical signal emanating from an inflammation site, receptors on the surface of the tethered leukocytes will then bind to the chemokines, initiating a series of changes within the leukocytes. Among the changes is the enhanced activity of adhesion receptors called integrins. In the final step, the integrins on the surface of the leukocytes bind to complementary structures called adhesion molecules located on the vessel wall. Once attached, the leukocytes change shape, squeeze through the vessel wall and migrate to the area of increased chemokine concentration at the site of inflammation.

     The process of leukocyte recruitment requires precise regulation. It is essential that the body has exact signals as to when, where and with which type of leukocyte to respond. In many inflammatory and autoimmune diseases, these signals operate at the wrong place or time, leading to improper recruitment and resulting in tissue damage from the release of inflammatory substances, such as cytokines, growth factors and oxygen radicals.

     Chemokines and Chemokine Receptors. Chemokines are a family of proteins produced in many different tissues. The expression of chemokines is increased in response to infection or very early stages of inflammation. Chemokine receptors are members of the G protein-coupled family of receptors located on the outer membrane of the cell and translate a variety of signals from the outside to the inside of the cell. Chemokines bind to these chemokine receptors and activate leukocytes, causing them to migrate toward the source of the chemokine molecule (that is, movement out of the bloodstream and into tissues). Each subset of leukocytes (for example, eosinophils, monocytes, lymphocytes and neutrophils) has distinct types of chemokine receptors that respond to only certain chemokines. Through this discriminating mechanism, the body can control and selectively recruit certain types of leukocytes to mediate an inflammatory process. In addition, certain viruses, such as HIV-1, may use chemokine receptors as a homing mechanism to bind to and infect leukocytes.

     Integrins and Adhesion Molecules. Integrins and adhesion molecules provide another degree of control over leukocyte recruitment pathways. Integrins are a family of proteins comprised of a series of alpha and beta chains that bind to distinct receptors, called adhesion molecules, found on endothelial and other types of cells. Adhesion molecules attract only those leukocytes that have matching integrin molecules and allow for the selective transfer of these leukocytes through the endothelial layer into tissues. A subset of adhesion molecules called addressins is expressed only on certain tissues in response to infection or damage.

THE LEUKOSITE APPROACH: LEUKOCYTE SPECIFIC DRUGS

     LeukoSite is researching and developing drugs to destroy or block the disease-causing actions of leukocytes. The Company's technology and expertise provide the platform for the identification of novel and proprietary anti-cancer, anti-inflammatory and anti-viral drugs.

     LeukoSite's goal is to discover and develop effective and safe therapeutic drugs that target specific types of leukocyte pathways. Most available drugs that regulate the immune response lack specificity for disease. For example, steroids not only block inflammation but also suppress a variety of necessary immunologic functions. Such non-specific drugs may produce profound universal immunosuppression and can have other side effects. The targets for the Company's discovery and development programs include chemokines, leukocyte cell surface molecules (including chemokine receptors and integrins) and adhesion molecules. This technology provides the basis for the discovery of drugs that work by destroying specific types of leukocytes or blocking the recruitment of specific types of leukocytes into diseased tissues.

     Selective Depletion of Leukocytes. Therapeutic drugs that can selectively eliminate certain leukocytes while sparing hematopoietic stem cells may be useful for the treatment of certain blood cancers and as therapies to reduce rejection of transplanted bone marrow and organs. For example, LDP-03, a humanized lymphocyte-depleting monoclonal antibody, is directed against the CD52 surface antigen expressed on lymphocytes but not on hematopoietic stem cells. Unlike fludarabine and other traditional cytotoxic chemotherapies used to treat lymphomas and leukemias, LDP-03 does not deplete leukocyte-generating hematopoietic stem cells.

     Selective Blockade of Leukocyte Receptor and Recruitment Pathways. Many inflammatory and autoimmune diseases may be caused by dysfunctional chemokine/receptor and integrin/adhesion molecule pathways. LeukoSite has identified a number of these pathways that appear to cause specific inflammatory diseases. The technology platform developed at LeukoSite allows it to discover, clone and characterize novel chemokines, chemokine receptors, integrins and adhesion molecules for the discovery of disease-specific therapeutics.

STRATEGY

     LeukoSite's objective is to exploit its strength in the field of leukocyte biology to develop, acquire and commercialize proprietary new drugs.

     Exploit Expertise in Leukocyte Biology. Based on its understanding of leukocyte biology and the role of leukocytes in disease, LeukoSite plans to continue to identify targets and to generate small molecules and monoclonal antibodies through internal and external programs. The Company, through its proprietary expertise in leukocyte biology, has one product candidate that has completed Phase II clinical trials, two product candidates that are expected to begin human clinical trials by early 1998, and seven small molecule drug discovery programs. LeukoSite plans to continue to discover, develop and acquire related products and technologies to supplement its scientific expertise, drug development capability and product portfolio.

     Leverage Corporate Partnerships. LeukoSite has entered into collaboration agreements with Warner-Lambert, Roche Bioscience and Kyowa. These collaborations are designed to build LeukoSite's infrastructure and expertise by funding research at LeukoSite and by giving the Company access to extensive and complementary small molecule screening libraries and drug development expertise. In addition, these collaborations are expected to speed discovery and development of drug candidates through the efforts of dedicated research staffs at the partners' facilities. The goal of each collaboration is the commercialization of drugs to treat large patient populations.

     Employ Monoclonal Antibodies as Drug Candidates and as Tools. LeukoSite uses monoclonal antibodies to chemokines, chemokine receptors, integrins and adhesion molecules to measure the presence of target ligands and receptors in models of inflammatory and immune system diseases. Monoclonal antibodies that block target ligands and receptors demonstrate the relevance of leukocyte pathways in disease and may also become drug candidates. The Company believes that monoclonal antibodies are well-suited for acute inflammatory indications, certain cancers and for accessible targets, such as those on the outside of cells and in the bloodstream. LeukoSite has generated large collections of monoclonal antibodies to various receptors as part of its research and development programs. In addition, the Company is currently developing three humanized monoclonal antibodies (LDP-01, LDP-02 and LDP-03) as therapeutic products. Moreover, monoclonal antibodies can be used as tools to speed the development of small molecule drugs. As a result of its work on the monoclonal antibody LDP-02 for the treatment of inflammatory bowel disease, LeukoSite identified a key target implicated in the disease and has initiated the b7 integrin receptor small molecule antagonist development program.

     Develop Small Molecule Antagonist Drugs. LeukoSite's small molecule programs utilize proprietary assays to screen large numbers of test compounds that bind to chemokine or integrin receptors and block their biological function. The Company has used the libraries of its partners as well as its own to search for leads. Once a lead is identified, the Company and its collaborators employ medicinal and combinatorial chemistry to design and synthesize potent and selective product candidates. In addition, LeukoSite uses information about the structure of receptors, ligands and compounds in computer-assisted molecular models to identify the cell surface locations of these receptors and to assist in the design of lead drug candidates. The Company has six small molecule discovery programs in screening and lead optimization:
CCR3 Antagonist, MCP-1 Antagonist, IL-8 Antagonist, CCR1/CXCR3 Antagonist, CCR5 Antagonist and b7 Integrin Receptor Antagonist.

     Utilize Non-human Primates for Rapid Proof of Principle. Early in the development process, LeukoSite rigorously tests the pharmacological rationale for its drugs in progressively complex and relevant models of human disease. Researchers at the Company administer monoclonal antibodies and small molecule drugs to non-human primates in established models of inflammatory and autoimmune disease. Such models validate biological targets, are important indicators of safety and toxicity profiles, and provide important insight into human therapeutic applications of potential drugs. LeukoSite's veterinary pathologists are experienced in the use of monoclonal antibody immunotherapy in non-human primates.

     Minimize Investment in Manufacturing and Development
Infrastructure. LeukoSite's strategy is to dedicate its resources to leukocyte-based drug discovery and development, an area in which the Company believes it has a competitive advantage. The Company plans to outsource or jointly pursue certain high cost activities associated with its drug development programs, such as manufacturing and clinical development. LeukoSite has a senior management team in place with experience in planning and managing these strategic relationships.

     In-license Technologically-related Products. The Company intends to opportunistically in-license products that are based upon leukocyte biology to supplement its product pipeline. LeukoSite has acquired rights to LDP-03, a lymphocyte-depleting drug, which has been tested extensively in multiple human clinical trials in several different indications. Based on its review of the data, LeukoSite in-licensed LDP-03 and has entered into a joint venture with Ilex to develop and commercialize LDP-03 for use in the treatment of CLL.

LEUKOSITE'S DRUG DEVELOPMENT PROGRAMS

     LeukoSite currently has three drugs in human clinical or late preclinical development. These monoclonal antibody programs are based on leukocyte selectivity and tissue specificity.

                                                                          COMMERCIALIZATION
DRUG CANDIDATES                                    STATUS                     RIGHTS
-----------------------------------  -----------------------------------  ---------------
Leukocyte Antigens

LDP-03 (ANTI-CAMPATH MAB)
  Chronic lymphocytic leukemia       Completed Phase II
                                                                          LeukoSite/Ilex
                                                                          Joint Venture
Integrin/Adhesion Molecules

LDP-01 (ANTI-b2 MAB)
  Kidney transplant                  Phase I/IIa clinical trials in the
                                     United Kingdom to begin in 1997      LeukoSite(1)

  Thrombotic stroke                  Phase I/IIa clinical trials in the
                                     United Kingdom planned in early      LeukoSite(1)
                                     1998(2)

  Myocardial infarction              Preclinical development completed
                                                                          LeukoSite(1)

LDP-02 (ANTI-b7 MAB)
  Inflammatory bowel disease         Preclinical development in
                                     progress(2)                          LeukoSite(1)

------------------------
(1) LeukoSite currently retains all rights to these programs. The Company may seek to enter into development and marketing agreements for some or all of these programs.

(2) A Phase I/IIa clinical trial pursuant to a CTX is expected to commence in the United Kingdom in early 1998. See "Business--Government Regulation."

  LDP-03 (CAMPATH-1H)

     LeukoSite's lead product candidate, LDP-03, is a humanized monoclonal antibody to the leukocyte antigen CAMPATH, which the Company is developing jointly with Ilex for the treatment of chronic lymphocytic leukemia ("CLL"). The Company recently licensed LDP-03 from the British Technology Group ("BTG") after reviewing data from Phase I and II clinical trials conducted by Burroughs Wellcome ("BW") showing activity in the treatment of patients with CLL. LDP-03 combats CLL by selectively depleting lymphocytes while sparing hematopoietic stem cells. This selective depletion permits the body to retain needed hematopoietic stem cells that are the precursors to, and repopulate the blood with, leukocytes and preserve normal immune function. LDP-03 binds to the antigen CD52, which is expressed almost exclusively on lymphocytes and which is not expressed on hematopoietic stem cells, and destroys the lymphocytes. By attacking the antigen CD52 and its lymphocytes, LDP-03 is more selective than currently approved drugs for lymphomas and leukemias which indiscriminately deplete rapidly-dividing cells, including both lymphocytes and hematopoietic stem cells.

     LDP-03 was originally tested by BW under license from BTG for a broad range of indications, including autoimmune diseases such as rheumatoid arthritis, non-Hodgkin's lymphoma, CLL and solid organ and bone marrow transplantations. BW discontinued the trials after the data from rheumatoid arthritis patients suggested that the degree of lymphocyte depletion was too great for chronic therapy. In addition, BW's data from non-Hodgkin's lymphoma patients indicated that there may be increased risk of opportunistic infection and that the drug's efficacy was insufficient for first line stand-alone therapy. BW notified the FDA that it had discontinued all development of CAMPATH-1H and that no further enrollment into the two FDA-authorized Phase I/II CAMPATH-1H clinical trials would occur. BW informed the FDA that, based on preliminary results from certain of the non-Hodgkin's lymphoma clinical studies, the drug's toxicity of greatest concern was infection and there was little improvement in efficacy to offset this concern.

     Studies involving 64 of the 75 patients with CLL and related prolymphocytic leukemia who participated in the BW trials have been publicly reported. Three of the four studies exclusively address patients who were refractory to, or who had relapsed following, chemotherapy. All responses were evaluated according to National Cancer Institute criteria, which define complete remission as the absence of all clinically detectable disease for at least eight weeks, while a partial remission is defined as 50% or greater reduction of detectable disease for at least eight weeks. Major responses include complete and partial remissions.

     In a study of 29 refractory or relapsing patients with CLL published in the Journal of Clinical Oncology in April 1997 by Osterborg et al., one patient (3%) had a complete remission and eleven patients (38%) had partial remissions, representing a total of twelve major responses (41%). Another study of seven fludarabine-resistant CLL patients published in the British Journal of Hematology in September 1996 by Dyer et al reported one complete remission (14%) and two partial remissions (28%) for a total of three major responses (42%). A thirteen patient study presented at the American Society of Hematology Annual Meeting in December 1995 by Rai et al in fludarabine-resistant CLL patients reported three complete remissions (23%) and six partial remissions (46%) totaling nine major responses (69%). A study of fifteen patients with previously treated prolymphocytic leukemia, accepted for publication in the Journal of Clinical Oncology, reports nine patients with complete remissions (60%) and two patients with partial remissions (13%) totaling eleven patients with major responses (73%).

     CLL patients are presently treated with chlorambucil and fludarabine as first-line or second-line therapy. Despite this course of treatment, all patients not dying of other causes eventually relapse. No approved therapy is available to treat patients who fail therapy with fludarabine. Based on the data from the clinical trials, the Company believes that LDP-03 may be effective for symptomatic CLL patients who have failed the current standard of care and second line therapies. The Company believes that there are approximately 56,000 CLL patients in the United States, of which fewer than half receive treatment. The Company estimates that in 1996 approximately 5,000 patients died with CLL.

     LeukoSite entered into a joint venture with Ilex Oncology, a drug development company with expertise in the clinical development and registration of oncology drugs, for the clinical development and commercialization of LDP-03. Several members of the senior management of Ilex have had direct experience in the development of fludarabine for treating CLL before joining Ilex. The joint venture is currently in negotiations with a contract drug manufacturing company for the manufacture of material to be used for clinical trials and commercialization. See "Collaboration Agreements -- Ilex."

     Based on the BW Phase I and II clinical trial data from approximately 75 patients with relapsing or refractory CLL treated with LDP-03, the Company and Ilex expect to file applications with U.S. and European regulatory agencies in 1998 to begin a multi-center late stage clinical trial in 50 to 100 previously treated CLL patients to support licensure of the product. Patient responses will be evaluated based on the National Cancer Institute criteria and other parameters defined by the Company. There can be no assurance that the FDA would permit the Company to initiate late stage clinical trials for LDP-03 in CLL patients solely on the basis of the BW Phase I and II clinical trial data.

     LDP-01 (anti-b2 mAb)

     LeukoSite is developing LDP-01, a humanized monoclonal antibody to the b2 integrin on leukocytes for the prevention of post-ischemic reperfusion injury such as that resulting from organ transplantation, stroke and myocardial infarction. The Company believes that LDP-01 blocks the attachment of b2 integrins to their adhesion molecules and limits the recruitment of leukocytes involved in the inflammatory process at multiple tissue sites. The b2 integrin receptor on the surface of leukocytes interacts with specific adhesion molecules on the surface of endothelial cells lining blood vessels. This interaction is essential for leukocytes to migrate into tissues and organs.

     Upon the reestablishment of blood flow following transplantation of organs from cadaver donors, leukocytes are recruited to the transplanted organ resulting in tissue injury, organ dysfunction and potentially graft loss. Methods that inhibit leukocyte recruitment following ischemic injury, such as the blockade of b2 integrins, could be therapeutically beneficial to patients with ischemic disease and to patients receiving organ transplants from cadavers. The use of LDP-01 in the treatment of kidney transplant patients may result in a reduction in the time for the transplanted graft to function and may enhance graft survival. According to the United Network of Organ Sharing ("UNOS"), there were approximately 11,000 kidney transplants performed in 1996, of which 70% involved the use of cadaver organs. The Company intends to initiate a Phase I/IIa clinical trial in 1997 in the United Kingdom to determine the safety, efficacy and pharmacokinetics of LDP-01 for the reduction of post-ischemic reperfusion injury and delayed graft function in patients receiving cadaver kidney transplants. If the Company's anticipated study is supportive, it intends to pursue an IND filing in the United States.

     Stroke is the irreversible loss of brain cells following ischemia, the interruption of blood flow depriving the brain of blood and oxygen. Further damage to brain cells occurs as the result of reperfusion injury by leukocytes when blood flow is reestablished. By inhibiting the recruitment of leukocytes, LDP-01 may decrease the degree of reperfusion tissue damage and the extent of the disability, and could significantly reduce the inpatient and rehabilitation costs associated with this condition. The Company intends to initiate a Phase I/IIa clinical trial in early 1998 in the United Kingdom to determine the safety, efficacy and pharmacokinetics of LDP-01 for the reduction of reperfusion tissue damage associated with ischemic stroke. If the Company's anticipated study is supportive, it intends to pursue a IND filing in the United States.

     The Company has also completed pre-clinical testing of LDP-01 for myocardial infarction. If the Company's anticipated Phase I/IIa study in stroke is supportive, the Company will consider pursuing an IND filing for myocardial infarction in the United States.

     Preclinical trials demonstrate that LDP-01 can block attachment of leukocytes to endothelial cells and inhibit their inflammatory activities. In two models of inflammation in chimpanzees, LDP-01 blocked the recruitment of neutrophils, monocytes and lymphocytes and prevented inflammation. LDP-01 has been administered to three patients in clinical studies sponsored by the Therapeutic Antibody Centre ("TAC"): two for the treatment of vasculitis, an inflammation of blood vessels, and one for the treatment of polymyositis, a severe muscle disease resulting in the weakening of limb and trunk muscles. The results in these patients provided clinical data that LDP-01 inhibited the further recruitment of leukocytes into inflamed tissue.

     LDP-02 (anti-b7 mAb)

     LeukoSite is developing LDP-02, a humanized monoclonal antibody to the a4b7 integrin receptor on leukocytes. LDP-02 is being evaluated for the treatment of inflammatory bowel disease, which includes ulcerative colitis and Crohn's disease, chronic disorders characterized by inflammation and ulceration of the intestines. Ulcerative colitis causes bleeding and inflammation of the mucosal lining of the colon and rectum, while Crohn's disease is an inflammation that extends deeper into all layers of the intestinal wall, and frequently involves both the small and large intestine. Preclinical studies in rodents and non-human primates have implicated the a4b7 integrin subset of leukocytes as major contributors to the process of inflammatory bowel disease. LDP-02 is currently in late preclinical development, and the Company intends to initiate a Phase I/IIa study in the United Kingdom in early 1998.

     The Company evaluated the murine homologue of LDP-02 before it was humanized and demonstrated pharmacologic activity in three non-human primate models of inflammatory bowel disease, including the colitic cotton-top tamarin monkey. The Company believes that this model represents the most clinically useful model of ulcerative colitis. In this model, when systematically administered, the murine homologue of LDP-02 was found to be efficacious in rapidly resolving diarrhea and in inhibiting the localization of leukocytes to the colonic mucosa.

     Current therapy for inflammatory bowel disease includes the administration of steroids which can broadly suppress the immune system. Published data indicate that in 1994 there were approximately

300,000 Crohn's disease patients and 250,000 ulcerative colitis patients in the United States. Based on published reports, the total annual medical cost in 1990 in the United States was estimated to be between $1.0 and $2.0 billion for Crohn's disease patients and between $400 and $600 million for ulcerative colitis. LeukoSite will seek to develop intravenous and subcutaneous formulations of LDP-02 for the treatment and management of severe exacerbations of inflammatory bowel disease.

LEUKOSITE RESEARCH AND DRUG DISCOVERY PROGRAMS

     LeukoSite currently has seven research and discovery programs. These chemokine and integrin targeted programs are based on the selective blockade of specific chemokine, chemokine receptor or integrin controlled leukocyte pathways or functions.

                                                                       COLLABORATIVE
DRUG CANDIDATE                                 STATUS                     PARTNER
--------------------------------  --------------------------------  --------------------
Chemokine/Chemokine Receptor
CCR3 ANTAGONIST
  Asthma Allergic                 Small molecule screening and
  hypersentitivity                lead generation and optimization
                                                                    Roche Bioscience(1)
MCP-1 ANTAGONIST
  Atherosclerosis Rheumatoid      Small molecule screening and
  arthritis                       lead generation and optimization
                                                                    Warner-Lambert(2)
IL-8 ANTAGONIST
  Myocardial infarction           Small molecule screening and
                                  small molecule and mAb lead       Warner-Lambert(2)
                                  generation
CCR1 ANTAGONIST
  Rheumatoid arthritis Multiple   Small molecule and mAb lead
  sclerosis Psoriasis             generation and optimization
                                                                    Kyowa(3)
CXCR3 ANTAGONIST
  Rheumatoid arthritis Multiple   Small molecule and mAb lead
  sclerosis Psoriasis             generation and optimization
                                                                    Kyowa(3)
CCR5 ANTAGONIST
  HIV-1 infection and             Small molecule screening and
  inflammatory diseases           lead generation
                                                                    Warner-Lambert(4)
Integrin/Adhesion Molecules
b7 INTEGRIN RECEPTOR ANTAGONIST
  Inflammatory bowel disease      Small molecule lead optimization
                                                                    --(5)

------------------------------
(1) Roche Bioscience has worldwide exclusive rights under the collaboration agreement to market products.

(2) Warner-Lambert has worldwide exclusive rights under the collaboration agreement to market products.

(3) Kyowa has exclusive rights in Asia under the collaboration agreement and options in the rest of the world to market products related to these targets.

(4) Warner-Lambert has an option for the exclusive right under the collaboration agreement to market products in the United States and Europe.

(5) LeukoSite retains all rights to this program.

     CCR3 Receptor Antagonist

     LeukoSite is engaged in the discovery and development of an orally available, small molecule antagonist to block eosinophil recruitment and function for the treatment of asthma and allergies. Data in animal models and in humans suggest that eosinophils, and their recruitment to the lung and other tissues and organs, play a significant role in the pathogenesis of asthma and other allergies. The

Company, in connection with several of its academic collaborators, has identified the principal eosinophil chemokine receptor, CCR3, filed a patent application on the gene that encodes for the receptor and the therapeutic applications of it and has developed a program to discover an antagonist to block the CCR3 receptor and the recruitment of eosinophils to respiratory tract tissue. The Company believes that a drug which blocks the detrimental effects of eosinophil recruitment will reduce the inflammation that contributes to asthma and allergies.

     In July 1996, LeukoSite entered into an agreement with Roche Bioscience for the Company's CCR3 antagonist program. Roche Bioscience is currently screening its compound library against the Company's targets. LeukoSite is entitled to receive payments from Roche Bioscience in the form of licensing fees, research support and milestone payments and royalties on worldwide product sales resulting from this collaboration. Roche Bioscience will be responsible for and provide financial support for the preclinical and clinical development of products resulting from this collaboration and will have worldwide exclusive rights under the collaboration agreement to market products. See "Collaboration Agreements--Roche Bioscience."

     MCP-1 Receptor Antagonist

     LeukoSite is engaged in the discovery and development of an orally available, small molecule antagonist to the MCP-1 receptor for the treatment of chronic inflammatory and autoimmune diseases. The chemokine MCP-1 recruits monocytes and T cells from the bloodstream to tissues. MCP-1 activates monocytes and T cells by binding to its receptor on the leukocyte cell membranes, often resulting in damage to surrounding tissues and irretrievable loss of normal function. The blockade of the MCP-1 interaction with its receptor may be an effective approach for the treatment of chronic inflammatory and autoimmune diseases in which monocytes and T cells play key roles. In preclinical studies, LeukoSite and others have shown that MCP-1 is associated with the inflammatory processes exhibited in rheumatoid arthritis and atherosclerosis.

     LeukoSite entered into a collaboration agreement with Warner-Lambert in September 1994 to discover and develop small molecule antagonists to MCP-1 and its receptor. This collaborative effort has identified inhibitors to the MCP-1 receptor which have demonstrated pharmacological activity in animal models of inflammatory disease. This collaboration entered into a second contractual stage in April 1996 with the objective of optimizing the pharmacological profile of these inhibitors and identifying a clinical development candidate. Warner-Lambert is responsible for the worldwide clinical development of an MCP-1 antagonist derived from the collaboration, and it is anticipated that the clinical development program will focus on the treatment of atherosclerosis and rheumatoid arthritis.

     Warner-Lambert has worldwide exclusive rights under the collaboration agreement to develop and market products resulting from the collaboration. LeukoSite is entitled to receive royalties on product sales. This collaboration provides for additional sponsored research payments to be made by Warner-Lambert to LeukoSite and for payments to be made upon the achievement of certain specified milestones. See "Collaboration Agreements--Warner-Lambert."

     IL-8 Receptor Antagonist

     LeukoSite is engaged in the discovery and development of an orally available, small molecule antagonist to the IL-8 chemokine receptor for the treatment of diseases involving tissue injury that result from post-ischemic reperfusion injury. Myocardial infarction results when blood flow to a region of the heart is blocked as a result of a coronary artery becoming occluded. This blockage results in injury to and death of heart tissue in the affected region. A significant portion of the tissue injury and death is thought to be caused by neutrophil-mediated inflammatory damage. IL-8 is a potent and selective chemokine protein that causes the recruitment and activation of neutrophils, which are responsible for subsequent inflammation and post-ischemic reperfusion injury. The Company's program is directed at the discovery and development of drugs which inhibit the binding of IL-8 to its receptor in order to block the recruitment of neutrophils and to prevent the resulting inflammation and reperfusion injury.

     In July 1995, LeukoSite entered into a collaboration agreement with Warner-Lambert to discover and optimize lead candidates using LeukoSite's IL-8 receptor-based technology by screening Warner-Lambert's compound library. Warner-Lambert is responsible for the development and commercialization of products derived from this collaboration. LeukoSite currently intends to pursue an IL-8 receptor antagonist for post-ischemic reperfusion tissue injury resulting from myocardial infarction. Warner-Lambert has worldwide exclusive rights under the collaboration agreement to develop and market products resulting from this collaboration. LeukoSite is entitled to receive royalties on product sales. This collaboration provides for additional sponsored research payments to be made by Warner-Lambert to LeukoSite and for payments to be made upon the achievement of certain specified milestones. See "Collaboration Agreements--Warner-Lambert."

  CXCR3 Receptor Antagonist and CCR1 Receptor Antagonist

     LeukoSite is engaged in the discovery and development of orally available, small molecule antagonists and monoclonal antibodies to block the leukocyte recruitment pathways controlled by chemokine receptors CXCR3 and CCR1. Ligands for the receptors, specifically the chemokines IP-10 and RANTES, play key roles in recruiting T cells and monocytes to sites of inflammation. LeukoSite is studying the role these receptors play in inflammation with a combination of tools including monoclonal antibodies. Based upon knowledge of the cells which express these receptors, small molecule antagonists may be of therapeutic value in the treatment of chronic inflammatory and autoimmune disease.

     In April 1997, LeukoSite entered into a collaboration agreement with Kyowa to discover small molecule antagonists and monoclonal antibody drugs that block these chemokine receptors. Kyowa has the exclusive rights under the collaboration agreement to develop and market products resulting from this collaboration in Asia and an option for rights under the collaboration agreement in the rest of the world. LeukoSite will be entitled to research support and milestone payments and future royalties based on product sales. See "Collaboration Agreements--Kyowa Hakko Kogyo."

  CCR5 Receptor Antagonist


     LeukoSite is engaged in the discovery and development of an orally available, small molecule antagonist to the chemokine receptor CCR5. Such a drug may be useful in the treatment of patients infected with HIV and as a therapy for certain inflammatory and autoimmune diseases. The CCR5 receptor binds three different chemokines and is found on lymphocytes and macrophages. The location of this receptor and its presence on lymphocytes and macrophages suggest that blocking it would have anti-inflammatory effects. Recent in vitro data indicate that drugs that block CCR5 may inhibit the replication and growth of the HIV virus. Furthermore, reports of individuals who are resistant to HIV link a deletion in the CCR5 gene and a lack of CCR5 expression to their resistance to the disease. LeukoSite and its collaborators have reported on the molecular mechanism by which the virus binds to the CCR5 receptor and facilitates the entry of HIV-1 into leukocytes.


     In November 1996, LeukoSite entered into a collaboration agreement with Warner-Lambert to discover and optimize small molecule lead candidates using LeukoSite's CCR5 receptor-based technology by screening Warner-Lambert's compound library. LeukoSite currently intends to pursue a CCR5 receptor antagonist for HIV-1 and a distinct receptor antagonist for chronic inflammation. Warner-Lambert has an option for the exclusive right under the collaboration agreement to develop and commercialize products derived from the collaboration in North America and Europe. In the event that this option is exercised, LeukoSite will be entitled to receive payments upon the achievement of milestones. LeukoSite is entitled to receive royalties on product sales. LeukoSite retains commercialization rights under the collaboration agreement in Asia.

     Outside its collaboration with Warner-Lambert, the Company has generated monoclonal antibodies to the CCR5 receptor. These antibodies block strains of HIV from binding to and infecting human leukocytes. The Company is currently evaluating these antibodies in preclinical studies to determine future clinical plans. See "Collaboration Agreements--Warner-Lambert."

  b7 Integrin Receptor Small Molecule Antagonist

     LeukoSite is engaged in the discovery and development of a small molecule antagonist to the a4b7 integrin receptor present on gut-homing T lymphocytes. The goal of this program is to identify a potent orally-active agent for patients with inflammatory bowel disease. In contrast to LDP-02, which is intended to treat acute flares of inflammatory bowel disease, daily administration of the oral b7 integrin receptor antagonist is intended for patients with mild to moderate inflammatory bowel disease in need of chronic therapy.


     LeukoSite believes that it has a strong rationale for the discovery and development of small molecule b7 integrin receptor antagonists as a result of observations that monoclonal antibodies to the a4b7 integrin and its receptor, mucosal addressin cell adhesion molecule ("MAdCAM"), produced significant improvements in animal models of inflammatory bowel disease. LeukoSite has made a significant advance in its program by cloning the human gene for MAdCAM, which was disclosed in a United States patent application filed on September 1, 1995. As a result of this advance, LeukoSite has obtained important structural information in the design of active b7 antagonists. The Company screens its own library as well as libraries from the combinatorial chemistry company, Oxford Asymmetry, Ltd. in connection with this program. Under the terms of this agreement, LeukoSite retains all rights under the agreement to commercialize drugs which result from the program between LeukoSite and Oxford Asymmetry, Ltd. The Company has developed a high throughput b7:MAdCAM cell-based adhesion assay. Using this assay to screen compounds, LeukoSite has identified several active compounds and is investigating the design of optimal drug candidates.


     The Company has an agreement with Genzyme Corporation which provides LeukoSite with access to more than 800,000 compounds to screen in its high throughput assays. After screening is complete, should there be any active compounds, Leukosite and Genzyme will negotiate the terms of a collaboration for the research, development and commercialization of drug candidates.

COLLABORATION AGREEMENTS

     As a key part of its business strategy, LeukoSite pursues collaboration agreements with pharmaceutical companies, hospitals, manufacturers and other organizations to combine the Company's drug discovery capabilities with the collaborators' research, drug development, manufacturing, marketing and financial resources. LeukoSite has existing collaboration agreements with several pharmaceutical companies, contract manufacturers and medical research institutions, and intends to continue to seek collaboration agreements with additional third parties. The Company structures its collaborations around specified targets, such as chemokines and chemokine receptors or integrins and adhesion molecules, or around targeted objectives, such as the manufacture of a certain monoclonal antibody or small molecule. This approach enables LeukoSite to exploit its drug discovery technologies while retaining flexibility to pursue additional collaborations.

     As of June 30, 1997, LeukoSite had received $8.4 million under these collaborations for research funding and license fees and will be entitled to receive $13.0 million of additional funding that is not subject to the achievement of milestones (assuming each collaboration remains in effect for its full term). In addition, in the event that a product is successfully developed and commercialized under each of the Warner-Lambert, Roche Bioscience and Kyowa collaboration agreements, LeukoSite will be entitled to receive up to $44.3 million in development and commercialization milestone payments, as well as royalties associated with product sales. As of June 30, 1997, Warner-Lambert had invested $9.0 million and Roche Finance Ltd had invested $3.0 million in equity of the Company.

     LeukoSite's principal existing collaborations are as follows:

  Warner-Lambert

     LeukoSite has entered into three collaboration agreements with Warner-Lambert. In September 1994, LeukoSite and Warner-Lambert entered into a drug discovery collaboration to discover and market small molecule antagonists to the MCP-1 chemokine and its receptor (the "MCP-1 Agreement"). In July 1995, LeukoSite and Warner-Lambert entered into a drug discovery collaboration to discover and market small molecule antagonists to the IL-8 chemokine and its receptor (the "IL-8 Agreement"). During the research term, Warner-Lambert may become obligated under both agreements to make milestone payments to the Company. The IL-8 Agreement and the MCP-1 Agreement are terminable by either party at any time and for any reason upon six months' written notice. Upon termination, each party retains a non-exclusive license to use all technology arising from the respective collaboration, and an exclusive royalty-free license to make and sell products incorporating such technology. If any product is successfully commercialized under the collaboration, LeukoSite is entitled to receive royalties on product sales. In the event that the initial public offering price is less than $12.30 per share, Warner-Lambert will receive a credit against such royalties. Assuming an initial public offering price of $9.00 per share, the approximate amount of such credit would be $2.1 million.

     In November 1996, LeukoSite and Warner-Lambert entered into a one-year exclusive drug discovery collaboration to screen and characterize antagonists to the CCR5 chemokine receptor (the "CCR5 Agreement"). The CCR5 Agreement contemplates two phases: the initial research phase, and a second phase which would involve the negotiation of a new collaboration agreement similar to the MCP-1 and IL-8 Agreements described above. If a compound is discovered with antiviral activity that selectively inhibits a CCR5 mechanism, Warner-Lambert has the option to make a payment to LeukoSite or to terminate the CCR5 Agreement. If Warner-Lambert were to terminate the CCR5 Agreement, the Company would have exclusive ownership rights with respect to all compounds discovered thereunder. At the end of the initial term, if the parties do not agree to continue the collaboration, either party has the right to exploit the research results, and if either party successfully commercializes a compound derived from a lead compound identified during the collaboration, it is obligated to pay the other party a royalty.

  Roche Bioscience

     In April 1996, LeukoSite entered into a two-year collaboration agreement with Roche Bioscience to research and discover small molecule antagonists and/or monoclonal antibodies to the CCR3 receptor and other eosinophil recruitment mechanisms (the "CCR3 Agreement"). Roche Bioscience is obligated under the CCR3 Agreement to provide funding to the Company to support (i) a team of scientist-employees of the Company, (ii) humanization of monoclonal antibodies to CCR3 and (iii) additional research if the parties mutually agree to extend the CCR3 Agreement to a third year. In conjunction with the CCR3 Agreement, the parties also entered into a license agreement (the "CCR3 License Agreement"), whereby Roche Bioscience is granted the exclusive right to make and sell products developed under the collaboration in exchange for a noncreditable license fee. The CCR3 License Agreement also provides that milestone payments shall be made by Roche to LeukoSite for monoclonal antibody products and for non-monoclonal antibody products, each payment triggered by the successful achievement by the Company of a discrete phase in the clinical trial of any such product. In addition, LeukoSite is entitled to receive royalties on product sales.

  Kyowa Hakko Kogyo


     In April 1997, LeukoSite entered into a two-year collaboration agreement with Kyowa to research and discover small molecule antagonists to the CCR1 and CXCR3 chemokine receptors (the "CCR1 Agreement"). Under the CCR1 Agreement, Kyowa is obligated to provide to the Company with research funding payments and an additional payment if Kyowa elects to extend the term of the agreement for a period beyond its initial term. After the first year of the collaboration, Kyowa may terminate its obligation upon 60 days' notice, upon which Kyowa's funding obligation to the Company also terminates. In connection with the CCR1 Agreement, the parties also entered into a licensing agreement (the "CCR1 License Agreement"), pursuant to which Kyowa retains an exclusive license to make and sell products developed through the collaboration in Asia. This exclusive license may be extended worldwide if Kyowa enters into a sublicense agreement upon specified terms. Until the license becomes worldwide, the Company retains the exclusive right to make and sell products utilizing Kyowa-patented technology in geographic regions outside of Asia. Under the CCR1 License Agreement, Kyowa may become obligated to make milestone payments to the Company based upon the identification of a drug candidate and the stage of such candidate in clinical trials. Additional milestone payments are triggered if a second drug target is identified through the collaboration. In addition, LeukoSite is entitled to receive royalties on product sales.

  Ilex


     In May 1997, LeukoSite and Ilex entered into a joint venture whereby the parties formed a limited partnership to develop and commercialize LDP-03 for the treatment of chronic lymphocytic leukemia, pursuant to an agreement of limited partnership and a license agreement between the LeukoSite/Ilex partnership and LeukoSite. The partners are required to make contributions each time the partnership requires working capital. The development and commercialization activities of the joint venture will be managed with equal control by each party. LeukoSite and Ilex will generally share equally in profits from the sales of LDP-03 and in all research, development, clinical and commercialization costs. LeukoSite and Ilex estimate that research, development and clinical costs will be approximately $10 million over the next two years. The joint venture expires in 2017, but provides for either partner, after the earlier of a change in control (as defined therein) of the other partner or October 2, 2000, to purchase the other partner's ownership of the joint venture in the event of an unresolved deadlock. In addition, in the event that one party is unable or unwilling to fulfill its funding obligations to the joint venture, then in certain circumstances, the party that funds the joint venture shall gain control of the management of the joint venture, subject to certain catch-up rights of the other party.


  Therapeutic Antibody Centre

     In October 1994, LeukoSite, the University of Oxford and the U.K. Medical Research Council ("MRC") entered into a collaboration agreement to jointly construct and operate the TAC, a pharmaceutical discovery, testing and manufacturing center. Under the terms of the collaboration, MRC and LeukoSite contribute toward funding the cost of staffing, equipment, facility construction and other operating expenses of the TAC. The Company retains an exclusive worldwide right to license technology discovered at the TAC in exchange for royalties payable to the University of Oxford and MRC. The collaboration expires five years after the TAC is fully operational.

  Other Collaboration Agreements

     In addition, the Company has collaboration agreements in effect with The Imperial College of Science, Technology of Medicine, Lynxvale, Ltd., Oxford Asymmetry, Ltd., the National Heart and Lung Institute, the Theodor Kocher Institute and the University of Oxford.

PATENTS AND PROPRIETARY RIGHTS

     The Company's intellectual property strategy is to protect its processes and compositions of matter by, among other things, filing patent applications in the United States and other key markets. LeukoSite has eleven pending U.S. patent applications and has filed four international patent applications under the Patent Cooperation Treaty ("PCT"). In addition, LeukoSite has in-licensed seven U.S. patents, nine U.S. patent applications, three foreign patents and 10 foreign patent applications.

     In addition, LeukoSite has an exclusive license from British Technology Group Limited ("BTG") under United States and foreign patents and patent applications, variously covering certain humanized antibodies against the CAMPATH antigen, pharmaceutical compositions, host cells useful in the production of such antibodies, processes of producing such antibodies and medical uses of such antibodies. The Company also has a non-exclusive sublicense from BTG under additional U.S. and foreign patents and patent applications, including U.S. patents which cover a method of treating a human suffering from a disease or disorder, such as a cancer or a T cell-mediated disorder.


     The Company's product candidates LDP-01, LDP-02 and LDP-03 are recombinant humanized, complementarity determining region ("CDR")-grafted, monoclonal antibodies. The Company is aware that patents have been issued in the United States to third parties which relate to processes for producing recombinant antibodies, compositions useful in the production of recombinant antibodies, CDR-grafted humanized antibodies, processes for producing CDR-grafted humanized antibodies and compositions useful in the production of CDR-grafted humanized antibodies. Patents have also been granted to these parties in Europe, but the European patents have been opposed by third parties. The Company may be required to seek licenses under these patents for its humanized antibody products.



     The Company is also aware of patents which have been issued to a third party in the United States and Europe variously relating to "chimeric" immunoglobulins and immunoglobulin chains, processes for production of such chimeric molecules and compositions useful in the production of chimeric molecules. The European patent has been opposed by third parties. Assuming that the European patent survives in current form, the Company, based on the analysis of its United States patent counsel, believes that, properly construed, the United States and European patent claims do not cover the Company's LDP-01, LDP-02 or LDP-03 product candidates.



     The Company is also aware of patents which have been issued to third parties in the United States and/or Europe variously relating to certain modified humanized immunoglobulins, methods of producing modified humanized immunoglobulins, compositions useful in the production of modified humanized immunoglobulins and methods of using of modified humanized immunoglobulins. The European patents in these areas have also been opposed by third parties. The Company, based on the analysis of its United States patent counsel, believes that, properly construed, the U.S. patent claims do not cover the Company's LDP-01 and LDP-03 product candidates, and that no valid claim of the European patents covers the Company's LDP-01 and LDP-03 product candidates. The Company is uncertain about the scope of the claims which have issued in the United States and is uncertain whether these claims, when properly construed, cover LDP-02. If it is determined that they do encompass LDP-02, the Company will likely be required to seek a product license.


     The Company is also aware of other third party published applications relating to altered antibodies, methods of use of altered antibodies and methods of production of altered antibodies. To the Company's knowledge, neither these applications nor possible unpublished counterpart applications has proceeded to grant in Europe or has issued as U.S. patents. There can be no assurance that the Company will not be required to seek a license to some or all of the patents which might issue from these patent applications.

     The Company may be required to seek or choose to seek licenses to some or all of these or other patents in order to develop and commercialize certain product candidates or potential products incorporating the Company's technology in the United States, Europe and other markets. There can be no assurance that such licenses, if required, will be available to the Company, or if available, will be obtainable on commercially acceptable terms, and the failure to obtain such licenses could have a material adverse effect on the Company. In the absence of required licenses, the patent owners may obtain an injunction, which could prevent the manufacture, sale and use of the Company's products, with material adverse effects on the Company. In addition, assuming such patents are valid and enforceable, the Company can provide no assurances that, if enforcement actions are brought by the patent owners against the Company, such actions would be resolved in the Company's favor. The Company may also choose to challenge the validity of one or more patents or patent claims. Any such action or challenge could result in substantial costs to the Company and diversion of Company resources and could have a material adverse effect on the Company. Moreover, there can be no assurance that the Company would be successful in defending against an infringement action or in challenging any such patents or patent claims, and the failure to do so could have a material adverse effect on the Company. If the Company does not obtain any required license, it could encounter delays in product development while it attempts to design around the patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

     Patent law, as it relates to inventions in the pharmaceutical and biotechnology fields, is still evolving and involves complex legal and factual questions for which legal principles are not firmly established. Moreover, because (i) patent applications in the United States are maintained in secrecy until patents issue, (ii) patent applications in certain other countries generally are not published until more than eighteen months after the earliest priority date claimed, (iii) publication of technological developments in the scientific or patent literature often lags behind the date of such developments and (iv) searches of prior art may not reveal all relevant prior inventions, the Company cannot be certain that it was the first to invent the subject matter covered by its patent applications or that it was the first to file patent applications for such inventions. Accordingly, there can be no assurance that patents will be granted with respect to any of the Company's pending patent applications or with respect to any patent applications filed by the Company in the future. Similarly, the Company cannot be certain that the inventors of the subject matter covered by applications which the Company has licensed were the first to invent, or that the applicants of applications licensed by the Company were the first to file. Accordingly, there can be no assurance that patents will be granted with respect to any of the Company's pending licensed patent applications or with respect to any future applications subject to a license.

     The commercial success of the Company will depend in part on not infringing patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain a license to any third party technology it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to technology that it may require to utilize its technologies or commercialize its products may have a material adverse effect on the Company's business, operating results and financial condition. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets, know-how or other intellectual property rights owned by the Company, or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to and diversion of resources by the Company and could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that any of the Company's issued or licensed patents would ultimately be held valid or that efforts to assert or defend any of its patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any such litigation or proceeding could subject the Company to significant liabilities, require the Company to cease using the subject technology or require the Company to license the subject technology from the third party, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Much of the Company's technology and many of its processes are dependent upon the knowledge, experience and skills, which are not patentable, of key scientific and technical personnel. To protect its rights to and to maintain the confidentiality of trade secrets and proprietary information, the Company requires employees, Scientific Advisory Board members and consultants to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements prohibit the disclosure of confidential information outside the Company and require disclosure and assignment to the Company of certain ideas, developments, discoveries and inventions made by employees, advisors and consultants. There can be no assurance, however, that these agreements will not be breached or that the Company's trade secrets or proprietary information will not otherwise become known or developed independently by others.

GOVERNMENT REGULATION

     Overview of FDA Regulations. Non-biological drugs and biological drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If these products are marketed abroad, they also are subject to export requirements and to regulation by foreign governments. The applicable regulatory clearance process, which must be completed prior to the commercialization of a product, is lengthy and expensive. There can be no assurance that the Company will be able to obtain the necessary regulatory approvals on a timely basis, if at all, for any of its products under development, and delays in receipt for failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDC Act and the PHS Act govern or influence the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of most FDA-regulated products in the United States. Failure to comply with the applicable FDA regulatory requirements could result in sanctions being imposed on the Company (or its collaborative partners and contract manufacturers), including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, FDA refusal to grant premarket approval of products and/or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     FDA requirements for the Company's products under development vary depending upon whether the product is a non-biological drug or biological drug. Depending on the nature of the product, the Company's products under development will be regulated as either non-biological drugs under the FDC Act or as biological drugs under the FDC Act and the PHS Act. The Company believes that its monoclonal antibody products currently in human clinical or late preclinical development (i.e., LDP-03, LDP-01 and LDP-02) will be regulated by the FDA as biological drugs. Because of the early research and development stages of its small molecule antagonist program, the Company is uncertain as to whether products under development in its small molecule antagonist program will be regulated as non-biological drugs or biological drugs.

     Regulation of Non-biological Drugs and Biological Drugs. Non-biological drugs and biological drugs are subject to some of the same laws and regulations. Ultimately, however, they are approved under different regulatory frameworks, with non-biological drugs being approved under the FDC Act and biological drugs being approved under the PHS Act. Product development and approval within either regulatory framework takes a number of years, involves the expenditure of substantial resources and is uncertain. Many non-biological drugs and biological drugs that initially appear promising ultimately do not reach the market because they are not found to be safe or effective or cannot meet the FDA's other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change or that additional regulations will not arise at any stage of the Company's product development that may affect approval, delay the submission or review of an application or require additional expenditures by the Company.

     The activities required before a new non-biological drug or biological drug can be marketed in the United States primarily begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and other characteristics and animal studies to assess the potential safety and efficacy of the product as formulated. Many preclinical studies are regulated by the FDA under the current Good Laboratory Practice ("GLP") regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated if the data are to be submitted to the FDA in support of a marketing application.

     The entire body of preclinical development work necessary to administer investigational non-biological drugs and biological drugs to human volunteers or patients is summarized in an investigational new drug ("IND") application submitted to the FDA. FDA regulations provide that human clinical trials may begin 30 days following submission of an IND application, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the application. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by placing a "clinical hold" on such trials because of concerns about, for example, the safety of the product being tested. Such holds can cause substantial delay and in some cases may require abandonment of a product.

     Clinical testing involves the administration of the investigational non-biological drug or biological drug to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA reviewed protocol. Each clinical study is conducted under the auspices of an Institutional Review Board ("IRB") at each of the institutions at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Human clinical trials typically are conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug's pharmacokinetic and/or pharmacodynamic profile. In Phase II, in addition to safety, the efficacy of the product is evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed sites. A clinical plan, or "protocol," accompanied by the approval of an IRB, must be submitted to the FDA prior to commencement of each clinical trial. All patients involved in the clinical trial must provide informed consent prior to their participation. The FDA may order the temporary or permanent discontinuance of a clinical trial at any time for a variety of reasons, particularly if safety concerns exist. These clinical studies must be conducted in conformance with the FDA's bioresearch monitoring regulations.

     A company seeking FDA approval to market a new non-biological drug (in contrast to biological drug) must file a new drug application ("NDA") with the FDA pursuant to the FDC Act. In addition to reports of the preclinical and clinical trials conducted under the FDA-approved IND application, the NDA includes information pertaining to the preparation of the drug substance, analytical methods, drug product formulation, detail on the manufacture of finished products and proposed product packaging and labeling. In addition to reports of the preclinical and clinical trials conducted under the FDA-authorized IND application, the marketing application includes evidence of the product's safety, purity, potency, and efficacy.

     The FDA has established procedures designed to expedite the development, evaluation and marketing of therapies intended to treat persons with cancer, AIDS or other life-threatening and severely-debilitating illnesses, especially when no satisfactory alternative therapy exists. Sponsors of such products may request to meet with the FDA-reviewing officials early in the drug development process to review and reach agreement on the design of necessary preclinical and clinical studies. The term "life-threatening" is defined by FDA to mean: (1) diseases or conditions where the likelihood or death is high unless the course of the disease is interrupted; and (2) diseases or conditions with potentially fatal outcomes, where the endpoint of clinical trial analysis is survival. "Severely-debilitating" is defined by the FDA to mean diseases or conditions that cause major irreversible morbidity. Treatment of patients with an experimental non-biological or biological drug also may be allowed under a Treatment IND before general marketing begins and pending FDA approval. Charging for an investigation product also may be allowed under a Treatment IND to recover certain costs of development if various requirements are met. There can be no assurance that any of the Company's products under development will qualify for expedited review or for treatment use.

     Traditionally, a company seeking FDA approval to market a biological drug (in contrast to a non-biological drug) is required to file a product license application ("PLA"), and an establishment license application ("ELA") with the FDA pursuant to the PHS Act before commercial marketing of a biological drug. Recently, however, the FDA amended the biological drug regulations to eliminate the ELA requirements for specified biotechnology and synthetic biological drugs subject to licensing under the PHS Act, including, but not limited to, monoclonal antibody products for in vivo use. For these specified products, in place of the ELA a company is required to prepare and submit additional information for inclusion in a single biologics license application ("BLA"). The Company believes that its monoclonal antibody products will be subject to licensing under the BLA process, but there can be no assurance that the FDA will determine that the Company's monoclonal antibody products meet the agency's criteria for regulation under the BLA process.

     Submission of a NDA, PLA, ELA or BLA does not assure FDA approval for marketing. The application review process generally takes one to three years to complete, although reviews of non-biological drugs and biological drugs for life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product.

     Since 1992, non-biological and biological drugs have been subject to the Prescription Drug User Fee Act of 1992 ("PDUFA"). PDUFA requires that companies submitting marketing applications for such products pay fees in connection with review of the applications. In return, the FDA has committed to reviewing a certain percentage of the applications within certain timeframes. For example, in its Fiscal Year 1996 report on PDUFA, the FDA reported that 95 percent of PLAs, BLAs and NDAs received in Fiscal Year 1995 were reviewed within 12 months of application submission. FDA's PDUFA performance goal in Fiscal Year 1996 was to complete its review of 70 percent of such applications within 12 months. In Fiscal Year 1997, the FDA has committed to reaching an approval, disapproval or additional-data-required decision on 90 percent of PLAs, BLAs and NDAs within 12 months of application submission. PDUFA is scheduled to expire on September 30, 1997. Although the Congress is considering legislation to extend PDUFA for an additional period of time, there can be no assurance that the extension will be enacted. Failure of the Congress to extend PDUFA or the imposition of other requirements could have a significant adverse affect on the FDA's timeframe for reviewing marketing applications.

     In general, in order to approve a non-biological or biological drug, the FDA requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. In the case of approval of a biological drug, one properly conducted, adequate and well-controlled clinical study may suffice. The FDA, however, recently proposed a new initiative under which the agency can determine that a non-biological or biological drug is effective for a new use without requiring data from two new clinical trials. However, additional information may be required. For example, the FDA also may request long-term toxicity studies or other studies relating to product safety or efficacy. Notwithstanding the submission of such data, the FDA ultimately may decide that the NDA, PLA or BLA does not satisfy its regulatory criteria for approval and disapprove the application. Finally, the FDA may require additional clinical tests following NDA, PLA or BLA approval to confirm safety and efficacy (Phase IV clinical trials).

     In addition, the FDA may, in some circumstances, impose restrictions on the use of the non-biological drug or biological product that may be difficult and expensive to administer. Product approval may be withdrawn if compliance with regulatory requirements are not maintained or if problems occur after the product reaches the market. The FDA requires reporting of certain safety and other information that becomes known to a manufacturer of an approved non-biological drug or biological product.

     The product testing and approval process is likely to take a substantial number of years and involves expenditure of substantial resources. There can be no assurance that any approval will be granted on a timely basis, or at all. The FDA also may require postmarket testing and surveillance to monitor the record of the product and continued compliance with regulatory requirements. Upon approval, a prescription non-biological drug or biological product may only be marketed for the approved indications in the approved dosage forms and at the approved dosage. Adverse experiences with the product must be reported to the FDA.

     Among the requirements for product approval is the requirement that the prospective manufacturer conform to the FDA's current Good Manufacturing Practices ("GMP") regulations, as supple-mented by the regulations pertaining to biological drugs. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in product record keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the United States and abroad in order to assure compliance with applicable GMP requirements. Failure of the Company or the Company's contract manufacturer to comply with the FDA's GMP regulations or other FDA regulatory requirements could have a significant adverse effect on the Company's business, financial condition and results of operations.

     Under the Orphan Drug Act, a sponsor of a marketing application may seek to obtain a seven-year period of marketing exclusivity for a non-biological or biological drug intended to treat a rare disease or condition (i.e., a disease or condition that occurs in fewer than 200,000 patients). Before a product can receive marketing exclusivity associated with orphan product status, it must receive orphan product designation. If a product is designated as an orphan drug or biologic by the FDA and it is the first FDA approved application of the specified indication, the sponsor receives seven years of marketing exclusivity. The Company intends to seek FDA orphan product designation for LDP-03 for the treatment of chronic lymphocytic leukemia. Even if such designation is sought, the FDA may not grant it. Moreover, even if the Company does receive orphan product designation for LDP-03 or any of its other products under development, other companies also may receive orphan designation and obtain the FDA marketing approval before the Company obtains such approval. If another company obtains marketing approval first and receives seven-year marketing exclusivity, the Company would not be permitted by the FDA to market the Company's product in the United States during the exclusivity period. In addition, the Company could incur substantial costs in asserting any rights to prevent such uses it may have under the Orphan Drug Act. If the Company receives seven-year marketing exclusivity, FDA may rescind the period of exclusivity under certain circumstances, including failure of the Company to assure a sufficient quantity of the drug.

     Foreign requirements. In addition to the applicable FDA requirements, if the Company attempts to sell its products overseas, the Company will be subject to foreign regulatory authorities governing clinical trials, approvals and product sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval. The export of unapproved products also is subject to FDA regulation. Under certain conditions, however, an unapproved non-biological or biological drug may be exported to any country if the product complies with the laws of that country and has valid marketing authorization in Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, or in any country in the European Union ("EU") or the European Economic Area.

     In Europe, the clinical trial approval process varies from country to country, ranging from simple notification of intent to conduct a clinical trial to a complete and lengthy approval process. The Company's success in obtaining FDA approval of an IND application does not ensure clinical trial approval in Europe, which must be pursued individually in each country in which the Company intends to conduct clinical trials. The clinical trial approval process in the United Kingdom (also referred to as the CTX process), where the Company intends to conduct clinical trials beginning in 1997, is a rigidly time-limited process depending upon acceptance by the regulatory authority in the United Kingdom of an information summary containing details regarding the chemistry, pharmacy and toxicology of the drug compressed into a 50-60 page document. Approval by the regulatory authority in the United Kingdom, which must be given or refused within 35 days, gives the applicant broad freedom to conduct trials in different centers within the pre-agreed conditions of a usage guideline.

     Unlike the highly individual approach to approval of clinical trials which varies in Europe from country to country, the product registration system in the EU combined with those of other European nations have been harmonized. After 1998, all non-biological and biological products which are to be marketed in more than one EU member state must be approved either through the centralized or decentralized (mutual recognition) procedure. Use of the centralized process is compulsory for biotechnology products, such as the Company's monoclonal antibody products, and is available upon request for other innovative new products. The centralized procedure involves the submission of an application to a central authority, the European Agency for the Evaluation of Medicinal Products ("EMEA") based in London, evaluation of the application by two of the member states appointed as Rapporteurs and agreement by all other member states through the decision of a delegate committee, the Committee on Proprietary Medicinal Products ("CPMP"). The process is rigidly time-limited. In general, the total time required for product approval ranges between one and two years. Product approval permits the applicant to commercialize the product with a single set of indications and contraindications throughout the European market.

     Preconceived attitudes toward acceptable indications for a particular non-biological or biological drugs may vary among member states and those indications agreed upon by the CPMP may represent the compromise that could be agreed upon by all members. Therefore, there can be no assurance that the indications for use for which the Company initially seeks marketing approval will be the same as those that are finally approved by the CPMP. In addition, there can be no assurance that the CPMP will accept the same clinical end points as the FDA in proving efficacy. Other applicants have found it necessary to reassess their clinical trial results to satisfy different criteria before they could obtain a consensus favorable opinion from the CPMP, even though the FDA already had granted approval for marketing the product in the United States. There can be no assurance that any application the Company submits to the EMEA will be approved on a timely basis, or at all, and failure of the Company to obtain marketing authorization in Europe for any of its products could have a significant adverse effect on the Company's business, financial condition and results of operations.

     Other Regulations. The Company is subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, the experimental use of animals and the disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a materially adverse effect upon the Company's business, financial condition and results of operations.

MANUFACTURING AND SUPPLY


     The Company currently has no manufacturing facilities or staff for clinical or commercial production of any monoclonal antibodies or small molecule antagonists. The Company intends to rely initially on third parties to manufacture certain of its product candidates for development, preclinical and clinical trials and commercialization, if any. The monoclonal antibodies LDP-01 and LDP-02 will be manufactured for preclinical and early clinical trials in collaboration with the TAC. The TAC has the capacity to produce these monoclonal antibodies in sufficient quantity and of sufficient quality to support these trials. The Company is currently in the final stages of discussions with a contract manufacturer for the production of LDP-03 for some or all of the Company's clinical trial production.


     The Company expects that its collaborative partners will manufacture products for clinical development and commercialization. Under the Company's collaboration agreements with Warner-Lambert, Roche Bioscience and Kyowa, the collaborative partners have the exclusive right under the collaboration agreements to manufacture products that result from their programs.

COMPETITION

     The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. While the Company believes that several of the drugs which may result from its research and development efforts may be utilized in combination with existing drugs to treat specific diseases (such as LDP-01 used in conjunction with t-PA or heparin and LDP-03 used in conjunction with or following fludarabine), there can be no assurance that patients, physicians or manufacturers of such existing drugs will view any of the drugs that may be developed by the Company as complementary rather than competitive. Many of the Company's potential competitors have greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance the financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete or noncompetitive.

     In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

EMPLOYEES

     As of June 30, 1997, the Company had 54 full-time employees, of whom 19 hold Ph.D. or M.D. degrees. Of the Company's total work force, 44 are engaged in research and development activities and 10 are engaged in business development, finance and administration. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that relations with its employees are good.

SCIENTIFIC ADVISORY BOARD

     The Company has established a Scientific Advisory Board ("SAB") to advise on scientific and medical matters. The members of the SAB, collectively, have considerable experience in the area of immunology and of the principal molecules and disease targets of interest to the Company. The SAB meets as a group at least one time per year and individual members meet with LeukoSite on an ad hoc basis several times per year. All of the Company's SAB members have entered into consulting agreements with the Company and have either purchased shares of Common Stock or been granted options to purchase Common Stock.

     The members of LeukoSite's SAB are:

     Timothy A. Springer, Ph.D. is the Founder of LeukoSite and Chairman of the SAB. Dr. Springer is the Latham Family Professor, Harvard Medical School, Department of Pathology and at the Center for Blood Research. He is an expert on the molecular and cellular pathways involved in leukocyte recruitment and adhesion. Dr. Springer received his Ph.D. in Biochemistry and Molecular Biology from Harvard University. In recognition of Dr. Springer's important contribution to this area of medical science, he was elected to membership in the National Academy of Sciences.

     Eugene C. Butcher, M.D. is the Vice Chairman of the SAB and an Associate Professor of Pathology at Stanford University Medical Center and a Staff Physician at the Palo Alto Veterans Association

Medical Center. Dr. Butcher's expertise is in the molecular and cellular processes which are involved in lymphocyte homing and recruitment. He consults with the Company on scientific matters pertaining to the recruitment of lymphocytes to mucosal tissue, and in particular the role of SS7 integrins and mucosal addressin cell adhesion molecules (MAdCAM). Dr. Butcher received his M.D. from Washington University School of Medicine.

     Michael B. Brenner, M.D. is the K. Frank Austen Professor of Medicine at Harvard Medical School and Brigham and Women's Hospital. Dr. Brenner is an expert in and consults with the Company on the biology of T cells found in skin and in the mucosal lining of the gastrointestinal tract. Dr. Brenner received his M.D. from Vanderbilt University School of Medicine.


     Bruce Ganem, Ph.D. is the Franz and Elisabeth Roessler Professor of Chemistry and former Chairman of the Chemistry Department at Cornell University. Dr. Ganem is a prominent chemist and consults with the Company in the fields of organic synthesis and natural products chemistry. Dr. Ganem received his Ph.D. in Organic Chemistry from Columbia University.


     Craig Gerard, M.D., Ph.D. is an Associate Professor of Pediatrics at Harvard Medical School and Children's Hospital/Brigham and Women's Hospital. Dr. Gerard consults with the Company on the biochemistry, regulation and function of G protein-coupled chemokine receptors and has a clinical specialty in genetic lung diseases. Dr. Gerard received his M.D. degree from the Bowman Gray School of Medicine and his Ph.D. in Chemistry from the University of California at San Diego.

     Martin Hemler, Ph.D. is an Associate Professor of Pathology at Harvard Medical School and the Dana-Farber Cancer Institute. Dr. Hemler is a leader in the field of SS1 integrins, molecules on activated leukocytes that are important in adhesion to the endothelium and to the extracellular matrix and consults with the Company on its integrin programs. Dr. Hemler received his Ph.D. in Biological Chemistry from the University of Michigan.

     Steven L. Kunkel, Ph.D. is a Professor of Pathology at the University of Michigan. Dr. Kunkel is an expert on the molecular basis of inflammation and consults with the Company on its chemokine programs. Dr. Kunkel received his Ph.D. in Microbiology/Immunology from Kansas University.

     Herman Waldmann, M.D., Ph.D., F.R.S. is a Professor of Pathology at the University of Oxford. Dr. Waldmann is a Fellow of the Royal Society and an expert on immunological tolerance. He consults with the Company on matters relating to monoclonal antibodies and their use. Dr. Waldmann received his Ph.D. in Pharmacology and Therapeutics and his M.D. from Cambridge University.

     Timothy Williams, Ph.D. is a Professor of Applied Pharmacology at the Imperial College of Science, Technology and Medicine. Dr. Williams is widely known for his work on the molecular and cellular processes of inflammation, and he consults with the Company on eosinophil recruitment and chemokines. Dr. Williams received his Ph.D. in Pharmacology from University College, London.

     Another key consultant to the Company is:

     Daniel Podolsky, M.D. is a Professor of Medicine at Harvard Medical School and Chairman of Gastroenterology at Massachusetts General Hospital. Dr. Podolsky is an expert on the clinical management and research of inflammatory bowel disease and consults with the Company on its inflammatory bowel disease program. Dr. Podolsky received his M.D. from Harvard University.

FACILITIES

     The Company's administrative and research and development facility is located in Cambridge, Massachusetts. This 23,500 square foot facility is leased for a term which expires in 1999. An additional 770 square feet of laboratory and office space will become subject to the lease by December 1, 1997.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of June 30, 1997, are as follows:

                   NAME                      AGE                    POSITION
-------------------------------------------  ---   -------------------------------------------
Christopher K. Mirabelli, Ph.D.............  42    Chairman of the Board of Directors,
                                                   President and Chief Executive Officer
Augustine Lawlor...........................  40    Vice President, Corporate Development and
                                                     Chief Financial Officer
Walter Newman, Ph.D........................  52    Vice President, Research and Discovery
Lee Brettman, M.D..........................  50    Vice President, Pharmaceutical Development:
                                                     Clinical Development and Medical Affairs
Douglas Ringler, V.M.D.....................  40    Vice President, Pharmaceutical Development:
                                                     Preclinical Development and Laboratory
                                                     Operations
Jay Luly, Ph.D.............................  40    Vice President, Drug Discovery
Catherine Bingham(1).......................  31    Director
John W. Littlechild(2).....................  45    Director
Martin Peretz, Ph.D.(2)....................  57    Director
Mark Skaletsky(1)..........................  49    Director
Christopher T. Walsh, Ph.D.................  53    Director

------------------------------
(1) Member of Audit Committee of the Board of Directors.

(2) Member of Compensation Committee of the Board of Directors.

     Dr. Mirabelli has served as Chairman of the Board of Directors, President and Chief Executive Officer since July 1993. Dr. Mirabelli was a founder of Isis Pharmaceuticals, Inc., a biotechnology company, where he served as Executive Vice President from 1992 to 1993, Senior Vice President of Research and Preclinical Development from 1991 to 1992, and Vice President of Research from 1989 to 1991. From 1981 to 1989, Dr. Mirabelli served in various positions at SmithKline & French Laboratories, most recently as Director of Molecular Pharmacology. Dr. Mirabelli received his B.S. in Biology from the State University of New York at Fredonia and his Ph.D. in Pharmacology from Baylor College of Medicine.

     Mr. Lawlor has served as Vice President, Corporate Development and Chief Financial Officer since February 1997. From 1995 to 1997, he served as Chief Financial Officer at Alpha-Beta Technology, Inc., a biotechnology company. From 1993 to 1995, Mr. Lawlor served as Chief Financial Officer at BioSurface Technology, a biotechnology company. From 1989 to 1995, he served as Chief Financial Officer at Armstrong Pharmaceuticals, Inc., a biotechnology company. Mr. Lawlor received his B.A. from the University of New Hampshire and his M.P.P.M. from the Yale School of Organizational Management.

     Dr. Newman has served as Vice President, Research and Discovery since June 1996. Dr. Newman served the Company as Senior Director, Research from 1994 to 1996, and as a Director, Research from 1993 to 1994. From 1986 to 1993, he served as Chief Scientist at Otsuka America Pharmaceuticals, a biotechnology company, and leader of the Endothelial Cell Biology Group. Dr. Newman received both his B.A. in Chemistry and his Ph.D. in Immunochemistry from Columbia University.

     Dr. Brettman has served as Vice President of Pharmaceutical Development:
Clinical Development and Medical Affairs since June 1996. From 1995 to 1996, he served the Company as Senior Director, Clinical Development of the Company. From 1993 to 1995, Dr. Brettman served as Head of Clinical Research at Vertex Pharmaceuticals, Inc., a biotechnology company. From 1990 to 1993, he served first as Associate Director of the Anti-Infectives Group at the Robert Wood Johnson Pharmaceutical Research Institute and then as the Director of Anti-infectives Research at Schering Plough Company, a pharmaceutical company. Dr. Brettman received his B.S. in Biology from the Massachusetts Institute of Technology and his M.D. from Baylor College of Medicine.

     Dr. Ringler has served as Vice President of Pharmaceutical Development:
Preclinical Development, Laboratory Operations and Experimental Therapies since June 1996. Dr. Ringler served the Company as Senior Director, Preclinical Development from 1994 to 1996, and Director of Experimental Therapeutics from 1993 to 1994. From 1985 to 1993, he served in various positions at Harvard Medical School, including Associate Professor and Chairman of the Division of Comparative Pathology. Dr. Ringler received both his B.A. in Biology and his V.M.D. from the University of Pennsylvania.


     Dr. Luly has served as Vice President, Drug Discovery since June 1997. From 1996 to 1997, Dr. Luly served as Director, Immunoregulation Research and research fellow at Abbott Laboratories, a health care company. From 1993 to 1995, Dr. Luly served as senior project leader and research fellow at Abbott Laboratories. From 1990 to 1993, he served as project leader and associate research fellow at Abbott Laboratories. Dr. Luly received his B.S. from the University of Illinois and his Ph.D. in Organic Chemistry from the University of California, Berkeley.


     Ms. Bingham has served as a Director since September 1994. Since 1991, Ms. Bingham has served as a Partner at Schroder Ventures, a venture capital management company. Ms. Bingham received her first class degree in Biochemistry from the University of Oxford and her M.B.A. from Harvard Business School.

     Mr. Littlechild has served as a Director since the Company's incorporation. Since 1992, Mr. Littlechild has served as a general partner of HealthCare Partners III L.P. and HealthCare Partners IV L.P., the general partner, respectively, of each of HealthCare Ventures III L.P. and HealthCare Ventures IV L.P., and as a principal of HealthCare Investment Corporation LLC, a venture capital management company. He is a member of the Board of Directors of Orthofix International N.V., a medical devices company, Diacrin Inc., a biotechnology company, and Virus Research Institute, Inc., a biotechnology company. Mr. Littlechild received his B.Sc. from the University of Manchester and his M.B.A. from Manchester Business School.

     Dr. Peretz has served as a Director since September 1993. Since 1974, Dr. Peretz has served as the Editor-in-Chief of The New Republic, and has been a faculty member of the Social Studies Department at Harvard University since 1965. He is Co-Chairman of the Board of Directors of The Street.com, a financial daily on the World Wide Web. He serves on the Board of Directors of nine mutual funds managed by the Dreyfus Corporation. Dr. Peretz received his B.A. in History from Brandeis University and his Ph.D. in Government from Harvard University.

     Mr. Skaletsky has served as a Director since December 1996. Since May 1993, Mr. Skaletsky has served as President and Chief Executive Officer of GelTex Pharmaceuticals, Inc., a biotechnology company. Previously, he served as Chairman and Chief Executive Officer of Enzytech, Inc., and Opta Food Ingredients, Inc., each a biotechnology company. Mr. Skaletsky also served as President and Chief Operating Officer of Biogen, Inc., a biotechnology company. He is a member of the Board of Directors of Isis Pharmaceuticals, Inc., a biotechnology company. Mr. Skaletsky is currently serving as president of the Massachusetts Biotechnology Council and is a member of the Board of Directors of the Biotechnology Industry Organization. Mr. Skaletsky received his B.S. in Finance from Bentley College.

     Dr. Walsh has served as a Director since January 1996. Since 1991, Dr. Walsh has served as Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. From 1987 to 1995, he was Chairman of the Harvard Medical School Biological Chemistry and Molecular Pharmacology Department. Dr. Walsh received his A.B. in Biology from Harvard University and his Ph.D. in Life Sciences from Rockefeller University.

BOARD OF DIRECTORS

     All directors hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.

     The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the Stock Option Plan, and performs such other duties as may from time to time be determined by the Board of Directors.

DIRECTOR COMPENSATION

     Dr. Walsh and Mr. Skaletsky each have received $2,500 and a stock option grant of 9,756 shares of Common Stock as compensation for service on the Board of Directors. No other director has received compensation for service on the Board of Directors.

     Following this offering, Non-Employee Directors will receive a fee of $5,000 for each year of service on the Board of Directors and will be reimbursed for expenses incurred in connection with their attendance. In addition, each year, each Non-Employee Director will be granted automatically a stock option exercisable for 2,000 shares of Common Stock, as described below under "Amended and Restated 1993 Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company during the fiscal year ended December 31, 1996 to the Chief Executive Officer and its other three most highly compensated executive officers (the "Named Executive Officers") whose 1996 compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                             AWARDS(4)
                                                       ANNUAL COMPENSATION                  ------------
                                        -------------------------------------------------    SECURITIES
                                                                          OTHER ANNUAL       UNDERLYING
     NAME AND PRINCIPAL POSITION        SALARY($)(1)     BONUS($)(2)   COMPENSATION($)(3)    OPTIONS(#)
--------------------------------------  ------------     -----------   ------------------   ------------
Christopher K. Mirabelli..............    $222,000         $39,960           $8,097            50,914
  President, Chief Executive
  Officer and Chairman of the Board of
     Directors

Walter Newman.........................     140,000          16,800            6,355            38,109
  Vice President,
  Research and Discovery

Douglas Ringler.......................     115,417          16,100            2,111            43,475
  Vice President,
  Pharmaceutical Development:
  Preclinical Development and
  Laboratory Operations

Lee Brettman..........................     175,000          17,500            6,446            20,426
  Vice President,
  Pharmaceutical Development:
  Clinical Development and
  Medical Affairs

------------------------------
(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan, and excludes bonus paid in 1996 for fiscal year 1995.

(2) Bonus amounts were accrued for fiscal 1996, but were not paid until the first quarter of 1997.

(3) Other Annual Compensation consists of health and life insurance premiums paid by the Company on behalf of the Named Executive Officer.

(4) The Company has no long-term compensation plan that includes long-term incentive payments.

     The following table sets forth certain information with respect to grants of stock options under the Company's Stock Option Plan to the Named Executive Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                                                                 REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                     INDIVIDUAL GRANTS                         ANNUAL RATE OF
                                -----------------------------------------------------------      STOCK PRICE
                                   NUMBER       PERCENT OF TOTAL                              APPRECIATION FOR
                                OF SECURITIES    OPTIONS GRANTED                               OPTIONS TERM(2)
                                 UNDERLYING      TO EMPLOYEES IN     EXERCISE    EXPIRATION   -----------------
            NAME:                OPTIONS(1)        FISCAL YEAR      PRICE $/SH      DATE        5%        10%
------------------------------  -------------   -----------------   ----------   ----------   -------   -------
Christopher K. Mirabelli......      36,910            11.38%          $5.125        4/22/06   $40,767   $87,792
                                    14,004             4.32            6.15        12/16/06    18,560    39,970
Walter Newman.................      19,436             5.99            5.125        4/22/06    21,466    46,229
                                    18,673             5.76            6.15        12/16/06    24,249    53,297
Douglas Ringler...............      19,200             5.92            5.125        4/22/06    21,206    45,668
                                    24,275             7.48            6.15        12/16/06    32,174    69,287
Lee Brettman..................       3,620             1.12            5.125        4/22/06     3,999     8,612
                                    16,806             5.18            6.15        12/16/06    22,274    47,968

------------------------------
(1) Represents incentive stock options granted under the Stock Option Plan to each of the individuals listed above on April 22, 1996 and December 16, 1996. Each option becomes exercisable in four equal annual installments, and has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. All of these options are exercisable during the holder's lifetime only by the holder; they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed appreciation rates of five percent and ten percent in the fair market value of shares of Common Stock from the fair market value on the date of grant, which rates are set by the Securities and Exchange Commission and compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of option exercise prices, but do not include deductions for taxes or other expenses associated with the exercises. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved or will otherwise be indicative of the actual amounts received, if any.

     The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1996 and (ii) the value of unexercised in-the-money options (options for which the fair market value of the Common Stock exceeds the exercise price) as of December 31, 1996.

                      OPTION EXERCISES IN LAST FISCAL YEAR


                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED               IN-THE-MONEY
                               SHARES       VALUE               OPTIONS AT                      OPTIONS AT
                             ACQUIRED ON   REALIZED        DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)(1)
           NAME              EXERCISE(#)    ($)(1)       EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------------  -----------   --------   -------------------------------   --------------------------
Christopher K. Mirabelli...     10,975      57,371        28,048/87,500                   $146,425/$229,083
Walter Newman..............     --           --            6,097/44,207                     31,875/51,797
Douglas Ringler............     20,549     119,318           0/54,416                          0/79,493
Lee Brettman...............     --           --            6,097/38,719                     30,750/95,961


------------------------------
(1) Based on the fair market value of the Common Stock as of December 31, 1996, of $6.15 per share, as determined by the Company's Board of Directors, less the aggregate exercise price.

AMENDED AND RESTATED 1993 STOCK OPTION PLAN

     The Stock Option Plan provides for the grant of options to purchase shares of Common Stock to officers, employees and directors of and consultants to the Company. The maximum number of shares of Common Stock that may be issued pursuant to the Stock Option Plan is 1,500,000. The Stock Option Plan was adopted by the Board of Directors and the stockholders of the Company on September 21, 1993. The Stock Option Plan was amended and restated by the Board of Directors on April 14, 1997, in order to increase the number of shares of Common Stock to its current level and to provide the rights set forth below, which amendment was approved by the stockholders of the Company as of June 25, 1997.

     The Stock Option Plan will be administered by the Compensation Committee which is presently comprised of John Littlechild and Martin Peretz. The Compensation Committee will select participants (other than for the automatic grants to Non-Employee Directors referred to below) and, in a manner consistent with the terms of the Stock Option Plan, determine the number and duration of the options to be granted and the terms and conditions of the option agreements. In addition, each Non-Employee Director will receive, each year that such person serves as a director, an option to purchase 2,000 shares of Common Stock at fair market value on the date of grant. The Compensation Committee has the right to alter, amend or terminate the Stock Option Plan at any time but any such alteration, amendment or termination will not adversely affect options previously granted.

     The Stock Option Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. All employees of the Company are eligible for stock options under the Plan in amounts and at prices determined by the Compensation Committee, provided that, in the case of Incentive Stock Options, the exercise price will not be less than 100% of the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Common Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock. No participant in the Stock Option Plan may in any year be granted stock options with respect to more than 500,000 shares of Common Stock.

     Under the Stock Option Plan, the Compensation Committee may establish with respect to each option granted such vesting provisions as it determines to be appropriate or advisable. In general, options granted under the Stock Option Plan have a ten-year term, and such options vest or have vested over four-year periods at various rates. Unexercised options automatically terminate upon the termination of a holder's relationship with the Company. In addition, the Stock Option Plan includes a provision adjusting the number of shares of Common Stock available for grant, the number of shares of Common Stock subject to outstanding awards thereunder and the per share exercise price thereof in the event of any stock dividend, stock split, recapitalization, merger or certain other events.

     The Stock Option Plan provides that each outstanding option will immediately become fully exercisable upon a "Change in Control" of the Company, as defined in the Stock Option Plan. A "Change in Control" includes the acquisition by any third party (as hereinafter defined), directly or indirectly, of more than 80% of the Common Stock outstanding at the time, without the prior approval of the Company's Board of Directors. A "third party" for purposes of the foregoing means any person other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries together with any of such person's "affiliates" and "associates" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     As of June 30, 1997, an aggregate of 966,891 shares of Common Stock were subject to outstanding stock options granted under the Stock Option Plan. As of June 30, 1997, options to purchase 228,465 shares of Common Stock were exercisable at prices ranging from $.04 to $7.18 per share.

1997 EMPLOYEE STOCK PURCHASE PLAN

     In April 1997, the Board adopted the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which enables eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Offerings under the Stock Purchase Plan are planned to commence on January 1 and end on December 31 of each year. The initial offering period is intended to commence upon January 1, 1998 and to end on December 31, 1998, unless otherwise determined by the Board. During the offering period, an eligible employee may select a rate of payroll deduction up to 10% of his or her compensation up to an aggregate total payroll deduction not to exceed $10,000 in any offering period. The purchase price for the Company's Common Stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. A total of 150,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan.

401(K) PLAN

     The Company has implemented a retirement savings plan (the "401(k) Plan"), which covers all full-time employees. Pursuant to the 401(k) Plan, an employee may elect to reduce his or her current compensation by up to 15% (subject to certain overall dollar limits) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan allows employees to make certain tax-deferred voluntary contributions. The 401(k) Plan is intended to qualify under
Section 401 of the Code, so that contributions by employees, and earned income thereon, are not taxable to employees until withdrawn from the 401(k) Plan. The administrator of the 401(k) Plan will invest each employee's account at the direction of each such employee, who can choose among certain investment alternatives provided.

EMPLOYMENT AGREEMENTS

     The Company has no employment agreements currently in effect between it and its employees.

COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee is responsible for determining salaries, incentives and all other forms of compensation for directors and officers of the Company. The Compensation Committee also administers various incentive compensation and benefit plans, including the Stock Option Plan and Stock Purchase Plan. The members of the Compensation Committee of the Board of Directors are

John W. Littlechild and Martin Peretz, neither of whom is an employee of the Company. Mr. Littlechild is a general partner of the general partner of HealthCare Ventures, III, L.P., and HealthCare Ventures, IV, L.P., each a venture fund and a principal stockholder of the Company. Dr. Peretz may be deemed to beneficially own the shares held by I.S. Partners, L.P., a venture capital firm and a principal stockholder of the Company. See "Principal Stockholders" and "Certain Transactions."

                              CERTAIN TRANSACTIONS

     In June 1994, the Company sold an aggregate of 5,000,000 shares of Series A Convertible Preferred Stock (convertible into 1,219,512 shares of Common Stock) at a purchase price of $1.00 per share ($4.10 per share on an as-converted basis) to a group of existing investors, including HealthCare Ventures III, L.P. ("HCV III"), HealthCare Ventures IV, L.P. ("HCV IV") and I.S. Partners, L.P. ("I.S. Partners").

     In September 1994, the Company sold an aggregate of 1,666,667 shares of Series B Convertible Preferred Stock (convertible into 406,504 shares of Common Stock) at a purchase price of $1.20 per share ($4.92 per share on an as-converted basis) to a group of new and existing investors, including Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Sciences Trust, Schroders Incorporated and I.S. Partners.

     In November 1994, the Company entered into a Research, Development and Marketing Agreement with Warner-Lambert relating to the Company's MCP-1 program. In connection with such agreement, the Company issued and sold 1,000,000 shares of Series C Convertible Preferred Stock (convertible into 243,902 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as-converted basis) to Warner-Lambert Company.

     In May 1995, the Series A Common Stock, which was owned by Dr. Springer and his affiliates, automatically converted pursuant to its terms into 893,782 shares of Common Stock.

     In July 1995, the Company entered into a Research, Development and Marketing Agreement with Warner-Lambert Company relating to the Company's IL-8 program and amended the Research, Development and Marketing Agreement relating to the MCP-1 program.

     In September 1995, the Company sold an aggregate of 1,481,482 shares of Series D Convertible Preferred Stock (convertible into 361,337 shares of Common Stock) at a purchase price of $1.35 per share ($5.54 per share on an as-converted basis) to a group of new and existing investors, including HCV III, HCV IV, I.S. Partners, Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Sciences Trust, Schroders Incorporated and Francis H. Spiegel, Jr.

     In January 1996, the Company sold 625,000 shares of Series E Convertible Preferred Stock (convertible into 152,439 shares of Common Stock) at a purchase price of $4.00 per share ($16.40 per share on an as-converted basis) to Warner-Lambert.

     In February 1996, the Company sold an aggregate of 910,188 shares of Series F Convertible Preferred Stock (convertible into 221,997 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as-converted basis) to a group of new and existing investors, including HCV III, HCV IV, I.S. Partners, Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Sciences Trust, Schroders Incorporated and Lombard Odier & Cie.

     In April 1996, the Company sold 625,000 shares of Series E Convertible Preferred Stock (convertible into 152,439 shares of Common Stock) at a purchase price of $4.00 per share ($16.40 per share on an as-converted basis) to Warner-Lambert.

     In June 1996, the Company sold an aggregate of 728,147 shares of Series F Convertible Preferred Stock (convertible into 194,608 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as converted basis) to a group of existing investors, including HCV III, HCV IV, I.S. Partners, Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Sciences Trust, Schroders Incorporated and Lombard Odier & Cie.


     In July 1996, the Company entered into a Research Collaboration and License Agreement with Roche Bioscience relating to the Company's CCR3 Antagonist program. In connection with such agreement, Roche Bioscience made a $1.5 million license fee payment.


     In December 1996, the Company sold 857,143 shares of Series G Convertible Preferred Stock (convertible into 401,142 shares of Common Stock) at a purchase price of $3.50 per share ($7.47 on an as-converted basis) to Roche Finance Ltd. If the initial public offering price varies within the estimated range, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is subject to adjustment from a maximum of 451,284 shares of Common Stock (in the event that the initial public offering price is $8.00 per share) to a minimum of 361,027 shares of Common Stock (in the event that the initial public offering price is $10.00 per share). The pricing of this offering outside the estimated range will further effect the number of shares of Common Stock into which the Preferred Stock is convertible.

     In January 1997, the Company granted Augustine Lawlor, Vice President, Corporate Development and Chief Financial Officer, an incentive stock option to purchase 89,633 shares of Common Stock at an exercise price of $6.15, the fair market value of the Common Stock on the date of grant.

     In March through June 1997, the Company sold an aggregate of 1,102,719 shares of Series G Convertible Preferred Stock (convertible into 493,319 shares of Common Stock) at a purchase price of $3.50 per share ($6.75 on an as-converted basis) to a group of new and existing investors, including Schroder Ventures International Life Sciences Fund L.P. 1, Schroder Ventures International Life Sciences Trust, Schroders Incorporated and Warner-Lambert. If the initial public offering price varies within the estimated range, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is subject to adjustment from a maximum of 546,273 shares of Common Stock (in the event that the initial public offering price is $8.00 per share) to a minimum of 450,956 shares of Common Stock (in the event that the initial public offering price is $10.00 per share). The pricing of this offering outside the estimated range will further effect the number of shares of Common Stock into which the Preferred Stock is convertible.

     In June 1997, the Company granted Jay Luly, Vice President, Drug Discovery, an incentive stock option to purchase 85,366 shares of Common Stock at an exercise price of $7.18, the fair market value of the Common Stock on the date of grant.

     In June 1997, the Company entered into an agreement with Warner-Lambert pursuant to which (i) Warner-Lambert terminated all of its equity anti-dilution rights in connection with Company's initial public offering and (ii) Warner-Lambert agreed to reduce the number of shares of Common Stock into which its shares of Series G Preferred Stock would be converted upon consummation of the Company's initial public offering. In exchange for Warner-Lambert's agreement to so reduce certain of its equity rights in the Company, the Company agreed to reduce the amount of certain of the royalties due to the Company by Warner-Lambert in connection with sales of products developed pursuant to any of the research collaborations between the Company and Warner-Lambert, and the Company also agreed in principle to waive its right to co-promote such products under certain circumstances. In the event that the initial public offering price is less than $12.30 per share, Warner-Lambert will receive a credit against such royalties. Assuming an initial public offering price of $9.00 per share, the approximate amount of such credit would be $2.05 million.

     For a description of certain transactions and certain employment and other arrangements between the Company and certain of its directors and executive officers, see "Management Director Compensation" and "Executive Compensation."

     The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described were no less favorable than the Company could have obtained from unaffiliated third parties.

     The Company has adopted a policy, effective following the consummation of this offering, that all future transactions between the Company and its officers, directors and affiliates must (i) be approved by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unrelated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1997, giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 5,087,935 shares of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group.

                                                                                   PERCENT OWNED
                                                                SHARES        ------------------------
                                                             BENEFICIALLY     BEFORE THE     AFTER THE
           NAMES AND ADDRESS OF BENEFICIAL OWNER               OWNED(1)        OFFERING      OFFERING
-----------------------------------------------------------  ------------     ----------     ---------
Entities Affiliated with HealthCare Investment
  Corporation(2)...........................................    1,999,380          32.3%         23.0%
  Twin Tower at Metro Park
  379 Thornall Street
  Edison, New Jersey 08837
Timothy Springer(3)........................................      767,121          12.4%          8.8%
  Center for Blood Research
  200 Longwood Avenue
  Boston, Massachusetts 02115
I.S. Partners, L.P.........................................      736,330          11.9%          8.5%
  c/o Clark Estates
  30 Wall Street
  New York, New York 10005
Warner-Lambert Company.....................................      618,466          10.0%          7.1%
  201 Tabor Road
  Morris Plains, New Jersey 07950
Entities Affiliated with Schroders PLC(4)..................      423,949           6.9%          4.9%
  120 Cheapside
  London EC2V 6DS
  England
Roche Finance Ltd..........................................      401,141           6.5%          4.6%
  c/o Hoffmann-La Roche, Ltd.
  124 Grensacherstrasse
  CH-4002 Basel
  Switzerland
Lombard Odier & Cie........................................      400,896           6.5%          4.6%
  Toedistrasse 36
  CH8027
  Zurich, Switzerland
John W. Littlechild(5).....................................    1,999,380          32.3%         23.0%
Martin Peretz(6)...........................................      736,330          11.9%          8.5%
Catherine Bingham(7).......................................      423,949           6.9%          4.9%
Christopher K. Mirabelli(8)................................      146,485           2.3%          1.7%
Christopher T. Walsh.......................................        3,937             *             *
Mark Skaletsky.............................................            0             *             *
Walter Newman(9)...........................................       38,394             *             *
Douglas Ringler(10)........................................       28,395             *             *
Lee Brettman(11)...........................................        7,003             *             *
All current directors and executive officers
  as a group (11 persons)(12)..............................    3,383,873          54.0%         38.6%

------------------------------

* Less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of June 30, 1997, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

 (2) Includes shares held by HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures IV, L.P. ("HCV IV").

 (3) Includes shares held by Dr. Springer's wife and the Springer Family Trust. Dr. Springer disclaims beneficial ownership of all shares owned by his wife and beneficial ownership of the shares owned by the Springer Family Trust except to the extent of his proportional interest.

 (4) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1, Schroder Ventures International Life Sciences Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Venture Managers Limited as Investment Manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme (together, the "Schroder Group").

 (5) Includes shares held by HCV III and HCV IV. Mr. Littlechild, a director of the Company, is a general partner of the general partner of each of HCV III and HCV IV. Mr. Littlechild shares voting and investment control with respect to the shares owned by HCV III and HCV IV. Mr. Littlechild may be deemed to beneficially own the shares held by HCV III and HCV IV although he disclaims beneficial ownership except to the extent of his proportional ownership interests.

 (6) Includes shares held by I.S. Partners, L.P. Dr. Peretz, a director of the Company, may be deemed to beneficially own the shares held by I.S. Partners although he disclaims beneficial ownership except to the extent of his proportionate ownership interest.

 (7) Includes shares held by the Schroder Group. Ms. Bingham may be deemed to beneficially own the shares held by the Schroder Group although she disclaims beneficial ownership except to the extent of her proportionate ownership interest.

 (8) Includes 55,569 shares of Common Stock which Dr. Mirabelli has the right to acquire within 60 days of June 30, 1997 upon the exercise of stock options.

 (9) Includes 14,005 shares of Common Stock which Dr. Newman has the right to acquire within 60 days of June 30, 1997 upon the exercise of stock options. Includes shares held by the Newman Family Trust. Dr. Newman disclaims beneficial ownership of all shares owned by the Newman Family Trust.

(10) Includes 7,848 shares of Common Stock which Dr. Ringler has the right to acquire within 60 days of June 30, 1997 upon the exercise of stock options.

(11) Includes 7,003 shares of Common Stock which Dr. Brettman has the right to acquire within 60 days of June 30, 1997 upon the exercise of stock options.

(12) Includes 84,425 shares of Common Stock which the directors and officers have the right to acquire within 60 days of June 30, 1997 upon the exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, the Company will be authorized to issue 25,000,000 shares of Common Stock, $0.01 par value per share, of which 8,702,791 shares will be issued and outstanding, and 5,000,000 shares of undesignated Preferred Stock, $0.01 par value per share, of which no shares will be issued and outstanding.


COMMON STOCK

     Upon the closing of this offering, the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") will authorize the issuance of up to 25,000,000 shares of Common Stock, $0.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.


     As of July 31, 1997, there were 6,202,791 shares of Common Stock outstanding held by 67 stockholders (after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 5,087,935 shares of Common Stock effective upon the closing of this offering). If the initial public offering price varies within the estimated range, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is subject to adjustment from a maximum of 5,191,031 shares of Common Stock (in the event that the initial public offering price is $8.00 per share) to a minimum of 5,005,457 shares of Common Stock (in the event that the initial public offering price is $10.00 per share). The pricing of this offering outside the estimated range will further effect the number of shares of Common Stock into which the Preferred Stock is convertible.


PREFERRED STOCK

     Upon the closing of this offering, the Restated Certificate of Incorporation will have an authorized class of undesignated preferred stock consisting of 5,000,000 shares, $0.01 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of Common Stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Holders of preferred stock would typically be entitled to receive a preference payment in the event of a liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. Additionally, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS


     As of July 31, 1997, there were outstanding warrants exercisable for up to 84,145 shares of Common Stock (after giving effect to the conversion of all outstanding warrants to purchase shares of the Company's Series A Preferred Stock into warrants for shares of Common Stock which will occur upon the closing of this offering). Such warrants have expiration dates of five years from the closing of this offering and have a weighted average exercise price equal to $4.10. The holders of the warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of their respective warrants. See "Registration Rights."


REGISTRATION RIGHTS

     Certain persons and entities have rights with respect to the registration of Common Stock under the Securities Act. Immediately after the closing of this offering, those rights will cover approximately 5,981,716 shares of Common Stock (the "Registrable Shares"). In general, in the event that the Company proposes to register any shares of Common Stock under the Securities Act for its own account or the account of other stockholders at any time or times, subject to certain exceptions, the Company must, upon the written request of a holder of Registrable Shares, use its best efforts to cause to be registered under the Securities Act all of the Registrable Shares requested to be registered, provided, however, that the Company is not required to register Registrable Securities in excess of the amount, if any, of Common Stock which the principal underwriter of an underwritten offering shall agree to include in such offering. The holders of 5,981,716 of the Registrable Shares will also have the right to require the Company to prepare and file from time to time a registration statement under the Securities Act with respect to their Registrable Shares, provided that such holders may not exercise such right more than twice with respect to a registration statement on Form S-1 or more than two times in any calendar year with respect to a registration statement on Form S-3. Upon receipt of any such request from such holders, the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws") provide that, effective upon the consummation of this offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meetings of the stockholders, and that special meetings may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors of the Company or holders of 20% or more of the then outstanding shares of capital stock of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The Company's Restated Certificate of Incorporation and By-Laws provided that, effective upon the consummation of this offering, for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before a stockholders meeting must be delivered not less than 50 days prior to such stockholders meeting, provided that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a notice of nominations or other business to be brought before such stockholders meeting must be delivered within 7 days following the day on which such notice of the date of the stockholders meeting was given or such public disclosure was made. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of Common Stock and Preferred Stock. A 75% vote is also required to amend or repeal any of the foregoing By-Law provisions. Such 75% stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company.

     The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 8,702,791 shares of Common Stock (9,077,791 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144. The remaining 6,202,791 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock. The executive officers, directors, employees and other stockholders of the Company who beneficially own an aggregate of 6,202,791 shares of Common Stock outstanding prior to this offering have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"). See "Underwriting."


     Upon expiration of the Lock-Up Period, approximately 659,289 Restricted Shares held by non-affiliates will be eligible for sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act and approximately 3,980,257 Restricted Shares held by affiliates and approximately 417,541 Restricted Shares held by non-affiliates will be so eligible subject to compliance with the volume limitations of Rule 144 described below. The remaining 924,629 Restricted Shares may be sold pursuant to Rule 144 only after they have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate (which dates do not occur until after the expiration of the Lock-Up Period).


     Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, upon expiration of the Lock-Up Period an aggregate of 221,075 shares of Common Stock currently outstanding, and an additional 947,272 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale pursuant to such rule.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding the sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

     Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

     The Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Stock Option Plan. That registration statement is expected to be filed approximately 180 days after the date of this Prospectus and is expected to become effective immediately upon filing. Shares covered by such registration statement will be eligible for resale in the public market after the effective date of such registration statements, subject to Rule 144 limitations applicable to affiliates and to the Lock-Up Period, if applicable.

     In addition, upon completion of this offering, the holders of 5,981,716 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

     Prior to this offering, there has been no public market for the Common Stock and no predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC and UBS Securities LLC, have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    Hambrecht & Quist LLC.....................................................
    UBS Securities LLC........................................................

                                                                                ---------
              Total...........................................................  2,500,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     The Company has granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The executive officers, directors, employees and other stockholders of the Company, who beneficially own an aggregate of 6,202,791 shares of Common Stock outstanding prior to this offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180 day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock during the 180 day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.


     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, certain financial information of the Company, market valuation of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operation, the Company's management and other factors deemed relevant. The estimated initial public offering price set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain legal matters will be passed on for the Company by Bingham, Dana & Gould LLP, Boston, Massachusetts. Justin P. Morreale, a partner at Bingham, Dana & Gould LLP, is the Secretary of the Company. Certain legal matters will be passed on for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The audited consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements in this Prospectus under the captions "Risk
Factors--Uncertainties Relating to Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Hamilton, Brook, Smith & Reynolds, P.C., patent counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered by the Company has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW., Washington, DC. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

                         LEUKOSITE, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Report of Independent Public Accountants...........................................    F-2
Consolidated Balance Sheets as of December 31, 1995, 1996 and June 30, 1997
  (Unaudited)......................................................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995
  and 1996, for the Six Months Ended June 30, 1996 and 1997 (Unaudited) and for the
  Period from Inception (May 1, 1992) to June 30, 1997 (Unaudited).................    F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Period from
  Inception (May 1, 1992) to December 31, 1996, for the six months ended June 30,
  1997 (Unaudited) and Pro Forma June 30, 1997 (unaudited).........................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995
  and 1996, for the Six Months Ended June 30, 1996 and 1997 (Unaudited) and for the
  Period from Inception (May 1, 1992) to June 30, 1997 (Unaudited).................    F-6
Notes to Consolidated Financial Statements.........................................    F-7

     Upon the consummation of the reverse stock split and charter amendment discussed in Note 9(a), we expect to be in a position to issue the following report.

Boston, Massachusetts                                        Arthur Andersen LLP
March 4, 1997 (except for the matter
  discussed in Note 9(a), as to which the
  date is June 23, 1997)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LeukoSite, Inc.:

     We have audited the accompanying consolidated balance sheets of LeukoSite, Inc. (a Delaware corporation in the development stage) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LeukoSite, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                                                            PRO FORMA
                                                        DECEMBER 31,     DECEMBER 31,       JUNE 30,         JUNE 30,
                                                            1995             1996             1997             1997
                                                        ------------     ------------     ------------     ------------
                                                                                                   (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 1,734,188      $ 4,430,507      $  6,620,171     $  6,620,171
  Marketable securities...............................           --        4,953,902         5,028,374        5,028,374
  Other current assets................................       87,509          153,779           321,802          321,802
                                                        -----------      -----------      ------------     ------------
         Total current assets.........................    1,821,697        9,538,188        11,970,347       11,970,347
                                                        -----------      -----------      ------------     ------------
Property and equipment, at cost:
  Laboratory furniture, fixtures and equipment........    1,867,903        2,209,222         2,443,448        2,443,448
  Leasehold improvements..............................    1,700,025        1,792,989         2,045,703        2,045,703
  Office furniture, fixtures and equipment............      174,061          268,254           274,786          274,786
                                                        -----------      -----------      ------------     ------------
                                                          3,741,989        4,270,465         4,763,937        4,763,937
  Less--Accumulated depreciation and amortization.....    1,053,149        1,962,009        (2,502,008)      (2,502,008)
                                                        -----------      -----------      ------------     ------------
                                                          2,688,840        2,308,456         2,261,929        2,261,929
Other assets..........................................       27,526           27,526           551,772          551,772
                                                        -----------      -----------      ------------     ------------
         Total assets.................................  $ 4,538,063      $11,874,170      $ 14,784,048     $ 14,784,048
                                                        ===========      ===========      ============     ============
                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................  $    83,419      $   118,018      $    175,729     $    175,729
  Accrued expenses....................................      647,481        1,044,080         1,908,891        1,908,891
  Deferred revenue....................................           --          261,250         2,425,000        2,425,000
  Deferred rent, current portion......................           --          104,357           221,051          221,051
  Current portion of capital lease obligations........      652,090          784,168           468,288          468,288
                                                        -----------      -----------      ------------     ------------
         Total current liabilities....................    1,382,990        2,311,873         5,198,959        5,198,959
                                                        -----------      -----------      ------------     ------------
Deferred rent, net of current portion.................      336,231          466,078           344,493          344,493
                                                        -----------      -----------      ------------     ------------
Capital lease obligations, less current portion.......    1,246,998          763,621           778,436          778,436
                                                        -----------      -----------      ------------     ------------
Commitments and contingencies (Notes 3, 7, 12 and 14)
Redeemable convertible preferred stock, $.01 par
  value--
  Authorized--21,667,199 shares
  Issued and outstanding--13,148,149 shares at
    December 31, 1995, 15,643,627 shares at December
    31, 1996, 16,746,346 shares at June 30, 1997 and
    no shares pro forma...............................   13,732,798       20,913,405        25,220,911               --
                                                        -----------      -----------      ------------     ------------
Stockholders' equity (deficit):
  Preferred stock $.01 par value--
    Authorized--5,000,000 shares
    Issued and outstanding--no shares.................           --               --                --               --
  Convertible preferred stock $.01 par value--
    Authorized--2,250,000 shares
    Issued and outstanding--1,000,000 shares at
      December 31, 1995, 2,250,000 shares at December
      31, 1996 and at June 30, 1997 and no shares pro
      forma...........................................       10,000           22,500            22,500               --
  Common stock, $.01 par value--
    Authorized--25,000,000 shares
    Issued and outstanding--1,041,099 shares at
      December 31, 1995, 1,086,590 shares at December
      31, 1996, 1,095,241 shares at June 30, 1997 and
      6,183,176 shares pro forma......................       10,411           10,866            10,952           61,831
  Additional paid-in capital..........................    3,121,267        8,710,149         8,720,235       33,912,767
  Deficit accumulated during the development stage....  (15,302,632)     (21,324,322)      (25,512,438)     (25,512,438)
                                                        -----------      -----------      ------------     ------------
         Total stockholders' equity (deficit).........  (12,160,954)     (12,580,807)      (16,758,751)       8,462,160
                                                        -----------      -----------      ------------     ------------
         Total liabilities and stockholders' equity
           (deficit)..................................  $ 4,538,063      $11,874,170      $ 14,784,048     $ 14,784,048
                                                        ===========      ===========      ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             SIX MONTHS ENDED          INCEPTION
                                       YEAR ENDED DECEMBER 31,                   JUNE 30,            (MAY 1, 1992)
                               ---------------------------------------   -------------------------      THROUGH
                                  1994          1995          1996          1996          1997       JUNE 30, 1997
                               -----------   -----------   -----------   -----------   -----------   --------------
                                                                                (UNAUDITED)           (UNAUDITED)
Revenues:
  Corporate collaborations.... $        --   $   250,000   $ 3,591,000   $   523,500   $ 2,070,024    $   5,911,024
  Government grants...........          --       200,000        82,770            --       205,422          488,192
                               -----------   -----------   -----------   -----------   -----------     ------------
          Total revenues......          --       450,000     3,673,770       523,500     2,275,446        6,399,216
                               -----------   -----------   -----------   -----------   -----------     ------------
Operating expenses:
  Research and development....   5,055,447     7,051,287     8,502,187     3,924,628     5,451,437       27,641,324
  General and
     administrative...........     726,084       865,311     1,370,538       495,274       735,562        4,289,842
                               -----------   -----------   -----------   -----------   -----------     ------------
          Total operating
            expenses..........   5,781,531     7,916,598     9,872,725     4,419,902     6,186,999       31,931,166
                               -----------   -----------   -----------   -----------   -----------     ------------
          Loss from
            operations........  (5,781,531)   (7,466,598)   (6,198,955)   (3,896,402)   (3,911,553)     (25,531,950)
Interest income...............     205,735       219,510       378,924       172,139       294,794        1,098,963
Interest expense..............     (58,215)     (229,665)     (201,659)     (109,157)      (83,357)        (591,451)
                               -----------   -----------   -----------   -----------   -----------     ------------
          Net loss............ $(5,634,011)  $(7,476,753)  $(6,021,690)  $(3,833,420)  $(3,700,116)   $ (25,024,438)
                               ===========   ===========   ===========   ===========   ===========     ============
Pro forma net loss per common
  share.......................                             $     (1.04)                $      (.59)
                                                           ===========                 ===========
Shares used in computing pro
  forma net loss per common
  share.......................                               5,770,089                   6,290,299
                                                           ===========                 ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                              CONVERTIBLE               SERIES A
                                            PREFERRED STOCK           COMMON STOCK            COMMON STOCK
                                         ----------------------   ---------------------   ---------------------   ADDITIONAL
                                           NUMBER       $.01       NUMBER       $.01       NUMBER       $.01        PAID-IN
                                         OF SHARES    PAR VALUE   OF SHARES   PAR VALUE   OF SHARES   PAR VALUE     CAPITAL
                                         ----------   ---------   ---------   ---------   ---------   ---------   -----------
ISSUANCE OF COMMON STOCK................         --   $     --          --     $    --     804,878     $ 8,049    $    (7,629)
  Net loss..............................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, DECEMBER 31, 1992..............         --         --          --          --     804,878       8,049         (7,629)
  Issuance of common stock..............         --         --          --          --     121,951       1,220          3,780
  Conversion of common stock to Series A
    common stock........................         --         --     804,878       8,049    (804,878)     (8,049)            --
  Preferred stock warrants issued in
    connection with lease obligations...         --         --          --          --          --          --         35,000
  Net loss..............................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, DECEMBER 31, 1993..............         --         --     804,878       8,049     121,951       1,220         31,151
  Issuance of Series C convertible
    preferred stock, net of issuance
    costs of $47,691....................  1,000,000     10,000          --          --          --          --      2,942,309
  Exercise of stock options.............         --         --          --          --       9,451          94          1,344
  Preferred stock warrants issued in
    connection with lease obligations...         --         --          --          --          --          --         55,500
  Net loss..............................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, DECEMBER 31, 1994..............  1,000,000     10,000     804,878       8,049     131,402       1,314      3,030,304
  Conversion of Series A common stock to
    common stock........................         --         --    (804,878)     (8,049)    893,782       8,938         88,450
  Exercise of stock options.............         --         --          --          --      15,915         159          2,513
  Net loss..............................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, DECEMBER 31, 1995..............  1,000,000     10,000          --          --    1,041,099     10,411      3,121,267
  Issuance of Series E convertible
    preferred stock, net of issuance
    costs of $40,434....................  1,250,000     12,500          --          --          --          --      4,947,066
  Exercise of stock options.............         --         --          --          --      45,491         455         31,816
  Value ascribed to guaranteed rate of
    return on redeemable convertible
    preferred stock.....................         --         --          --          --          --          --        610,000
  Net loss..............................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, DECEMBER 31, 1996..............  2,250,000     22,500          --          --    1,086,590     10,866      8,710,149
  Exercise of stock options
    (unaudited).........................         --         --          --          --       8,651          86         10,086
  Net loss (unaudited)..................         --         --          --          --          --          --             --
  Accretion of redeemable convertible
    preferred stock dividends
    (unaudited).........................         --         --          --          --          --          --             --
                                          ---------    -------    --------     -------    ---------    -------     ----------
BALANCE, JUNE 30, 1997 (UNAUDITED)......  2,250,000     22,500          --          --    1,095,241     10,952      8,720,235
  Conversion of convertible preferred
    stock (unaudited)................... (2,250,000)   (22,500)         --          --     548,780       5,488         17,012
  Conversion of redeemable convertible
    preferred stock (unaudited).........         --         --          --          --    4,539,155     45,391     25,175,520
                                          ---------    -------    --------     -------    ---------    -------     ----------
PRO FORMA BALANCE, JUNE 30, 1997
  (UNAUDITED)...........................         --   $     --          --     $    --    6,183,176    $61,831    $33,912,767
                                          =========    =======    ========     =======    =========    =======     ==========

                                            DEFICIT
                                          ACCUMULATED
                                             DURING
                                          DEVELOPMENT
                                             STAGE          TOTAL
                                          ------------   ------------
                                         <
ISSUANCE OF COMMON STOCK................  $        --    $        420
  Net loss..............................     (128,634)       (128,634)
                                          ------------   ------------
BALANCE, DECEMBER 31, 1992..............     (128,634)       (128,214)
  Issuance of common stock..............           --           5,000
  Conversion of common stock to Series A
    common stock........................           --              --
  Preferred stock warrants issued in
    connection with lease obligations...           --          35,000
  Net loss..............................   (2,063,234)     (2,063,234)
                                          ------------   ------------
BALANCE, DECEMBER 31, 1993..............   (2,191,868)     (2,151,448)
  Issuance of Series C convertible
    preferred stock, net of issuance
    costs of $47,691....................           --       2,952,309
  Exercise of stock options.............           --           1,438
  Preferred stock warrants issued in
    connection with lease obligations...           --          55,500
  Net loss..............................   (5,634,011)     (5,634,011)
                                          ------------   ------------
BALANCE, DECEMBER 31, 1994..............   (7,825,879)     (4,776,212)
  Conversion of Series A common stock to
    common stock........................           --          89,339
  Exercise of stock options.............           --           2,672
  Net loss..............................   (7,476,753)     (7,476,753)
                                          ------------   ------------
BALANCE, DECEMBER 31, 1995..............  (15,302,632)    (12,160,954)
  Issuance of Series E convertible
    preferred stock, net of issuance
    costs of $40,434....................           --       4,959,566
  Exercise of stock options.............           --          32,271
  Value ascribed to guaranteed rate of
    return on redeemable convertible
    preferred stock.....................           --         610,000
  Net loss..............................   (6,021,690)     (6,021,690)
                                          ------------   ------------
BALANCE, DECEMBER 31, 1996..............  (21,324,322)    (12,580,807)
  Exercise of stock options
    (unaudited).........................           --          10,172
  Net loss (unaudited)..................   (3,700,116)     (3,700,116)
  Accretion of redeemable convertible
    preferred stock dividends
    (unaudited).........................     (488,000)       (488,000)
                                          ------------   ------------
BALANCE, JUNE 30, 1997 (UNAUDITED)......  (25,512,438)    (16,758,751)
  Conversion of convertible preferred
    stock (unaudited)...................           --              --
  Conversion of redeemable convertible
    preferred stock (unaudited).........           --      25,220,911
                                          ------------   ------------
PRO FORMA BALANCE, JUNE 30, 1997
  (UNAUDITED)...........................  $(25,512,438)  $  8,462,160
                                          ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                LEUKOSITE, INC.


                         (A DEVELOPMENT STAGE COMPANY)


                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                          SIX MONTHS             INCEPTION
                                                YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,         (MAY 1, 1992)
                                        ----------------------------------------   -------------------------      THROUGH
                                           1994          1995           1996          1996          1997       JUNE 30, 1997
                                        -----------   -----------   ------------   -----------   -----------   --------------
                                                                                          (UNAUDITED)           (UNAUDITED)
Cash flows from operating activities:
  Net loss............................  $(5,634,011)  $(7,476,753)  $ (6,021,690)  $(3,833,420)  $(3,700,116)   $(25,024,438)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities--
    Stock compensation expense........       86,058         3,281             --            --            --          89,339
    Depreciation and amortization.....      261,249       774,146        908,860       450,000       539,999       2,491,784
    Changes in operating assets and
      liabilities--
        Other current assets..........     (124,143)       76,530        (66,270)      (57,923)     (168,023)       (321,802)
        Accounts payable and accrued
          expenses....................    1,139,006      (809,953)       431,198        35,567       922,522       2,651,322
        Deferred revenue..............           --            --        261,250       511,250     2,163,750       2,425,000
        Deferred rent.................       27,407       308,824        234,204       118,576        (4,891)        565,544
                                        -----------   -----------   ------------   -----------   -----------    ------------
            Net cash used in operating
              activities..............   (4,244,434)   (7,123,925)    (4,252,448)   (2,775,950)     (246,759)    (17,123,251)
                                        -----------   -----------   ------------   -----------   -----------    ------------
Cash flows from investing activities:
  Investment in marketable
    securities........................   (3,797,645)   (1,458,329)   (11,741,504)   (3,759,041)   (4,953,064)    (21,950,542)
  Proceeds from maturities of
    marketable securities.............    1,797,474     3,458,500      6,787,602            --     4,878,592      16,922,168
  Purchases of property and
    equipment.........................     (974,502)      (40,283)      (184,549)      (22,797)     (405,981)     (2,192,541)
  Decrease (increase) in other
    assets............................        7,500          (436)            --            --      (524,246)       (551,772)
                                        -----------   -----------   ------------   -----------   -----------    ------------
            Net cash provided by (used
              in) investing
              activities..............   (2,967,173)    1,959,452     (5,138,451)   (3,781,838)   (1,004,699)     (7,772,687)
                                        -----------   -----------   ------------   -----------   -----------    ------------
Cash flows from financing activities:
  Principal payments on capital
    leases............................     (148,588)     (558,280)      (695,226)     (311,006)     (388,556)     (1,790,650)
  Net proceeds from notes payable.....           --            --             --            --            --       2,086,312
  Proceeds from redeemable convertible
    preferred stock, net of issuance
    costs.............................    6,907,860     1,950,908      7,790,607     4,851,717     3,819,506      23,256,599
  Exercise of stock options...........        1,438         2,672         32,271        23,075        10,172          51,973
  Issuance of convertible preferred
    stock, net of issuance costs......    2,952,309            --      4,959,566     4,959,566            --       7,911,875
                                        -----------   -----------   ------------   -----------   -----------    ------------
            Net cash provided by
              financing activities....    9,713,019     1,395,300     12,087,218     9,523,352     3,441,122      31,516,109
                                        -----------   -----------   ------------   -----------   -----------    ------------
Net increase (decrease) in cash and
  cash equivalents....................  $ 2,501,412   $(3,769,173)  $  2,696,319   $ 2,965,564   $ 2,189,664    $  6,620,171
Cash and cash equivalents, beginning
  of period...........................    3,001,949     5,503,361      1,734,188     1,734,188     4,430,507              --
                                        -----------   -----------   ------------   -----------   -----------    ------------
Cash and cash equivalents, end of
  period..............................  $ 5,503,361   $ 1,734,188   $  4,430,507   $ 4,699,752   $ 6,620,171    $  6,620,171
                                        ===========   ===========   ============   ===========   ===========    ============
Supplemental cash flow information:
  Cash paid during the period for
    interest..........................  $    51,887   $   193,197   $    201,659   $   109,158   $    83,357    $    805,066
                                        ===========   ===========   ============   ===========   ===========    ============
Supplemental disclosure of noncash
  investing and financing activities:
  Property and equipment purchased
    under capital lease obligations...  $ 1,614,765   $   435,301   $    343,927   $    70,143   $    87,491    $  2,811,174
                                        ===========   ===========   ============   ===========   ===========    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) THE COMPANY

     LeukoSite, Inc. (the "Company") was incorporated on May 1, 1992. The Company is engaged in the development of a new class of proprietary immunomodulatory therapeutics for the treatment of inflammatory and autoimmune diseases.

     The Company is in the development stage and is devoting substantially all of its efforts toward product research and development and raising capital. Management anticipates that all future revenues will be derived from products under development or those developed in the future. Principal risks to the Company include the successful development and marketing of products to obtain profitable operations, dependence on collaborative partners, the ability to obtain adequate financing to fund future operations, United States Food and Drug Administration clearance and regulation, dependence on key individuals and competition from substitute products and larger companies.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Pro Forma Presentation

     The unaudited pro forma consolidated balance sheet as of June 30, 1997 reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock and convertible preferred stock into 5,087,935 shares of common stock (assuming an initial public offering price of $9.00 per share) to occur upon the closing of the Company's proposed initial public offering.

  (b) Interim Financial Statements

     The accompanying consolidated balance sheet as of June 30, 1997, the consolidated statements of operations, cash flows for the six months ended June 30, 1996 and 1997 and for the period from inception (May 1, 1992) to June 30, 1997 and the consolidated statement of changes in stockholder equity (deficit) for the period ended June 30, 1997 are unaudited, but, in the opinion of management, have been prepared on a basis substantially consistent with the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results of the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

  (c) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

  (d) Cash Equivalents and Marketable Securities


     Cash equivalents are highly liquid investments with original maturities of less than three months. Marketable securities consist of U.S. government agency securities with original maturities of greater than three months. The Company accounts for cash equivalents and marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company has classified its investments as held-to-maturity. These investments that the Company has the positive intent and ability to hold to maturity, which consist of cash equivalents and marketable securities, are reported at amortized cost, which approximates fair market value. As of June 30, 1997, there were no material

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


unrealized gains or losses on any investments. All investments mature within one year and the average maturity of the Company's marketable securities was approximately 6.3 months at June 30, 1997.


  (e) Depreciation and Amortization

     The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives as follows:

                                                                       ESTIMATED
                             ASSET CLASSIFICATION                    USEFUL LIVES
            -------------------------------------------------------  -------------
            Laboratory furniture, fixtures and equipment...........    4-5 Years
            Leasehold improvements.................................  Life of lease
            Office furniture, fixtures and equipment...............    4-5 Years

  (f) Revenue Recognition


     Substantially all of the Company's revenues are derived from corporate collaborative research arrangements and government grants. Corporate collaboration revenues and government grants, which are not subject to achieving development milestones, are recognized on a straight-line basis over the period of the contract, which approximates when work is performed and costs are incurred. Revenues which are earned upon the achievement of development milestones are recognized when the milestones are achieved and payment is due. License fee revenue represents technology transfer fees received for rights to certain technology of the Company. License fees are recognized as revenue as earned. Deferred revenue represents payments received in advance of revenue recognition.


  (g) Research and Development

     All research and development costs are expensed as incurred. Research and development expenses in the accompanying consolidated statements of operations include funded and unfunded expenses.

  (h) Disclosure of Fair Value of Financial Instruments

     The Company's financial instruments consist mainly of cash and cash equivalents, marketable securities, accounts payable and redeemable convertible preferred stock. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these instruments.

  (i) Pro Forma Net Loss per Common Share

     Pro forma net loss per common share is based on the pro forma weighted average number of common and common equivalent shares outstanding during the period, assuming the automatic conversion of all outstanding shares of redeemable convertible preferred stock and convertible preferred stock into 5,087,935 shares of common stock to occur upon the consummation of the Company's proposed initial public offering. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12 months immediately prior to the date of the initial filing of the Company's registration statement have been included in the calculation of weighted average number of common shares outstanding for all periods presented using the treasury stock method and the proposed initial

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

public offering price of $9.00 per share. Historical net loss per share has not been presented as it is not meaningful.

(3) RESEARCH, LICENSE AND CONSULTING AGREEMENTS

     The Company has entered into various research, license and consulting agreements to support its research and development activities. These agreements generally expire over several years. Certain of such agreements contain provisions for future royalties to be paid on sales of products developed under the agreements. The Company also has commitments to fund research and development under arrangements discussed in Notes 7 and 14.

     Future minimum commitments under research, license and consulting agreements at December 31, 1996 are approximately as follows:

                1997..............................................  $457,000
                1998..............................................    70,000

(4) WARNER-LAMBERT AGREEMENTS

     The Company and Warner-Lambert Company (Warner) have entered into research, development and marketing agreements to share expertise in the discovery and development of compounds that inhibit the action of MCP-1 and IL-8 and to research and market applications thereof.


     The agreement for developing the MCP-1 technology was executed in September 1994 and amended in July 1995 (the MCP-1 Agreement). Under the MCP-1 Agreement, the Company and Warner are working to screen and select compounds for further development. In conjunction with the MCP-1 Agreement, Warner agreed to purchase preferred stock at a predetermined share price and to fund a portion of the Company's research expenses for the next three years. Warner purchased $3,000,000 of Series C convertible preferred stock in 1995 and $5,000,000 of Series E convertible preferred stock in 1996.


     The agreement for developing the IL-8 technology was executed in July 1995 (the IL-8 Agreement). Under the IL-8 Agreement, the Company and Warner are working to screen and select compounds for further development. In connection with the IL-8 Agreement, Warner paid the Company $250,000 for the grant of a license to the technology and made a $1 million equity investment in the Series G preferred stock in March 1997.

     The Company receives quarterly research funding under the MCP-1 and IL-8 Agreements. As of June 30, 1997, the Company had received $1,285,000 in research support under the MCP-1 and IL-8 Agreements. The MCP-1 and IL-8 Agreements also contain milestone payments payable to the Company beginning upon the designation of a product candidate for development. In addition, under the MCP-1 and IL-8 Agreements, Warner will pay royalties as a percentage of sales, as defined, for certain products developed under the agreements. Warner has waived its antidilution rights relating to the Series C, E and G preferred stock it holds in exchange for a credit against future royalties, if any become payable, under the MCP-1 and IL-8 Agreements and the Kyowa Hakko Kogyo Agreement discussed in
Note 6. Assuming an initial public offering price of $9.00 per share, the approximate amount of such credit is $2,050,000. The MCP-1 and IL-8 Agreements can be terminated by either party with six months' written notice or for cause, as defined.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(5) ROCHE BIOSCIENCE AGREEMENT

     In July 1996, the Company entered into an agreement with Roche Bioscience (Roche) for the development of a drug to block the binding of eotoxin. As part of this agreement, Roche will make payments to the Company in the form of licensing fees, research support and milestone payments and royalties on world-wide sales of products resulting from the collaboration. As of June 30, 1997, the Company had received $4,125,000, in licensing and research support payments from Roche. Roche will be responsible for preclinical and clinical development of products and will have worldwide exclusive rights to market products.

(6) KYOWA HAKKO KOGYO AGREEMENT

     In April 1997, the Company entered into a collaboration agreement with Kyowa Hakko Kogyo (Kyowa) to discover and develop small molecule antagonists and monoclonal antibody drugs to CXCR3 and CCR1. Kyowa will have exclusive rights to develop and market products resulting from this collaboration in Japan and Asia and has an option for rights in the rest of the world. The Company is entitled to research support and payments and milestones, as well as royalties based on net sales, as defined. As of June 30, 1997, the Company has received $3,000,000 of research funding of which the Company has deferred recognizing as revenue $2,250,000.

(7) ILEX AGREEMENT


     In May 1997, the Company and Ilex Oncology, Inc. (Ilex) entered into a joint venture whereby the parties formed a limited partnership to develop and commercialize LDP-03 for the treatment of chronic lymphocytic leukemia, pursuant to an agreement of limited partnership and a license agreement between the Company/Ilex partnership and the Company. The partners are required to make contributions each time the partnership requires working capital. The development and commercialization activities of the joint venture will be managed with equal control by each party. The Company and Ilex will generally share equally in profits from the sales of LDP-03 and in all future research, development, clinical and commercialization costs. The Company and Ilex estimate that research, development and clinical costs will be approximately $10.0 million over the next two years. The joint venture expires in 2017, but provides for either partner, after the earlier of a change in control (as defined therein) of the other partner or October 2, 2000, to purchase the other partner's ownership of the joint venture in the event of an unresolved deadlock. In addition, in the event that one party is unable or unwilling to fulfill its funding obligations to the joint venture, then in certain circumstances, the party that funds the joint venture shall gain control of the management of the joint venture, subject to certain catch-up rights of the other party.



     The Company accounts for its investment in the joint venture under the equity method of accounting. There was no significant activity in the joint venture for the period from inception of the joint venture (May 1997) through June 30, 1997. The Company had no investment in the joint venture at June 30, 1997.


(8) CAPITAL LEASE

     In 1993, the Company entered into a master lease agreement for the sale and leaseback or lease of up to $2,250,000 of laboratory and office equipment and leasehold improvements. At December 31, 1996, the Company had acquired approximately $2,130,000 of laboratory and office equipment and leasehold improvements under the lease agreement. The Company also has an obligation to purchase $750,000 of leasehold improvements at the expiration of the lease term for 15% of its original cost. The Company has issued warrants for the purchase of 210,000 shares of Series A redeemable convertible preferred stock at an exercise price of $1.00 per share to the lessors under the master lease agreement (see Note 11(b)).

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     In 1994, the Company entered into a second master equipment lease agreement for the lease of up to $750,000 of laboratory and office equipment. At December 31, 1996, the Company had acquired approximately $730,000 of equipment under the lease. The leased equipment reverts back to the lessor at the end of the lease term or the Company may purchase all of the equipment for fair market value, which will not be less than 10% or more than 20% of the cost of the equipment. On January 18, 1996, this agreement was amended to provide an additional $300,000 of lease availability. On March 14, 1997, the Company entered into another lease agreement for the lease of up to $1,200,000 of laboratory and office equipment of which $450,000 may be utilized for leasehold improvements. As of June 30, 1997, $1,168,000 is available under this lease commitment.

     Future minimum lease payments under these lease agreements at December 31, 1996 are as follows:

                                                                       AMOUNT
                                                                     ----------
               Year Ending December 31,
                 1997..............................................  $  911,796
                 1998..............................................     593,201
                 1999..............................................     182,368
                 2000..............................................      32,285
                                                                     ----------
                         Total.....................................   1,719,650
                 Less--Amount representing interest................     171,861
                                                                     ----------
                         Present value of future lease payments....   1,547,789
                 Less--Amounts due within one year.................     784,168
                                                                     ----------
                         Amounts due after one year................  $  763,621
                                                                     ==========

(9) CAPITAL STOCK

  (a) Stock Split and Amendment to Charter

     On June 23, 1997, the Company's Board of Directors approved a 1- for-4.10 reverse stock split of the Company's common stock and a change in the par value of the Company's common stock to $.01 per share to take place upon the effectiveness of the Company's proposed initial public offering. Accordingly, all share and per share amounts of common stock for all periods presented have been retroactively adjusted to reflect the reverse stock split and change in par value. Upon completion of the Company's initial public offering, the Company will be authorized to issue 25,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value.

  (b) Series A Common Stock

     On May 5, 1995, the Series A common stock automatically converted into 893,782 shares of common stock, which represented approximately 20% of the total number of shares of common stock then outstanding on a fully-diluted basis. The Company recognized a compensation charge of $89,339, which represents the fair market value, as determined by the Company's Board of Directors, of the additional shares issued on May 5, 1995.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) PREFERRED STOCK

  (a) Redeemable Convertible Preferred Stock

     As of June 30, 1997, the Company's Board of Directors authorized 21,667,199 shares of $.01 par value redeemable convertible preferred stock. As discussed in
Note 9(a), the Company's Board of Directors' approved an amendment to the Company's charter that changes the authorized capital stock to take place upon the effectiveness of the Company's proposed initial public offering.

     Redeemable convertible preferred stock activity since inception is as follows:

                                                 SERIES A                  SERIES B                 SERIES D          SERIES F
                                            NUMBER      CARRYING     NUMBER      CARRYING     NUMBER      CARRYING     NUMBER
                                          OF SHARES      VALUE      OF SHARES     VALUE      OF SHARES     VALUE      OF SHARES
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Issuance of Series A preferred stock,
net of issuance costs of $125,970.......   5,000,000   $4,874,030      --       $   --          --       $   --          --
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, December 31, 1993..............   5,000,000    4,874,030      --           --          --           --          --
Issuance of Series A preferred stock,
net of issuance costs of $18,769........   5,000,000    4,981,231      --           --          --           --          --
Issuance of Series B preferred stock,
net of issuance costs of $73,371........      --           --       1,666,667    1,926,629      --           --          --
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, December 31, 1994..............  10,000,000    9,855,261   1,666,667    1,926,629      --           --          --
Issuance of Series D preferred stock,
net of issuance costs of $49,093........      --           --          --           --       1,481,482    1,950,908      --
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, December 31, 1995..............  10,000,000    9,855,261   1,666,667    1,926,629   1,481,482    1,950,908      --
Issuance of Series F preferred stock,
net of issuance costs of $34,838........      --           --          --           --          --           --       1,638,335
Issuance of Series G preferred stock,
net of issuance costs of $90,000........      --           --          --           --          --           --          --
Value ascribed to guaranteed rate of
return on redeemable convertible
preferred stock.........................      --           --          --           --          --           --          --
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, December 31, 1996..............  10,000,000    9,855,261   1,666,667    1,926,629   1,481,482    1,950,908   1,638,335
Issuance of Series G preferred stock,
net of issuance costs of $40,000........      --           --          --           --          --           --          --
Accretion of redeemable convertible
preferred stock dividend................      --           --          --           --          --           --          --
                                          ----------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, June 30, 1997..................  10,000,000   $9,855,261   1,666,667   $1,926,629   1,481,482   $1,950,908   1,638,335
                                          ==========   ==========   =========   ==========   =========   ==========   =========

                                                              SERIES G
                                           CARRYING     NUMBER      CARRYING
                                            VALUE      OF SHARES     VALUE
                                          ----------   ---------   ----------
Issuance of Series A preferred stock,
net of issuance costs of $125,970.......  $   --          --       $   --
                                          ----------    -------    ----------
Balance, December 31, 1993..............      --          --           --
Issuance of Series A preferred stock,
net of issuance costs of $18,769........      --          --           --
Issuance of Series B preferred stock,
net of issuance costs of $73,371........      --          --           --
                                          ----------    -------    ----------
Balance, December 31, 1994..............      --          --           --
Issuance of Series D preferred stock,
net of issuance costs of $49,093........      --          --           --
                                          ----------    -------    ----------
Balance, December 31, 1995..............      --          --           --
Issuance of Series F preferred stock,
net of issuance costs of $34,838........   4,880,607      --           --
Issuance of Series G preferred stock,
net of issuance costs of $90,000........      --        857,143     2,910,000
Value ascribed to guaranteed rate of
return on redeemable convertible
preferred stock.........................      --          --         (610,000)
                                          ----------    -------    ----------
Balance, December 31, 1996..............   4,880,607    857,143     2,300,000
Issuance of Series G preferred stock,
net of issuance costs of $40,000........      --       1,102,719    3,819,506
Accretion of redeemable convertible
preferred stock dividend................      --          --          488,000
                                          ----------    -------    ----------
Balance, June 30, 1997..................  $4,880,607   1,959,862   $6,607,506
                                          ==========    =======    ==========

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The rights and preferences of the redeemable convertible preferred stock are as follows:

Voting

     Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is then convertible.

Dividends

     In certain events, including liquidation, dissolution or winding up of the Company, the holders of Series A, Series B, Series D, Series F, and Series G redeemable convertible preferred stock are entitled to $1.00, $1.20, $1.35, $3.00, and $3.50 per share, respectively, plus 10% per annum per share, plus any declared but unpaid dividends before any distribution may be made to other stockholders. If the assets of the Company are insufficient to permit payment in full to the holders of preferred stock, the assets of the Company which are available for distribution shall be distributed in proportion to the full preferential amount to which each such holder is entitled. Series A, Series B, Series D, Series F, and Series G stockholders also are entitled to share ratably in amounts available for distribution to Series C and Series E convertible preferred and common stockholders subject to certain defined maximum amounts.

Conversion

     Conversion is at the option of the holder and is mandatory upon an initial public offering. Each share of preferred stock is convertible into .24390 share of common stock at any time, subject to certain antidilutive adjustments. The number of shares of common stock into which certain outstanding shares of Series G would be converted into shall be the greater of (i) the Series G minimum conversion shares and (ii) .24390. The Series G minimum conversion shares is obtained by dividing the Series G original purchase price by the special applicable conversion price. The special applicable conversion price shall mean that if the closing of a designated public offering, as defined, occurs at any time on or prior to the first anniversary of the original issuance date, an amount equal to the designated offering price less a twenty-five percent (25%) discount from such designated public offering price. The discount percentage increases over time.


     The Company also has a separate agreement with certain Series G shareholders whereby their shares will be converted into common stock based on a specific return on their original investment, as defined. The Company has recorded the value attributed to the guaranteed rate of return (based on an original investment of $3,000,000, an annual rate of return of 33% and an estimated period of approximately 7.5 months before conversion into common stock) as additional paid in capital and will be accreting it as a preferred stock dividend over the estimated period that the stock is outstanding. The Company has recorded $488,000 of such accretion through June 30, 1997.


Redemption

     At the request of the holders of a majority of each series, the Company shall redeem up to 25% of the preferred stock commencing on January 1, 1998, September 1, 1999, September 12, 2000, February 29, 2001 and December 20, 2001 for Series A, Series B, Series D, Series F and Series G, respectively. Each year thereafter, upon the anniversary of the respective series' redemption date, up to 25% of the remaining preferred stock may be redeemed, subject to certain limitations. The redemption price per share for the Series A, Series B, Series D, Series F and Series G shall be $1.00, $1.20, $1.35, $3.00 and $3.50, respectively, plus all declared but unpaid dividends thereon.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Right of First Refusal

     The Company's Series A, B, D, F and G preferred stockholders have a right of first refusal to purchase any new securities offered by the Company. In each case, this right of first refusal terminates upon the closing of an initial public offering of the Company's common stock.

Warrants

     In connection with the issuance of the Company's Series G redeemable convertible preferred stock, the Company granted warrants to purchase up to 7,317 shares of common stock. The total warrants issued and the exercise price will be determined once the Company completes a designated public offering, as defined, after December 20, 2000. The warrants shall become exercisable only if the Company's initial public offering occurs after the fourth anniversary of the first closing (December 20, 1996). If the Company's initial public offering occurs on or prior to the fourth anniversary, the warrants shall become null and void. The warrants are exercisable beginning on the later of (i) the date of the first public offering, as defined, after December 20, 2000, or (ii) the date of closing in connection with, or expiration of, the underwriters' overallotment option in connection with the public offering. The warrants expire on the earlier of (i) the date of closing of the first designated public offering, as defined, provided the closing occurs on or prior to December 20, 2000, or (ii) December 20, 2003.

  (b) Convertible Preferred Stock

     The Company's convertible preferred stock consists of the following:

     In November 1994, the Company sold 1,000,000 shares of Series C convertible preferred stock, which resulted in proceeds of $3,000,000.

     In January 1996, the Company issued 625,000 shares of Series E convertible preferred stock, which resulted in proceeds of $2,500,000.

     In April 1996, the Company sold 625,000 shares of Series E convertible preferred stock, which resulted in proceeds of $2,500,000.

     The rights and preferences of the Company's Series C and Series E convertible preferred stock are as follows:

Voting

     The Company's Series C and E preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is then convertible.

Dividends

     The Company's Series C and E preferred stockholders are entitled to receive dividends when and as declared by the Board of Directors.

Liquidation Rights

     In certain events, including liquidation, dissolution or winding up of the Company, the Company's Series C and Series E preferred stockholders are entitled to $3.00 and $4.00 per share, respectively, plus any declared but unpaid dividends before any distribution may be made to common stockholders. The

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Company's Series A, Series B, Series D and Series F redeemable convertible preferred stockholders also share ratably in amounts available for distribution to Series C and Series E convertible preferred and common stockholders subject to certain defined maximums.

Conversion

     Each share of the Company's Series C and E preferred stock is convertible into .24390 share of common stock at any time, subject to certain antidilutive adjustments. As discussed in Note 4, the Series C and E stockholders have waived their antidilution rights in exchange for a credit against future royalties that may become payable to the Company.

(11) STOCK OPTIONS AND WARRANTS

  (a) Stock Options

     The Company has adopted the 1993 Stock Option Plan (the "Plan") under which it may grant both incentive stock options and nonstatutory stock options. The Plan provides for the granting of options to purchase up to 1,500,000 shares of common stock. As of June 30, 1997, 453,602 shares are available for future grant under the Plan.

     During 1993, the Company granted a stock option to purchase 135,000 shares of Series A redeemable convertible preferred stock at $1.00 per share pursuant to a stock restriction agreement with a consultant. Upon conversion of the Series A redeemable convertible preferred stock into common stock as discussed in Note 2(a), the option holder will be entitled to purchase 32,927 shares of common stock at an exercise price of $4.10 per share. This option expires on the earlier of November 2, 2003 or five years from the effective date of the Company's initial public offering.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The Company had the following common stock option activity from inception (May 1, 1992) through June 30, 1997:

                                                                  OPTION
                                                  NUMBER OF        PRICE        WEIGHTED AVERAGE
                                                   SHARES        PER SHARE       EXERCISE PRICE
                                                  ---------     -----------     ----------------
    Balance, December 31, 1992..................        --      $      --            $   --
      Granted...................................   256,707        .04- .62              .45
                                                   -------        ---------          ------
    Balance, December 31, 1993..................   256,707        .04- .62              .45
      Granted...................................   176,917        .04- .94              .90
      Exercised.................................    (9,451)       .04- .62              .16
      Canceled..................................    (3,659)       .04- .72              .21
                                                   -------        ---------          ------
    Balance, December 31, 1994..................   420,514        .04- .94              .66
      Granted...................................    74,756       1.00- 1.19            1.07
      Exercised.................................   (15,915)       .04- .94              .16
      Canceled..................................   (10,579)       .04- 1.00             .25
                                                   -------        ---------          ------
    Balance, December 31, 1995..................   468,776        .04- 1.19             .74
      Granted...................................   324,356       1.19- 6.15            5.37
      Exercised.................................   (45,491)       .04- 1.19             .70
      Canceled..................................   (15,212)       .82- 5.13            2.30
                                                   -------        ---------          ------
    Balance, December 31, 1996..................   732,429        .04- 6.15            2.75
      Granted...................................   284,170       6.15- 7.18            6.81
      Exercised.................................    (8,651)       .04- 5.13            1.72
      Canceled..................................   (41,057)       .70- 7.18            3.20
                                                   -------        ---------          ------
    Balance, June 30, 1997......................   966,891      $ .04- 7.18          $ 3.89
                                                   =======        =========          ======
    Exercisable June 30, 1997...................   228,465      $ .04- 7.18          $  .70
                                                   =======        =========          ======

     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1995 and 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used for the years ended December 31, 1995 and 1996 are as follows:

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                   1995          1996
                                                                -----------   -----------
    Risk free interest rate...................................  5.63%-7.79%   5.54%-6.83%
    Expected dividend yield...................................      0%            0%
    Expected life.............................................    7 Years       7 Years
    Expected volatility.......................................      35%           35%

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The total value of the options granted during the years ended 1995 and 1996 was computed as approximately $40,000 and $867,000, respectively. Of these amounts approximately $4,000 and $99,000 would be charged to operations for the years ended December 31, 1995 and 1996, respectively. The remaining amount would be amortized over the related vesting periods. The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as pro forma compensation expense may vary based upon the number of options granted.

     The pro forma net loss and pro forma net loss per common share presented below have been computed assuming no tax benefit. The effect of a tax benefit has not been considered since a substantial portion of the stock options granted are incentive stock options and the Company does not anticipate a future deduction associated with the exercise of these stock options. The pro forma effect of SFAS No. 123 for the years ended December 31, 1995 and 1996 is as follows:

                                                           DECEMBER 31,
                                    -----------------------------------------------------------
                                               1995                            1996
                                    ---------------------------     ---------------------------
                                    AS REPORTED      PRO FORMA      AS REPORTED      PRO FORMA
                                    -----------     -----------     -----------     -----------
    Net loss......................  $(7,476,753)    $(7,480,575)    $(6,021,690)    $(6,121,057)
                                    ===========     ===========     ===========     ===========
    Pro forma net loss per common
      share.......................                                  $     (1.04)    $     (1.06)
                                                                    ===========     ===========

  (b) Warrants

     In conjunction with the Company's master lease agreement (see Note 8), the Company issued warrants for the purchase of 210,000 shares of Series A redeemable convertible preferred stock at an exercise price of $1.00 per share. Upon conversion of the Series A redeemable convertible preferred stock into common stock as discussed in Note 2(a), the warrantholder will be entitled to purchase 51,220 shares of common stock at an exercise price of $4.10 per share. The warrants are fully exercisable and expire on December 13, 2003 or five years from the effective date of an initial public offering of stock by the Company, whichever occurs first. The value assigned to the warrants, $90,500, is being accounted for as debt discount and is being amortized over the lease period.

(12) OPERATING LEASE

     In December 1994, the Company entered into an operating lease for its office and research facilities. The lease expires in December 1999 with an option to renew for two additional five-year terms. The Company has received certain rent concessions during the initial term of the lease. Rent expense is being recognized ratably over the term of the lease. Deferred rent included in the accompanying consolidated balance sheet represents the difference between cash paid to date and rent expense recognized to date. Rent expense for 1994, 1995 and 1996 amounted to approximately $329,000, $503,000 and $459,000, respectively. Rent expense for the six months ended June 30, 1996 and 1997 amounted to approximately $222,000 and $236,000, respectively.

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Future minimum rental payments at December 31, 1996 are as follows:

                                                                         AMOUNT
                                                                       ----------
            Year Ending December 31,
              1997.................................................    $  592,000
              1998.................................................       804,000
              1999.................................................       717,000
                                                                       ----------
                                                                       $2,113,000
                                                                       ==========

(13) INCOME TAXES

     The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes, whereby a deferred tax asset or liability is measured by the enacted tax rates that would be in effect when any differences between the financial statement and tax bases of assets or liabilities reverse. The Company has elected to defer certain research and development costs as defined in the Internal Revenue Code. As of December 31, 1996, the Company has available deferred research and development costs of approximately $15,669,000, net operating loss carryforwards of approximately $2,433,000 and research and development credit carryforwards of approximately $500,000 to reduce future federal income taxes, if any. The net operating loss and credit carryforwards expire beginning in the year 2007 and are subject to review and possible adjustment by the Internal Revenue Service. Due to the uncertainty related to the realization of future tax return benefits of the deferred tax assets, a full valuation allowance has been provided.

                                                             1995           1996
                                                          ----------     ----------
            Operating loss carryforwards................  $   94,000     $  973,000
            Tax credit carryforwards....................     357,000        500,000
            Start-up costs..............................     491,000        465,000
            Development costs...........................   5,068,000      6,492,000
            Nondeductible accruals......................      70,000        191,000
            Depreciation................................     273,000         94,000
                                                          ----------     ----------
                                                           6,353,000      8,715,000
            Less--Valuation allowance...................   6,353,000      8,715,000
                                                          ----------     ----------
                                                          $       --     $       --
                                                          ==========     ==========

     The United States Tax Reform Act of 1986 contains provisions that may limit the Company's net operating loss and credit carryforwards available to be used in any given year in the event of significant changes in the ownership interests of significant stockholders. The Company has completed numerous financings since its inception and has incurred ownership changes, as defined in the Tax Reform Act of 1986. The Company believes that the ownership changes will not significantly impact its ability to utilize its net operating loss and tax credit carryforwards.

(14) LEUKOSITE (U.K.) LIMITED

     In 1994, the Company formed a wholly owned subsidiary, LeukoSite U.K. Limited ("LeukoSite UK"). LeukoSite UK was incorporated for the purpose of entering into a research agreement to fund research activity in the United Kingdom. An agreement has been established whereby LeukoSite UK will contribute $3,000,000 towards funding the construction, equipping and the operations of a

                                LEUKOSITE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

research center in the UK. The Company has paid and charged to operations $1,750,000 of such commitment as of June 30, 1997, and the balance will be paid in six-month intervals of $250,000 each. It is expected that the Company will fund most of the cash requirements of LeukoSite UK.

(15) ACCRUED EXPENSES

     Accrued expenses in the accompanying consolidated balance sheets consist of the following:

                                                       DECEMBER 31,            JUNE 30,
                                                    1995          1996           1997
                                                  --------     ----------     ----------
        Payroll and payroll related.............  $274,898     $  338,441     $  262,905
        Consulting and contract research........   153,631        314,595        428,101
        Legal fees..............................    17,903         62,832        303,852
        Other...................................   201,049        328,212        914,033
                                                  --------     ----------     ----------
                                                  $647,481     $1,044,080     $1,908,891
                                                  ========     ==========     ==========

(16) NEW ACCOUNTING STANDARD

     In March, 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. SFAS No. 128 is required for fiscal years ending after December 15, 1997 and early adoption is not permitted. The adoption of SFAS No. 128 is not expected to have a material effect on the Company's net loss per share.

============================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    5
Use of Proceeds............................   17
Dividend Policy............................   17
Capitalization.............................   18
Dilution...................................   19
Selected Consolidated Financial Data.......   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   21
Business...................................   24
Management.................................   46
Certain Transactions.......................   54
Principal Stockholders.....................   56
Description of Capital Stock...............   58
Shares Eligible for Future Sale............   61
Underwriting...............................   63
Legal Matters..............................   64
Experts....................................   64
Additional Information.....................   65
Index to Financial Statements..............  F-1

                               ------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================================

============================================================

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------

                               HAMBRECHT & QUIST

                                 UBS SECURITIES
                                           , 1997

============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions, are estimated as follows:

    SEC Registration Fee....................................................    $  8,713
    NASD Fees...............................................................       3,375
    Nasdaq National Market Listing Fees.....................................      43,000
    Printing and Engraving Expenses.........................................      75,000
    Legal Fees and Expenses.................................................     275,000
    Accountants' Fees and Expenses..........................................      75,000
    Expenses of Qualification Under State
         Securities Laws, Including Attorneys' Fees.........................      10,000
    Transfer Agent and Registrar's Fees.....................................      10,000
    Miscellaneous Costs.....................................................      99,912
                                                                                --------
         Total..............................................................    $600,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

     Section   of the Underwriting Agreement between the Registrant and the
Underwriters, a copy
of which is filed herein as Exhibit 1.1, will provide for indemnification by the Registrant of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933. The Underwriting Agreement also provides that the Underwriters shall similarly indemnify the Registrant, its directors, officers and controlling persons, as set forth therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Described below is information regarding all unregistered securities of the Company sold by the Company within the past three years. The share and per share amounts set forth below have been adjusted to reflect the Company's one-for-4.1 reverse Common Stock split to occur prior to the consummation of this offering.

     From its incorporation (May 1992) to June 1997, the Company has entered into stock option agreements with certain employees, officers and consultants to the Company pursuant to the Company's Amended and Restated 1993 Stock Option Plan, as amended, covering approximately 1,046,619 shares of its Common Stock, of which 79,508 shares of Common Stock have been issued by the Company upon exercise of such stock options. The purchase price under the options is $0.041 to $7.175 based on the fair market value of the Common Stock on the date of grant. These grants and sales were made in reliance upon Rule 701 promulgated under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals and upon Section 4(2) of the Securities Act as transactions not involving any public offering.

     In June 1994, the Company issued and sold an aggregate of 5,000,000 shares of Series A Convertible Preferred Stock (convertible into 1,219,512 shares of Common Stock) at a purchase price of $1.00 per share ($4.10 per share on an as-converted basis) to HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., I.S. Partners, L.P. and Everest Trust. The issuance and sales of such shares of Series A Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In September 1994, the Company issued and sold an aggregate of 1,666,667 shares of Series B Convertible Preferred Stock (convertible into 406,504 shares of Common Stock) at a purchase price of $1.20 per share ($4.92 per share on an as-converted basis) to Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Science Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Venture Managers Limited as investment manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme, I.S. Partners, L.P. and Everest Trust. The issuance and sales of such shares of Series B Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In November 1994, the Company issued and sold 1,000,000 shares of Series C Convertible Preferred Stock (convertible into 243,902 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as-converted basis) to Warner-Lambert Company. The issuance and sale of such shares of Series C Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

     In September 1995, the Company issued and sold an aggregate of 1,481,482 shares of Series D Convertible Preferred Stock (convertible into 361,337 shares of Common Stock) at a purchase price of $1.35 per share ($5.54 per share on an as-converted basis) to HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Science Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Venture Managers Limited as investment manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme, I.S. Partners, L.P., Everest Trust, Hudson Trust and Francis H. Spiegel, Jr. The issuance and sales of such shares of Series D Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In January 1996, the Company issued and sold 625,000 shares of Series E Convertible Preferred Stock (convertible into 152,439 shares of Common Stock) at a purchase price of $4.00 per share ($16.40 per share on an as-converted basis) to Warner-Lambert Company. The issuance and sale of such shares of Series E Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

     In February 1996, the Company issued and sold an aggregate of 910,188 shares of Series F Convertible Preferred Stock (convertible into 221,997 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as-converted basis) to HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., I.S. Partners, L.P., Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Science Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Venture Managers Limited as investment manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme, I.S. Partners, L.P., Everest Trust, Hudson Trust, Francis H. Spiegel, Jr., Christopher T. Walsh and Lombard Odier & Cie. The issuance and sales of such shares of Series F Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In April 1996, the Company issued and sold 625,000 shares of Series E Convertible Preferred Stock (convertible into 152,439 shares of Common Stock) at a purchase price of $4.00 per share ($16.40 per share on an as-converted basis) to Warner-Lambert Company. The issuance and sale of such shares of Series E Convertible Preferred Stock were made in reliance upon Section 4(2) of the Securities Act.

     In June 1996, the Company issued and sold an aggregate of 728,147 shares of Series F Convertible Preferred Stock (convertible into 194,608 shares of Common Stock) at a purchase price of $3.00 per share ($12.30 per share on an as-converted basis) to HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., I.S. Partners, L.P., Schroder Ventures International Life Science Fund L.P. 1, Schroder Ventures International Life Science Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Venture Managers Limited as investment manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme, I.S. Partners, L.P., Everest Trust, Hudson Trust, Christopher T. Walsh and Lombard Odier & Cie. The issuance and sales of such shares of Series F Convertible Preferred Stock were made in reliance upon Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In December 1996, the Company sold 857,143 shares of Series G Convertible Preferred Stock (convertible into 401,142 shares of Common Stock) at a purchase price of $3.50 ($7.47 on an as-converted basis) to Roche Finance Ltd. If the initial public offering price varies within the estimated range, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is subject to adjustment from a maximum of 451,284 shares of Common Stock (in the event that the initial public offering price is $8.00 per share) to a minimum of 361,027 shares of Common Stock (in the event that the initial public offering price is $10.00 per share). The pricing of this offering outside the estimated range will further effect the number of shares of Common Stock into which the Preferred Stock is convertible. The issuance and sales of such shares of Series G Convertible Preferred Stock were made in reliance on Reg. Rule 506 of Regulation D promulgated under the Securities Act and Section 4(2) of the Securities Act.

     In March through June 1997, the Company sold an aggregate of 1,102,719 shares of Series G Convertible Preferred Stock (convertible into 493,319 shares of Common Stock) at a purchase price of $3.50 ($6.75 on an as-converted basis) to a group of new and existing investors, including Schroder Ventures International Life Sciences Fund L.P. 1, Schroder Ventures International Life Sciences Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroders Incorporated, Schroder Ventures Managers Limited, as Investment Manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme, S.R. One, Ltd., New Day Investment Partnership, L.P., WPG Life Sciences Fund, L.P., WPG Institutional Life Sciences, L.P., Warner-Lambert Company, James Cramer, Dr. Barbara Schildkrout, The Springer Family Trust and Daniel Kisner. If the initial public offering price varies within the estimated range, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock is subject to adjustment from a maximum of 546,273 shares of Common Stock (in the event that the initial public offering price is $8.00 per share) to a minimum of 450,956 shares of Common Stock (in the event that the initial public offering price is $10.00 per share). The pricing of this offering outside the estimated range will further effect the number of shares of Common Stock into which the Preferred Stock is convertible. The issuance and sales of such shares of Series G Convertible Preferred Stock were made in reliance on Reg. Rule 506 of Regulation D promulgated under the Securities Act and Section 4(e) of the Securities Act.

     No Underwriters were engaged in connection of any of foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBITS
---------
  **1.1    Proposed Form of Underwriting Agreement.
   *3.1    Restated Certificate of Incorporation of the Registrant.

EXHIBITS
---------
   *3.2    Form of Certificate of Amendment to the Restated Certificate of Incorporation of
           the Registrant (to be filed with the State of Delaware prior to the effectiveness of the Registration Statement).
   *3.3    Form of Restated Certificate of Incorporation of the Registrant (to be filed with the State of Delaware upon the closing of the Offering).
   *3.4    Amended and Restated By-Laws of the Registrant, as amended to date.
    4.1    Specimen certificate for shares of Common Stock.
   *4.2    Description of Capital Stock (contained in the Restated Certificate of
           Incorporation of the Registrant, filed as Exhibit 3.3).
  **5      Opinion of Bingham, Dana & Gould LLP, with respect to the legality of the shares being registered.
 +*10.1    Consulting Agreement, dated January 22, 1993, between the Registrant and Timothy
           Springer.
 +*10.2    License Agreement, dated June 15, 1993, between the Registrant and the Center for
           Blood Research, Inc.
 +*10.3    License Agreement, dated as of January 2, 1995, between the Registrant and Stanford
           University.
 +*10.4    (a) The Research, Development and Marketing Agreement, dated September 30, 1994, between the Registrant and Warner-Lambert Company, as amended by First Amendment to the Research, Development and Marketing Agreement, dated as of July 1, 1995.
           (b) The Research, Development and Marketing Agreement, dated July 1, 1995, between the Registrant and Warner-Lambert Company.
 +*10.5    License Agreement, dated March 15, 1995, between the Registrant and Lynxvale Ltd.
 +*10.6    Service Agreement, dated as of March 9, 1995, between the Registrant and MRC
           Collaborative Centre.
 +*10.7    License Agreement, dated March 25, 1996, between the Registrant and Children's
           Medical Center Corporation.
 +*10.8    (a) License Agreement, dated January 31, 1996, between the Registrant and The
           Imperial College of Science, Technology & Medicine, Imperial Exploitation Limited.
           (b) Research Agreement, dated March 14, 1996, between the Registrant and The
           Imperial College of Science, Technology & Medicine, Imperial Exploitation Limited.
 +*10.9    Research Collaboration and License Agreement, dated July 12, 1996, between the
           Registrant and Roche Bioscience.
 +*10.10   Agreement for the construction and operation of a Therapeutic Antibody Centre within the University of Oxford, dated October 6, 1994, among the University of
           Oxford, The Medical Research Council, the Registrant and LeukoSite Limited.
 +*10.11   License Agreement between the Registrant and British Technology Group Limited.
 +*10.12   Letter Agreement, dated September 30, 1996, between the Registrant and The Wellcome
           Foundation Limited.
 +*10.13   Material Release Agreement, dated September 30, 1996, between the Registrant and
           The Wellcome Foundation Limited.
 +*10.14   Letter Agreement, dated October 7, 1996, between the Registrant and Warner-
           Lambert/Parke-Davis.
 +*10.15   Research Collaboration and License Agreement, dated April 24, 1997, between the
           Registrant and Kyowa Hakko Kogyo Co. Ltd.
 +*10.16   Agreement, dated September 25, 1996, between the Registrant and Oxford Asymmetry
           Limited.
 +*10.17   (a) Agreement of Limited Partnership of L&I Partners, L.P.
           (b) License Agreement, dated May 2, 1997, between L&I Partners, L.P. and the
               Registrant.
  *10.18   Lease agreement for portion of 215 First Street, Cambridge, MA, dated June 8, 1994, between the Registrant and Robert A. Jones and K. George Najarian, as Trustees for
           Athenaeum Realty Nominee Trust.
  *10.19   Master Lease Agreement, dated December 13, 1993, between the Registrant and
           Comdisco, Inc.

EXHIBITS
---------
  *10.20   (a) Warrant, dated December 13, 1993, between the Registrant and Comdisco, Inc.
           (b) Warrant, dated December 13, 1993, between the Registrant and Comdisco, Inc.
  *10.21   Master Equipment Lease, dated as of October 3, 1994, between the Registrant and
           Phoenix Leasing Incorporated.
  *10.22   Senior Loan and Security Agreement, dated March 14, 1997, between the Registrant and Phoenix Leasing Incorporated.
  *10.23   Amended and Restated 1993 Stock Option Plan.
  *10.24   1997 Employee Stock Purchase Plan.
  *10.25   (a) Series C Convertible Preferred Stock Purchase Agreement, dated as of November
           8, 1994, between the Registrant and Warner-Lambert Company.
           (b) Series E Convertible Preferred Stock Purchase Agreement, dated as of January 3,
           1996, between the Registrant and Warner-Lambert Company.
           (c) Amendment, Modification and Conversion Agreement, dated June 26, 1997, between the Registrant and Warner-Lambert Company.
  *10.26   Second Amended and Restated Stockholders' Agreement, dated December 20, 1996, by and among the Registrant and parties signatory thereto, as amended.
  *10.27   Deed of Assumption, dated June 16, 1997, among the University of Oxford, the
           Medical Research Council, LeukoSite, Inc. and LeukoSite (U.K.) Limited.
  *10.28   Letter Agreement, dated June 26, 1997, between the Registrant and HealthCare
           Ventures III, L.P. and HealthCare Ventures IV, L.P.
  *11.1    Computation of Income Per Share.
  *21.1    Subsidiary of the Registrant.
 **23.1    Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).
   23.2    Consent of Arthur Andersen LLP.
   23.3    Consent of Hamilton, Brook, Smith & Reynolds, P.C.
  *24.1    Power of Attorney.
  *27.1    Financial Data Schedule.


------------------------------
 * Previously filed.
** To be filed by amendment.

+ Confidential Treatment requested as to certain portions.

     (b) Financial Statement Schedules:

     All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 4th day of August, 1997.


                                          LEUKOSITE, INC.

                                          By: /s/ CHRISTOPHER K. MIRABELLI
                                            ------------------------------------
                                            Christopher K. Mirabelli
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on


August 4, 1997.



               SIGNATURE                                  TITLE
----------------------------------------   ------------------------------------
      /s/ CHRISTOPHER K. MIRABELLI         Chairman of the Board of Directors,
----------------------------------------     President and
        Christopher K. Mirabelli             Chief Executive Officer
                                             (Principal Executive Officer)
          /s/ AUGUSTINE LAWLOR             Vice President, Corporate
----------------------------------------     Development and Chief
            Augustine Lawlor                 Financial Officer (Principal
                                             Financial and Accounting
                                             Officer)
                   *                       Director
----------------------------------------
           Catherine Bingham
                   *                       Director
----------------------------------------
          John W. Littlechild
                   *                       Director
----------------------------------------
             Martin Peretz
                   *                       Director
----------------------------------------
             Mark Skaletsky
                   *                       Director
----------------------------------------
        Dr. Christopher T. Walsh


*By:
 /s/ CHRISTOPHER K. MIRABELLI
---------------------------------
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS
---------
  **1.1    Proposed Form of Underwriting Agreement.
   *3.1    Restated Certificate of Incorporation of the Registrant.
   *3.2    Form of Certificate of Amendment to the Restated Certificate of Incorporation of
           the Registrant (to be filed with the State of Delaware prior to the effectiveness of the Registration Statement).
   *3.3    Form of Restated Certificate of Incorporation of the Registrant (to be filed with the State of Delaware upon the closing of the Offering).
   *3.4    Amended and Restated By-Laws of the Registrant, as amended to date.
    4.1    Specimen certificate for shares of Common Stock.
   *4.2    Description of Capital Stock (contained in the Restated Certificate of
           Incorporation of the Registrant, filed as Exhibit 3.3).
  **5      Opinion of Bingham, Dana & Gould LLP, with respect to the legality of the shares being registered.
 +*10.1    Consulting Agreement, dated January 22, 1993, between the Registrant and Timothy
           Springer.
 +*10.2    License Agreement, dated June 15, 1993, between the Registrant and the Center for
           Blood Research, Inc.
 +*10.3    License Agreement, dated as of January 2, 1995, between the Registrant and Stanford
           University.
 +*10.4    (a) The Research, Development and Marketing Agreement, dated September 30, 1994, between the Registrant and Warner-Lambert Company, as amended by First Amendment to the Research, Development and Marketing Agreement, dated as of July 1, 1995.
           (b) The Research, Development and Marketing Agreement, dated July 1, 1995, between the Registrant and Warner-Lambert Company.
 +*10.5    License Agreement, dated March 15, 1995, between the Registrant and Lynxvale Ltd.
 +*10.6    Service Agreement, dated as of March 9, 1995, between the Registrant and MRC
           Collaborative Centre.
 +*10.7    License Agreement, dated March 25, 1996, between the Registrant and Children's
           Medical Center Corporation.
 +*10.8    (a) License Agreement, dated January 31, 1996, between the Registrant and The
           Imperial College of Science, Technology & Medicine, Imperial Exploitation Limited.
           (b) Research Agreement, dated March 14, 1996, between the Registrant and The
           Imperial College of Science, Technology & Medicine, Imperial Exploitation Limited.
 +*10.9    Research Collaboration and License Agreement, dated July 12, 1996, between the
           Registrant and Roche Bioscience.
 +*10.10   Agreement for the construction and operation of a Therapeutic Antibody Centre within the University of Oxford, dated October 6, 1994, among the University of
           Oxford, The Medical Research Council, the Registrant and LeukoSite Limited.
 +*10.11   License Agreement between the Registrant and British Technology Group Limited.
 +*10.12   Letter Agreement, dated September 30, 1996, between the Registrant and The Wellcome
           Foundation Limited.
 +*10.13   Material Release Agreement, dated September 30, 1996, between the Registrant and
           The Wellcome Foundation Limited.
 +*10.14   Letter Agreement, dated October 7, 1996, between the Registrant and Warner-
           Lambert/Parke-Davis.
 +*10.15   Research Collaboration and License Agreement, dated April 24, 1997, between the
           Registrant and Kyowa Hakko Kogyo Co. Ltd.
 +*10.16   Agreement, dated September 25, 1996, between the Registrant and Oxford Asymmetry
           Limited.
 +*10.17   (a) Agreement of Limited Partnership of L&I Partners, L.P.
           (b) License Agreement, dated May 2, 1997, between L&I Partners, L.P. and the
               Registrant.

EXHIBITS
---------
  *10.18   Lease agreement for portion of 215 First Street, Cambridge, MA, dated June 8, 1994, between the Registrant and Robert A. Jones and K. George Najarian, as Trustees for
           Athenaeum Realty Nominee Trust.
  *10.19   Master Lease Agreement, dated December 13, 1993, between the Registrant and
           Comdisco, Inc.
  *10.20   (a) Warrant, dated December 13, 1993, between the Registrant and Comdisco, Inc.
           (b) Warrant, dated December 13, 1993, between the Registrant and Comdisco, Inc.
  *10.21   Master Equipment Lease, dated as of October 3, 1994, between the Registrant and
           Phoenix Leasing Incorporated.
  *10.22   Senior Loan and Security Agreement, dated March 14, 1997, between the Registrant and Phoenix Leasing Incorporated.
  *10.23   Amended and Restated 1993 Stock Option Plan.
  *10.24   1997 Employee Stock Purchase Plan.
  *10.25   (a) Series C Convertible Preferred Stock Purchase Agreement, dated as of November
           8, 1994, between the Registrant and Warner-Lambert Company.
           (b) Series E Convertible Preferred Stock Purchase Agreement, dated as of January 3,
           1996, between the Registrant and Warner-Lambert Company.
  *10.26   Second Amended and Restated Stockholders' Agreement, dated December 20, 1996, by and among the Registrant and parties signatory thereto, as amended.
  *10.27   Deed of Assumption, dated June 16, 1997, among the University of Oxford, the
           Medical Research Council, LeukoSite, Inc. and LeukoSite (U.K.) Limited.
  *10.28   Letter Agreement, dated June 26, 1997, between the Registrant and HealthCare
           Ventures III, L.P. and HealthCare Ventures IV, L.P.
  *11.1    Computation of Income Per Share.
  *21.1    Subsidiary of the Registrant.
 **23.1    Consent of Bingham, Dana & Gould LLP (included in Exhibit 5).
   23.2    Consent of Arthur Andersen LLP.
   23.3    Consent of Hamilton, Brook, Smith & Reynolds, P.C.
  *24.1    Power of Attorney.
  *27.1    Financial Data Schedule.


------------------------------
 * Previously filed.
** To be filed by amendment.

+ Confidential Treatment requested as to certain portions.